UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14 A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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VITAMIN SHOPPE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VITAMIN SHOPPE, INC.

300 Harmon Meadow Blvd.

Secaucus, New Jersey 07094

April 27, 2017

To our stockholders:

You are cordially invited to attend the 2017 Annual Meeting of Stockholders of Vitamin Shoppe, Inc., which will be held at our headquarters, 300 Harmon Meadow Blvd., Secaucus, NJ 07094, on Wednesday, June 7, 2017, beginning at 10:00 a.m., Eastern Daylight Time.

The formal notice of the annual meeting is provided in the enclosed proxy statement. At the annual meeting, stockholders will vote on the following:

(1)	Election of the ten (10) nominees named in the enclosed proxy statement to the board of directors;

(2)	Advisory and non-binding vote to approve named executive officer compensation;

(3)	Advisory and non-binding vote on frequency of vote regarding named executive officer compensation;

(4)	Amendment and Restatement of the 2009 Equity Incentive Plan and 162(m) performance goals;

(5)	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm; and

(6)	Transaction of such other business that may properly come before the 2017 Annual Meeting.

The enclosed proxy statement provides you with detailed information regarding the business to be considered at the 2017 Annual Meeting. Your vote is important. We urge you to please vote your shares now whether or not you plan to attend the 2017 Annual Meeting. You may revoke your proxy at any time before the proxy is voted by following the procedures described in the enclosed proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the 2017 Annual Meeting. The rules of the Securities and Exchange Commission allow us to furnish our proxy materials over the internet. We are sending stockholders a notice with instructions for accessing the materials and voting via the internet, rather than mailing a full paper set of the materials. The notice of availability contains instructions on how to access our proxy materials on the internet, as well as instructions on obtaining a paper copy of the proxy materials. All stockholders who do not receive such a notice of availability will receive a full set of paper proxy materials by U.S. mail. This process will reduce our costs to print and distribute our proxy materials.

Voting by the internet or telephone is fast and convenient, and your vote is immediately confirmed and tabulated. If you receive a paper copy of the proxy materials, you may also vote by completing, signing, dating and returning the accompanying proxy card in the enclosed return envelope furnished for that purpose. By using the internet or telephone, you help us reduce postage and proxy tabulation costs.

Sincerely,

John D. Bowlin

Chairman of the Board

VITAMIN SHOPPE, INC.

300 Harmon Meadow Blvd.

Secaucus, New Jersey 07094

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	10:00 a.m., Eastern Daylight Time on Wednesday, June 7, 2017

Place	Our headquarters, 300 Harmon Meadow Blvd., Secaucus, NJ 07094

Items of Business

•    Election of the ten (10) nominees to the Board of Directors.

•     Advisory and non-binding vote to approve the compensation to our named executive officers.

•     Advisory and non-binding vote on frequency of vote regarding named executive officer compensation.

•     Amendment and Restatement of the 2009 Equity Incentive Plan and 162(m) performance goals.

•     Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2017 fiscal year.

•     Transaction of such other business as may properly come before the 2017 Annual Meeting and any adjournment or postponement.

Record Date	You can vote if you were a stockholder of record at the close of business on Wednesday, April 12, 2017.

Internet Availability	We are using the internet as our primary means of furnishing our proxy materials to our stockholders. Rather than sending stockholders a paper copy of our proxy materials, we are sending them a notice with instructions for accessing the materials and voting via the internet. We believe this method of distribution makes the proxy distribution process more efficient and less costly and will limit our impact on the environment. This notice of the 2017 Annual Meeting, the proxy statement and our annual report to stockholders, which includes our Annual Report on Form 10-K, are available at www.envisionreports.com/VSI and www.vitaminshoppe.com in the investor relations section.

Proxy Voting	It is important that your shares be present or represented and voted at the 2017 Annual Meeting. You can vote your shares on the internet at www.envisionreports.com/VSI, by telephone by calling 1-800-652-8683, or by completing and returning your proxy card. Voting instructions are printed on your proxy card or included with your proxy materials. You can revoke a proxy before its exercise at the 2017 Annual Meeting by following the instructions in the accompanying proxy statement.

John D. Bowlin

Chairman of the Board

April 27, 2017

i

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive these Proxy Materials?

We are providing this notice of our annual meeting of stockholders, proxy statement, voting instructions and annual report to stockholders (the “Proxy Materials”) in connection with the solicitation by the board of directors (the “Board”) of Vitamin Shoppe, Inc. (“Vitamin Shoppe,” the “Company,” “we,” “us” or “our”), a Delaware corporation, of proxies to be voted at our 2017 annual meeting of stockholders and at any adjournment or postponement (the “2017 Annual Meeting”).

We anticipate that the notice of internet availability of Proxy Materials will first be sent to stockholders on or about April 27, 2017. The proxy statement and the form of proxy relating to the 2017 Annual Meeting are first being made available to stockholders on or about April 27, 2017.

You are invited to attend the 2017 Annual Meeting on June 7, 2017, beginning at 10:00 a.m., Eastern Daylight Time. The 2017 Annual Meeting will be held at our headquarters, 300 Harmon Meadow Blvd., Secaucus, NJ 07094. Stockholders will be admitted to the 2017 Annual Meeting beginning at 9:30 a.m., Eastern Daylight Time. Seating will be limited.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Computershare Shareowner Services, you are considered the “stockholder of record” with respect to those shares. If you are a stockholder of record, we are sending the Proxy Materials directly to you.

If your shares are held in a stock brokerage account or by a bank or other holder of record, those shares are held in “street name.” You are considered the “beneficial owner” of shares held in street name. The Proxy Materials have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the proxy or voting instructions included in the mailing or by following their instructions for voting by telephone or on the internet.

Why did I receive in the mail a Notice of Internet Availability of Proxy Materials?

Under rules adopted by the Securities and Exchange Commission (the “SEC”), we are providing access to our Proxy Materials over the internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to many of our stockholders. If you received a notice by mail, you will not receive a printed copy of the Proxy Materials unless you request one. The notice tells you how to access and review the Proxy Materials over the internet at www.envisionreports.com/VSI. The notice also tells you how to access your proxy card to vote on the internet. If you received a notice by mail and would like to receive a printed or email copy of the Proxy Materials, please follow the instructions included in the notice.

What should I bring with me to attend the 2017 Annual Meeting?

Stockholders must present a form of personal identification to be admitted to the 2017 Annual Meeting.

If your shares are held beneficially in the name of a broker, bank or other holder of record and you plan to attend the 2017 Annual Meeting, you must also present proof of your ownership of Vitamin Shoppe common stock, such as a brokerage or bank account statement, to be admitted to the 2017 Annual Meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the 2017 Annual Meeting.

Who is entitled to vote at the 2017 Annual Meeting?

Stockholders of record at the close of business on April 12, 2017, the record date for the 2017 Annual Meeting, are entitled to receive notice of and vote at the 2017 Annual Meeting. You are entitled to one vote on each matter presented at the 2017 Annual Meeting for each share of common stock you owned at that time. Stockholders have no right to cumulative voting as to any matter, including the election of directors. At the close of business on April 12, 2017, there were 23,846,048 shares of our common stock outstanding.

How do I vote?

You may vote using any of the following methods:

By Mail

If you received paper copies of the Proxy Materials, you may vote by completing, signing and dating your proxy card and returning it in the enclosed envelope.

By Internet

We encourage you to vote and submit your proxy over the internet at www.envisionreports.com/VSI.

By Telephone

You may vote by telephone by calling 1-800-652-8683.

In person at the 2017 Annual Meeting

All stockholders may vote in person at the 2017 Annual Meeting. You may also be represented by another person at the 2017 Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspector of election with your ballot to be able to vote at the 2017 Annual Meeting.

What can I do if I change my mind after I vote my shares?

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

•	written notice of revocation to our Corporate Secretary at Vitamin Shoppe, Inc., 300 Harmon Meadow Blvd., Secaucus, New Jersey 07094;

•	timely submission of a valid, later-dated proxy via mail, the internet or the telephone; or

•	voting by ballot at the 2017 Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record. You may also vote in person at the 2017 Annual Meeting if you obtain a legal proxy as described in the answer to the previous question.

Can I vote if my shares are held in “street name”?

If the shares you own are held in “street name” by a brokerage firm, your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. To vote your shares, you will need to follow the directions your brokerage firm provides you. Many brokers also offer the option of voting over the internet or by telephone, instructions for which would be provided by your brokerage firm on your voting instruction form.

Under the current rules of the New York Stock Exchange (“NYSE”), if you do not give instructions to your brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but it will not be allowed to vote your shares with respect to certain “non-discretionary” items. The ratification of Deloitte & Touche LLP as our independent registered public accounting firm (Proposal Five) is considered to be a discretionary item under the NYSE rules, and your brokerage firm will thus be able to vote on that item even if it does not receive instructions from you, so long as it holds your shares in its name. The election of directors (Proposal One), the “say-on-pay” proposal (Proposal Two), “say on frequency” proposal (Proposal Three) and approval of the Amended and Restated 2009 Equity Incentive Plan (Proposal Four) are “non-discretionary” items; therefore if you do not instruct your broker how to vote with respect to these proposals, your broker is not permitted to vote with respect to these proposals and those votes will thus be considered “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter.

If your shares are held in street name, you must bring an account statement or letter from your bank or brokerage firm showing that you are the beneficial owner of the shares as of the record date (April 12, 2017) to be admitted to the 2017 Annual Meeting on June 7, 2017. To be able to vote your shares held in street name at the 2017 Annual Meeting, you will need to obtain a proxy card from the holder of record.

How will votes be counted?

Each share of common stock will be counted as one vote according to the instructions contained on a proper proxy card, whether submitted in person, by mail, over the internet or by telephone, or on a ballot voted in person at the 2017 Annual Meeting.

What constitutes a quorum?

For business to be conducted at the 2017 Annual Meeting, a quorum must be present in person or represented by valid proxies. For each of the proposals to be presented at the 2017 Annual Meeting, a quorum consists of the holders of a majority of the shares of common stock issued and outstanding on April 12, 2017, the record date, or at least 11,923,025 shares.

Shares of common stock present in person or represented by proxy (including “broker non-votes” and shares that abstain or do not vote with respect to a particular proposal) will be counted for purposes of determining whether a quorum exists at the 2017 Annual Meeting.

If a quorum is not present, the 2017 Annual Meeting will be adjourned until a quorum is obtained.

What vote is required for each item and how does the Board recommend that I vote?

Proposal One – Election of Directors. Under our bylaws, a nominee for director will be elected to the Board if the votes cast “for” the nominee’s election exceed the votes cast “against” the nominee’s election. Abstentions and broker non-votes are not considered votes cast for or against the nominee and will have no effect on the proposal. If you do not instruct your broker how to vote with respect to this proposal, your broker cannot vote your shares with respect to the election of directors.

Our bylaws provide further that if an incumbent director is not elected by a majority of votes cast, the incumbent director shall promptly tender his or her resignation to the Board for consideration. The Nomination and Governance Committee will make a recommendation to the Board on whether to accept or reject the director’s resignation, or whether other action should be taken. The Board will act on the Nomination and Governance Committee’s recommendation and publicly disclose its decision within 90 days from the date of the certification of the election results. An incumbent director who tenders his or her resignation for consideration will not participate in the Nomination and Governance Committee’s or the Board’s recommendation, decision or any related deliberations.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE TEN (10) NOMINEES NAMED IN THE ENCLOSED PROXY MATERIALS TO THE BOARD

Proposal Two—Say-on-Pay. The Board is seeking a non-binding advisory vote to approve the compensation paid to our named executive officers, as described in the Compensation Discussion and Analysis section, executive compensation tables and accompanying narrative disclosures contained in this proxy statement. Under our bylaws, the affirmative vote of the holders of a majority of the total number of votes of our common stock present in person or represented by proxy and entitled to vote on the proposal is needed to approve this proposal. Abstentions count as votes against the proposal. Because shares treated as “broker non-votes” are not entitled to vote on the proposal, they will have no effect on the vote on the proposal. If you do not instruct your broker how to vote with respect to this proposal, your broker cannot vote with respect to this proposal.

The vote is advisory and non-binding in nature, but the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ADVISORY AND NON-BINDING VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Proposal Three- Say on Frequency. Our Board is seeking a non-binding advisory vote regarding whether stockholders prefer to vote on our compensation program for our named executive officer’s once a year, once every two years or once every three years. The vote is advisory and non-binding in nature, but our Board has decided to adopt the frequency that receives the greatest level of support from our stockholders. Abstentions count as votes against the proposal. Because shares treated as “broker non-votes” are not entitled to vote on the proposal, they will have no effect on the vote on the proposal. If you do not instruct your broker how to vote with respect to this item, your broker may not vote with respect to this proposal.

THE BOARD RECOMMENDS THAT YOU VOTE FOR A SHAREHOLDER ADVISORY AND NON-BINDING VOTE EVERY YEAR TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Proposal Four—Amendment and restatement of the 2009 Equity Incentive Plan and 162(m) performance goals. With respect to this proposal, the affirmative vote of a majority of the total number of votes cast at the meeting is needed to approve the amendment and restatement of the Company’s 2009 Equity Incentive Plan, including performance goals. If the shares you own are held in “street name” by a brokerage firm, your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. Abstentions count as votes against the proposal. Because shares treated as “broker non-votes” are not entitled to vote on the proposal, they will have no effect on the vote on the proposal. If you do not instruct your broker how to vote with respect to this item, your broker may not vote with respect to this proposal.

THE BOARD RECOMMENDS THAT YOU VOTE FOR AMENDMENT AND RESTATEMENT OF THE 2009 EQUITY INCENTIVE PLAN AND 162(M) PERFORMANCE GOALS

Proposal Five—Ratification of Independent Registered Public Accounting Firm. Under our bylaws, the affirmative vote of the holders of a majority of the total number of votes of our common stock present in person or represented by proxy and entitled to vote on the proposal is needed to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm. Abstentions count as votes against the proposal. If you do not provide instructions to your brokerage firm regarding how to vote your shares on this proposal, your broker may (a) vote your shares on your behalf (because this proposal is a “discretionary” item) or (b) leave your shares unvoted. Our bylaws do not require that stockholders ratify the appointment of Deloitte & Touche LLP as our independent auditors. However, we are submitting the appointment of Deloitte &

Touche LLP to the stockholders for ratification as a matter of good corporate governance. If our stockholders fail to ratify the selection, we will consider that failure as a direction to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm, at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

THE BOARD RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Where can I find the voting results?

We will report the voting results in a Current Report on Form 8-K within four business days after the end of our 2017 Annual Meeting.

Could other matters be decided at the 2017 Annual Meeting?

At the date this proxy statement went to press, we did not know of any matters to be raised at the 2017 Annual Meeting other than those described in this proxy statement.

If other matters are properly presented at the 2017 Annual Meeting for consideration, the proxies appointed by the Board will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

We will pay for the cost of this proxy solicitation. We do not intend to solicit proxies other than by use of the mail or website posting, but certain of our directors, officers and other employees, without additional compensation, may solicit proxies personally or by telephone, facsimile or email on our behalf.

Who will count the vote?

Computershare Shareowner Services, the inspector of elections appointed for the 2017 Annual Meeting, will tabulate all votes.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one copy of the Proxy Materials, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings, if any.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Proxy Materials, or if you hold stock in more than one account, and in either case you wish` to receive only a single copy of each of these documents for your household, please make a written request to the: Corporate Secretary, Vitamin Shoppe, Inc., 300 Harmon Meadow Blvd., Secaucus, New Jersey 07094 or call (201) 868-5959. If multiple stockholders of record who have the same address received only one copy of the Proxy Materials and would like to receive additional copies, or if they would like to receive a copy for each stockholder living at that address in the future, send a written request to the address above. Upon such written request, we will promptly deliver separate proxy materials to any stockholders who receive one paper copy at a shared address.

Beneficial owners can request information about householding from their brokers, banks or other holders of record.

Other information

Our annual report to stockholders, which includes our Annual Report on Form 10-K for the 53-week fiscal year ended December 31, 2016 (fiscal 2016), accompanies this proxy statement. No material contained in the annual report to stockholders is to be considered a part of the Proxy Materials. “Fiscal 2016” refers to the 53-week fiscal year that ended on December 31, 2016, “fiscal 2015” refers to the 52-week fiscal year that ended on December 26, 2015 and “fiscal 2014” refers to the 52-week fiscal year that ended on December 27, 2014.

The contents of our corporate website (http://www.vitaminshoppe.com) are not incorporated by reference into this proxy statement.

PROPOSAL ONE—ELECTION OF DIRECTORS

As of the date of this proxy statement, the Board consists of twelve (12) members. All directors are elected annually. The Board proposes that the ten (10) nominees described below, be elected for a new term of one year expiring at the Company’s 2018 annual meeting of stockholders (the “2018 Annual Meeting”) and until their successors are duly elected and qualified. After the election, the size of the Board will be reduced to ten (10) members. Proxies cannot be voted for more than the number of nominees proposed for election.

Each of the nominees has consented to be named as a nominee. If any of them should become unavailable to serve as a director (which is not now expected), the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

The Board believes that it is necessary for each of our directors to possess many qualities and skills. When searching for new candidates, the Nomination and Governance Committee considers the evolving needs of the Board and searches for candidates that fill any current or anticipated future gap. The Board also believes that all directors must possess a considerable amount of business management (such as experience as a chief executive officer or chief financial officer) experience. The Nomination and Governance Committee first considers a candidate’s management experience and then considers issues of judgment, background, stature, conflicts of interest, integrity, ethics and commitment to the goal of maximizing stockholder value. The Nomination and Governance Committee does not have a formal policy with respect to Board diversity. The Board and the Nomination and Governance Committee believe that it is desirable to contribute to a variety of viewpoints on the Board, which may be enhanced by a mix of different professional and personal backgrounds and experience. In considering candidates for the Board, the Nomination and Governance Committee considers the entirety of each candidate’s credentials in the context of these standards. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Board are also considered.

On January 12, 2016, the Company entered into an agreement (the “Original Agreement”) with Carlson Capital, L.P. and certain of its affiliates (collectively, “Carlson Capital”) regarding, among other things, the membership and composition of the Board, pursuant to which Carlson Capital recommended Guillermo G. Marmol for appointment to the Board and the Board so appointed him (the “2016 Director”). In addition, pursuant to the Original Agreement, the Company also appointed one additional independent director, Timothy J. Theriault.

On February 21, 2017, the Company entered into another agreement (the “Agreement”) with Carlson Capital regarding, among other things, the membership and composition of the Board, which amends and restates the Original Agreement. Pursuant to the Agreement, Carlson Capital was entitled to propose one independent nominee (the “Initial Independent Appointee”), reasonably acceptable to the Board, for appointment as a director of the Company. Carlson Capital recommended Mr. Tracy Dolgin as a director and the Board determined that Mr. Dolgin’s previous experience as a senior executive officer and his broad general management expertise would provide valuable knowledge and expertise to the Board. To that end, on April 4, 2017, the Board appointed Mr. Dolgin as a director. In the Agreement, the Company also agreed to appoint one additional independent director (the “Subsequent Independent Appointee” and, together with the Initial Independent Appointee, the “New Independent Directors”) as a director of the Company. The Nomination and Governance Committee recommended Mr. Alexander W. Smith as a director and the Board determined that Mr. Smith’s extensive experience in retailing and brand management, including public company experience as a senior executive and director would provide valuable knowledge and insight to the Board. Therefore, on April 4, 2017, the Board appointed Mr. Smith as a director. The Agreement provides that the Board was required to be expanded by two members (from ten (10) members to twelve (12) members) in

order to appoint the two New Independent Directors, and the Board size was increased from ten (10)    to twelve (12) on April 4, 2017. The Company agreed to nominate the New Independent Directors and the 2016 Director for election as directors at the 2017 Annual Meeting, and as a result Mr. Dolgin, Mr. Smith and Mr. Marmol are nominated below. The Agreement further provides that immediately after the 2017 Annual Meeting, the size of the Board will be ten (10) members and, from the 2017 Annual Meeting through the 2018 Annual Meeting, the size of the Board will be no more than ten (10) directors, except that during such period the Company may increase the size of the Board in order to appoint additional highly qualified independent directors, recommended by the Nomination and Governance Committee and approved by the Board, so long as no more than ten (10) directors will stand for re-election at the 2018 Annual Meeting.

All our directors bring to the Board extensive executive leadership and board experience derived from their service as executives and, in many cases, service as chief executive officers. We describe the process undertaken by the Nomination and Governance Committee in recommending qualified director candidates below under “Corporate Governance—Director Nomination Process.” We also describe some of the individual qualifications and skills of our directors that contribute to the Board’s effectiveness as a whole.

The names of the ten (10) nominees, along with their present positions, their principal occupations and directorships held with other public corporations during the past five years, their ages and the month and year first elected as a director, are provided below. No directors or executive officers have any family relationship to any other director, nominee for director or executive officer.

Nominees for Directors

Name	Present positions and offices with us, principal occupations during the past five years and other directorships	Age	Month and year first elected director
Colin Watts

Colin Watts has served as our Chief Executive Officer since April 6, 2015. Prior to joining us, Mr. Watts was President of Weight Watchers Health Solutions from July 2013 to March 2015. He previously served as Senior Vice President, Health Solutions and Global Innovation at Weight Watchers from 2012 through July 2013. Before joining Weight Watchers, Mr. Watts was the Chief Innovation Officer and a member of the executive team at Walgreens from December 2008 through December 2011. Prior to that, he was General Manager of US Soup at Campbell Soup Company from February 2007 to November 2008. Mr. Watts also previously served as Worldwide President of two Johnson & Johnson operating companies: McNeil Nutritionals from 2002 to 2005 and McNeil Consumer Healthcare from 2005 to 2007.

Pursuant to Mr. Watts’ employment agreement, the Board selected Mr. Watts as a director nominee because he has a broad range of experience in general management, marketing and innovation from leading consumer, retail and healthcare companies. Each of these professional experiences strengthens the Board’s collective qualifications, skills and experience.

		51	April 2015

Name	Present positions and offices with us, principal occupations during the past five years and other directorships	Age	Month and year first elected director

B. Michael Becker

B. Michael Becker is Chairman of the Audit Committee and a member of the Compensation Committee. Mr. Becker was a Senior Consultant at Pay Pal, Inc. from August 2008 to November 2009, and from August 2006 to August 2008 had a consulting practice to provide accounting and audit services. Mr. Becker served as an Audit Partner for Ernst & Young LLP from 1979 until his retirement in 2006. Mr. Becker also serves as a director and Chairman of the Audit Committee of Tailored Brands, Inc. (formerly The Men’s Wearhouse, Inc.).

The Board selected Mr. Becker to serve as a director nominee based on his extensive experience in financial and accounting matters and in auditing and reporting on the financial statements and internal control over financial reporting of large publicly held companies, including retail companies.

		72	January 2008

John D. Bowlin

John D. Bowlin became our non-executive chairman in June 2016 and served as our Lead Director from December 2015 through June 2016. He is also a member of the Audit Committee. From January 2008 through December 2011, Mr. Bowlin served as an executive advisor to CCMP Capital Advisors, LLC.

From 1999 until 2003, he served as President and Chief Executive Officer of Miller Brewing Company. Prior to that, Mr. Bowlin was employed by Philip Morris Companies, Inc. in various leadership capacities, including President, Kraft International, Inc. (1996-1999), President and Chief Operating Officer, Kraft Foods North America (1994-1996), President and Chief Operating Officer, Miller Brewing Company (1993-1994), and President, Oscar Mayer Food Corporation (1991-1993).

Mr. Bowlin has served as a director of Generac Holdings, Inc. since 2006. Previously, Mr. Bowlin served as a director of the Pliant Corporation, Chupa Chups, Schwan Food Company and Quiznos, as well as the Non-Executive Chairman of Spectrum Brands.

The Board selected Mr. Bowlin as a director nominee due to his experience having served on the boards of directors of retailers and in senior leadership positions, including as chief executive officer for consumer products, manufacturing and brand development companies, including retailers.

		66	October 2014

Name	Present positions and offices with us, principal occupations during the past five years and other directorships	Age	Month and year first elected director

Deborah M. Derby

Deborah M. Derby is the Chairman of the Compensation Committee and a member of the Nomination and Governance Committee. Ms. Derby has served as President of the Horizon Group USA since April 2016, prior to which she was a consultant to them since November 2015. She served as Vice Chairman, Executive Vice President of Toys “R” Us from March 2013 to August 2015. Prior to her rejoining Toys “R” Us, she consulted for Kenneth Cole Productions, Inc., beginning in September 2012. She previously served as Chief Administrative Officer for Toys “R” Us from February 2009 to February 2012. Ms. Derby joined Toys “R” Us in 2000 as Vice President, Human Resources and held positions of increasing responsibility during her 11 years there, including Corporate Secretary, Executive Vice President, Human Resources, Legal & Corporate Communications and President, Babies “R” Us.

Prior to joining Toys “R” Us, she spent eight years at Whirlpool Corporation with her last position there as Corporate Director Compensation & Benefits. Ms. Derby also has experience as an attorney specializing in employment law and as a financial analyst with The Goldman Sachs Group, Inc.

The Board selected Ms. Derby as a director nominee based on her breadth of experience in retailing, human resources, legal and financial analysis, as well as her experience as the Executive Vice President of a large global retailer.

		53	December 2012

Tracy Dolgin	Tracy Dolgin served as President, Chief Executive Officer and a board member of YES Network from August 2004 through January 2014, when YES Network was acquired by 21st Century Fox. After the acquisition, Mr. Dolgin remained President and Chief Executive Officer of YES Network through June 2016, at which time he transitioned to the role of Non-Executive Chairman through January, 2017 and remains on the board of YES Network. Prior to joining YES Network, Mr. Dolgin served as Managing Director and Co-Head of Houlihan Lokey’s Media, Sports and Entertainment practice in 2003 and 2004. From 2000 through 2003, Mr. Dolgin served as President of FOX Sports Net. Mr. Dolgin came to FOX Sports Net from FOX/Liberty Cable, where he was Chief Operating Officer from 1997-1999. Prior to joining FOX/Liberty, Mr. Dolgin was one of the founders of FOX Sports and served as Executive Vice President of Marketing at FOX Sports from the division’s inception in 1993 until 1997. Previously, Mr. Dolgin was Executive Vice President of Marketing of FOX.	57	April 2017

Name	Present positions and offices with us, principal occupations during the past five years and other directorships	Age	Month and year first elected director
	The Board selected Mr. Dolgin as a director nominee due to his extensive experience serving as an executive officer for over 30 years and his broad general management expertise.

David H. Edwab

David H. Edwab is a member of the Audit Committee and the Nomination and Governance Committee. Mr. Edwab served the Company as Lead Director from April 4, 2011 until December 29, 2015. Mr. Edwab has served as an officer and director of Tailored Brands, Inc. (formerly The Men’s Wearhouse, Inc.) for approximately 25 years, starting as Vice President of Finance and Director in 1991, serving as Chief Operating Officer from 1993 to 1997, as President in 1997 and as Executive Vice Chairman.

Mr. Edwab currently serves as Non-Executive Vice Chairman of the Board of Directors of Tailored Brands, Inc. Mr. Edwab also currently serves as a director and member of the audit committee and is chairman of the nomination and governance committee of New York & Company, Inc. Mr. Edwab previously served as lead director and chairman of the audit committee of Aeropostale, Inc. and was a partner with Deloitte & Touche LLP.

The Board selected Mr. Edwab as a director nominee based on his extensive retail and financial background and his experience having served on the boards of directors of retailers.

		62	November 2005

Guillermo G. Marmol	Mr. Marmol has been a member of the Nomination and Governance Committee since February 2016. Mr. Marmol has served as President of Marmol & Associates since March 2007 and, prior to that, from October 2000 to 2003. He served as Division Vice President and a member of the Executive Committee of Electronic Data Systems Corporation from 2003 to 2007, and as a director and Chief Executive Officer of Luminant Worldwide Corporation from 1998 to 2000. He served as Vice President and Chair of the Operating Committee of Perot Systems Corporation from 1995 to 1998. He began his career at McKinsey & Company rising to increasingly senior positions with the firm, including the positions of Director and Senior Partner from 1990 to 1995. Mr. Marmol is a director and chair of the audit committee of Foot Locker Inc., and a director of Principal Solar Inc. and KERA/KXT North Texas Public Broadcasting Inc., and he is a member of the Board of Trustees and Chair of the Finance Committee of the Center for a Free Cuba in Arlington, Virginia. Mr. Marmol was a director of Information Services Group, Inc.	64	February 2016

Name	Present positions and offices with us, principal occupations during the past five years and other directorships	Age	Month and year first elected director
The Board selected Mr. Marmol as a director nominee because he has a significant background in information technology and systems, and because of his experience having served on the boards of other publicly-traded companies. Through his long tenure as a management consultant focusing on strategic analysis and business processes, Mr. Marmol brings valuable knowledge and expertise to his service on the Board.

Beth M. Pritchard

Beth M. Pritchard is a member of the Compensation Committee and Chairman of the Nomination and Governance Committee. Ms. Pritchard has served as a principal and strategic advisor for Sunrise Beauty Studio, LLC since 2009. She served as North American Advisor to M.H. Alshaya Co. from 2008-2013. From 2006-2009, Ms. Pritchard was the President and Chief Executive Officer and subsequent Vice Chairman of Dean & DeLuca, Inc. Ms. Pritchard was the President and Chief Executive Officer of Organized Living Inc. from 2004-2005.

From 1991 to 2003, Ms. Pritchard held executive positions with L Brands, Inc. serving as President and Chief Executive Officer of Bath & Body Works, Chief Executive Officer of Victoria’s Secret Beauty and Chief Executive Officer of The White Barn Candle Company.

Ms. Pritchard also serves as a director of Loblaw Companies Limited, including as a member of the environmental, health and safety committee and Cabela’s, Inc., including as a member of the compensation and nomination/governance committees.

Previously Ms. Pritchard held director positions with Borderfree, Inc. (acquired by Pitney Bowes June 2015), Zale Corp. (acquired by Signet May 2014), Shoppers Drug Mart (acquired by Loblaw Companies Limited March 2014), Ecolab, Crabtree & Evelyn Holdings, Dean & DeLuca, Inc., Albertson’s, Borders Group, Inc. and the nonprofit Bpeace.org.

The Board selected Ms. Pritchard as a director nominee due to her extensive executive leadership experience as a Chief Executive Officer of multi-store retailers and her experience having served on the boards of directors of retailers.

		70	January 2008

Name	Present positions and offices with us, principal occupations during the past five years and other directorships	Age	Month and year first elected director

Alexander W. Smith

From February 2007 until December 2016, Mr. Smith served as President, Chief Executive Officer and a member of the board of Pier 1 Imports, Inc. (“Pier 1 Imports”). Prior to joining Pier 1 Imports, from 1995 until 2007, Mr. Smith was employed by TJX Companies, Inc. where he was instrumental in the development of TJ Maxx in the U.K, and served as Group President, where his responsibilities included Winners in Canada, Home Goods, TJ Maxx and Marshalls, plus a number of corporate functions.

From December, 2013 to July 2016, Mr. Smith served as a director of Tumi, Inc., including as chairman of its nominating and governance committee and a member of its audit committee. From June, 2007 to April, 2011 Mr. Smith also served as a director of Papa John’s International, Inc., including as chairman of its compensation committee and as a member of its audit committee.

The Board selected Mr. Smith as a director nominee due to his experience in retailing and brand management, including his extensive public company experience as a senior executive and director.

		64	April 2017

Timothy J. Theriault

Timothy J. Theriault is a member of the Audit Committee. From June 2015 until December 2016, Mr. Theriault served as an advisor to the Chief Executive Officer of Walgreens Boots Alliance, Inc. Prior to his current position, he served as executive vice president and global chief information officer of Walgreen Boots Alliance from 2014 – 2015. He served in leadership positions with increasing responsibility at Walgreen Company from 2009 to 2014, including as senior vice president and chief information, innovation and improvement officer from 2012 – 2014 and as senior vice president and chief information officer from 2009 – 2012. Additionally, Mr. Theriault served in various executive and management positions at Northern Trust Corporation from 1991 to 2009. Mr. Theriault served as director of end user computing and advanced technologies for S. C. Johnson & Son, Inc., from 1989 to 1991. He currently serves as a director and member of the audit committee of Alliance Data Systems Corporation.

The Board selected Mr. Theriault as a director nominee due to his extensive experience in senior management positions at retailers and his extensive knowledge in operational and information systems.

		56	March 2016

The Board unanimously recommends that stockholders vote “FOR”

the election of each of the director nominees.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which are available on the Investor Relations page of our website, www.vitaminshoppe.com. The Corporate Governance Guidelines describe our corporate governance practices and address corporate governance areas such as Board composition and responsibilities, compensation of directors and executive succession planning.

Director Independence

Based on the NYSE and SEC’s director independence requirements, the Corporate Governance Guidelines provide certain guidelines to assist the Board in its determination of director independence. Our Corporate Governance Guidelines provide that a majority of the members of the Board, and each member of the Audit, Compensation and Nomination and Governance Committees, must meet certain criteria for independence.

The Nomination and Governance Committee reviews the independence of all members of the Board for purposes of determining which Board members are deemed independent. Based on the director independence listing standards of the NYSE and the Corporate Governance Guidelines, the Nomination and Governance Committee and the Board affirmatively determined that each of Mr. John H. Edmondson, Mr. Becker, Mr. Bowlin, Ms. Buggeln, Ms. Derby, Mr. Dolgin, Mr. Edwab, Mr. Marmol, Mr. Richard L. Perkal, Ms. Pritchard, Mr. Smith and Mr. Theriault is independent. Ms. Buggeln will not stand for re-election. Mr. Edmondson and Mr. Perkal were not nominated to serve at the 2016 annual meeting of stockholders. None of the non-employee directors has any material relationship with us other than being a director and stockholder, or any transaction or arrangement that interferes with each director’s independence.

Policies with Respect to Transactions with Related Persons

The Nomination and Governance Committee and the Board have adopted Standards of Business Conduct, which set forth various policies and procedures intended to promote the ethical behavior of all of our employees, officers and directors. The Standards of Business Conduct describe our policy on conflicts of interest. The Company distributes the Standards of Business Conduct to all of its employees, officers and directors. The conflicts of interest policy in the Standards of Business Conduct describes the types of relationships that may constitute a conflict of interest with us. All employees, officers and directors are required to annually complete a questionnaire about potential conflicts of interest and certify compliance with our policy.

The named executive officers and the Board are also required to complete a questionnaire on an annual basis that requires them to disclose any related person transactions and potential conflicts of interest. The General Counsel reviews the responses to the questionnaires and, if a related person transaction or potential conflict of interest is reported by an independent director or named executive officer, the questionnaire is submitted to the Chairman of the Audit Committee for review. If necessary, the Audit Committee will determine whether the relationship is material and will have any effect on the director’s independence. After making that determination, the Audit Committee will report its recommendation on whether the entire Board should approve or ratify the transaction.

Director Nomination Process

The Nomination and Governance Committee is responsible for, among other things, screening potential director candidates and recommending qualified candidates to the Board for nomination.

When identifying and evaluating candidates, the Nomination and Governance Committee first determines whether there are any evolving needs of the Board that require an expert in a particular field. The Nomination and Governance Committee may retain a third-party search firm to assist the committee in locating qualified candidates that meet the needs of the Board at that time. The search firm provides information on a number of candidates, which the Nomination and Governance Committee considers. The Chairman of the Nomination and Governance Committee and some or all of the members of the Nomination and Governance Committee, as well as the Non-Executive Chairman and our Chief Executive Officer, will interview potential candidates that the Nomination and Governance Committee deems appropriate. If the Nomination and Governance Committee determines that a potential candidate meets the needs of the Board, has the qualifications, and meets the independence standards required by the NYSE and as set forth in the Corporate Governance Guidelines, it will recommend the nomination of the candidate to the Board.

The Nomination and Governance Committee’s policy is to consider director candidates recommended by stockholders, if those recommendations are properly submitted to us. Stockholders wishing to recommend persons for consideration by the Nomination and Governance Committee as nominees for election to the Board can do so by writing to the Corporate Secretary at Vitamin Shoppe, Inc., 300 Harmon Meadow Blvd., Secaucus, New Jersey 07094. Recommendations must include the proposed nominee’s name, detailed biographical data outlining the candidate’s relevant background, professional and business experience and other significant accomplishments, a statement outlining the reasons why the candidate’s skills, experience and background would make a valuable contribution to the Board, a minimum of two references who have either worked with the candidate, served on a board of directors or board of trustees with the candidate (or can otherwise provide relevant perspective on the candidate’s capabilities as a potential Board member), as well as a written statement from the candidate consenting to be named and, if nominated and elected, to serve as a director. Recommendations must also follow our procedures for nomination of directors by stockholders as provided in our charter and bylaws. The Nomination and Governance Committee will consider the candidate and the candidate’s qualifications in the same manner in which it evaluates nominees identified by the Nomination and Governance Committee. The Nomination and Governance Committee may contact the stockholder making the nomination to discuss the qualifications of the candidate and the stockholder’s reasons for making the nomination. The Nomination and Governance Committee may then interview the candidate if it deems the candidate to be appropriate. The Nomination and Governance Committee may use the services of a third-party search firm to provide additional information about the candidate before making a recommendation to the Board.

The Nomination and Governance Committee’s nomination process is designed to ensure that the Nomination and Governance Committee fulfills its responsibility to recommend candidates who are properly qualified to serve us for the benefit of all of our stockholders, consistent with the standards established by the Nomination and Governance Committee under the Corporate Governance Guidelines.

On January 12, 2016, the Company entered into the Original Agreement with Carlson Capital regarding, among other things, the membership and composition of the Board, pursuant to which Carlson Capital recommended Guillermo G. Marmol for appointment to the Board and the Board so appointed him. In addition, pursuant to the Original Agreement, the Company also appointed one additional independent director, Timothy J. Theriault.

On February 21, 2017, the Company entered into the Agreement with Carlson Capital regarding, among other things, the membership and composition of the Board, which amends and restates the Original Agreement. Pursuant to the Agreement, Carlson Capital was entitled to propose the Initial Independent Appointee, reasonably acceptable to the Board, for appointment as a director of the Company. Carlson Capital recommended Mr. Tracy Dolgin as a director and the Board determined that Mr. Dolgin’s previous experience as a senior executive officer and his broad general management expertise would provide valuable knowledge and expertise to the Board. To that end, on April 4, 2017, the Board appointed Mr. Dolgin as a director. In the Agreement, the Company also agreed to appoint the Subsequent Independent Appointee as a director of the Company. The Nomination and Governance Committee recommended Mr. Alexander W. Smith as a director and the Board determined that Mr. Smith’s extensive experience in retailing and brand management including his public company experience as a senior executive and director would provide valuable knowledge and insight to the Board. Therefore, on April 4, 2017, the Board appointed Mr. Smith as a director. The Agreement provides that the Board was required to be expanded by two members (from ten (10) members to twelve (12) members) in order to appoint the two New Independent Directors, and the Board size was increased from ten (10) to twelve (12) on April 4, 2017. The Company agreed to nominate the New Independent Directors and the 2016 Director for election as directors at the 2017 Annual Meeting, and as a result Mr. Dolgin, Mr. Smith and Mr. Marmol are nominated above. The Agreement further provides that immediately after the 2017 Annual Meeting, the size of the Board will be ten (10) members and, from the 2017 Annual Meeting through the 2018 Annual Meeting, the size of the Board will be no more than ten (10) directors, except that during such period the Company may increase the size of the Board in order to appoint additional highly qualified independent directors, recommended by the Nomination and Governance Committee and approved by the Board, so long as no more than ten (10) directors will stand for re-election at the 2018 Annual Meeting.

Pursuant to the Agreement, Carlson Capital may replace the Initial Independent Appointee and the 2016 Director in the event he or she resigns or can no longer serve on the board due to death, disability or other reasons before the 2018 Annual Meeting (a “Replacement”), subject to such candidate being reasonably satisfactory to the Board. In connection with their appointments as directors, the New Independent Directors will receive the same compensation as the Company’s other non-employee directors.

From the date of the Agreement until the 30th day prior to the advance notice deadline for making director nominations at the 2018 Annual Meeting (the “Standstill Period”), for so long as the Company remains in material compliance with certain of its obligations under the Agreement, Carlson Capital has agreed not to, among other things, (a) acquire beneficial ownership of any additional shares of the Company if doing so would cause Carlson Capital to own more than 15% of the Company’s common stock, (b) solicit proxies of stockholders or conduct any other type of referendum or become a “participant” in or assist any third party in any “solicitation” of proxies to vote any shares of the Company’s common stock, (c) join or form a group with respect to the Company’s common stock, (d) present any proposal for consideration for action at any stockholders’ meeting or seek the removal of any board member or propose any nominee for election to the Board, or (e) institute, solicit or join any litigation against the Company or its present or former directors, officers or employees (other than an action to enforce the Agreement). Carlson Capital and the Company each also agreed not to make any statement that constitutes an ad hominem attack on, or otherwise disparage, the other party or its respective business, officers or directors during the Standstill Period. Carlson Capital has also generally agreed to vote all shares of our common stock beneficially owned by Carlson Capital in favor of the Company’s director nominees, the Company’s auditor ratification and “say-on-pay” proposals and, provided that such recommendation is unanimous and includes the affirmative vote of the New Independent Directors (and any Replacement), any other recommendations at the 2017 Annual Meeting (subject to certain exceptions).

Under the terms of the Agreement, if at any time Carlson Capital’s aggregate net long position in the Company’s common stock is less than 5% (the “Minimum Ownership Level”), the Company will not be obligated to appoint either of the New Independent Directors (if either of the New Independent Directors has not yet been appointed), or appoint any Replacement, or to nominate either of the New Independent Directors or the 2016 Director or any Replacement for election at any meeting of stockholders which occurs after the time at which Carlson Capital no longer satisfies the Minimum Ownership Level.

Please see “Certain Relationships and Related Person Transactions.”

Communication with the Board

The Board encourages communication from our stockholders. Any interested parties who wish to communicate with the non-management directors should send any such communication to the Chairman of the Audit Committee in care of the Company’s executive offices at 300 Harmon Meadow Blvd. Secaucus, New Jersey 07094. All such stockholder communication will be reviewed by the Chairman of the Audit Committee and discussed with other members of the Audit Committee who will determine the appropriate response or course of action.

Board Leadership Structure

Non-Executive Chairman

Prior to January 4, 2016, Richard L. Markee served as our Executive Chairman of the Board. As of January 4, 2016, we created separate roles for our Chief Executive Officer and our Non-Executive Chairman of the Board, we eliminated the role of Executive Chairman of the Board, and from January 2016 to June 2016, Mr. Markee served as our Non-Executive Chairman of the Board. In June 2016, John Bowlin, an independent director who was serving as our Lead Director, assumed the role of Non-Executive Chairman of the Board. Because the Non-Executive Chairman of the Board was now an independent director, there was no reason to backfill the position of Lead Director and the role was subsequently eliminated. The Chief Executive Officer is responsible for setting our strategic direction and our day-to-day leadership and performance, while our Non-Executive Chairman of the Board sets the agenda for Board meetings and presides over meetings of the full Board. In addition, following the elimination of the Lead Director role, the Non-Executive Chairman of the Board has assumed the duties of the Lead Director described below. Two of the key responsibilities of the Board are to develop and approve strategic direction and hold management accountable for the execution of strategy once it is developed. Independent directors and management have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside the Company and industry, while our Chief Executive Officer will bring company-specific experience and expertise.

According to the Chief Executive Officer’s employment agreement, the Company is required to nominate him to serve as a member of the Board. The Board believes that our Chief Executive Officer is best situated to serve as a director because he is a consumer products and healthcare industry veteran, and most capable of effectively identifying strategic priorities and leading the discussion and execution strategy. The Board believes that the current separate roles of Non-Executive Chairman and our Chief Executive Officer promote strategy development and execution, and facilitate information flow between management and the Board, which are essential to effective governance. The Board believes that this structure is in the best interests of stockholders because it provides the appropriate balance between strategy development and oversight of management.

Lead Director

Effective December 29, 2015, The Board appointed John D. Bowlin, an independent director, as “Lead Director,” to preside at all executive sessions of “non-management” directors, who are all independent, as defined under the listing standards of the NYSE and the Corporate Governance Guidelines. Mr. Bowlin served as the Lead Director until June 2016, at which time Mr. Bowlin assumed the role of Non-Executive Chairman of the Board. Because the Non-Executive Chairman of the Board was now an independent director, there was no reason to backfill the position of Lead Director and the role was subsequently eliminated. The Lead Director had the responsibility of presiding at all executive sessions of the Board, consulting with our Non-Executive Chairman and our Chief Executive Officer on Board and committee meeting agendas, acting as a liaison between management and the non-management directors, including maintaining frequent contact with our Non-Executive Chairman and our Chief Executive Officer and advising him or her on the efficiency of the Board meetings, facilitating teamwork and communication between the non-management directors and management, as well as additional responsibilities that are more fully described in the Corporate Governance Guidelines.

Executive Sessions

Pursuant to the Corporate Governance Guidelines, non-management directors of the Board are required to meet on a regularly scheduled basis without the presence of management. The Board generally holds executive sessions at each regular Board meeting. Prior to June 2016, the Lead Director chaired the executive sessions, and beginning in June 2016, executive sessions were chaired by the Non-Executive Chairman of the Board.

Meeting Attendance

The Board met twelve (12) times in 2016. Each director attended at least 75% of the total meetings of the Board and committees of the Board of which the director was a member, except for John D Bowlin who attended less than 75% of the total meetings of the Board and the Audit Committee, due to illness. In addition to participation in Board and committee meetings, our directors discharge their responsibilities throughout the year through personal meetings and other communications, including telephone contact with our Non-Executive Chairman and Chief Executive Officer and others regarding matters of interest and concern to us.

We do not have a formal policy requiring members of the Board to attend the annual meeting, although all directors are strongly encouraged to attend. Three (3) of our directors attended the 2016 annual meeting of stockholders.

Self-Evaluations

The Board and each committee of the Board conduct an annual self-evaluation, which considers a number of elements, such as the performance of the Chief Executive Officer and named executive officers, each committee and the Board as a whole. The results of these evaluations are discussed with the Board and committee members once completed.

Risk Management

The Board has an active role, as a whole and at the committee level, in overseeing management of our risks. The Board regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The Audit Committee oversees management of financial risks. The Nomination and Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about those risks. The Board seeks to ensure that management has in place processes for dealing appropriately with risk. It is the responsibility of our senior management to develop and implement our short- and long-term objectives and to identify, evaluate, manage and mitigate the risks inherent in seeking to achieve those objectives. Management is responsible for identifying risks and risk controls related to significant business activities and Company objectives and developing programs to determine the sufficiency of risk identification, the balance of potential risk to potential reward and the appropriate manner in which to control risk.

Board Committees

The Board has established an Audit Committee, a Compensation Committee and a Nomination and Governance Committee. The Audit, Compensation and Nomination and Governance Committees

are composed entirely of independent directors, as defined under applicable SEC rules, NYSE listing standards and the Corporate Governance Guidelines. The charters of each committee are available on the Investor Relations section of our website, www.vitaminshoppe.com.

A list of current Committee memberships can be found on the Investor Relations section of our website, www.vitaminshoppe.com. The Committee memberships as of the date of this proxy statement are listed below:

Name	Audit Committee	Compensation Committee	Nomination and Governance Committee
B. Michael Becker	C	X
John D. Bowlin *	X
Catherine E. Buggeln		X
Deborah M. Derby		C	X
David H. Edwab	X		X
Guillermo G. Marmol			X
Beth M. Pritchard		X	C
Timothy J. Theriault	X

*	Mr. Bowlin is the non-executive chairman.
An “X” indicates membership on the committee.
A “C” indicates that the director serves as the chairman of the committee.

Audit Committee

The Audit Committee held five (5) meetings in 2016. The Audit Committee annually reviews and reassesses the adequacy of its charter. In December 2016, the Audit Committee reviewed and approved the Audit Committee Charter and determined that no changes need to be made. As more fully described in its charter, the primary responsibilities of the Audit Committee are to:

•	oversee our accounting and financial reporting processes, including the review of our quarterly and annual financial results;

•

select, retain, evaluate and terminate when appropriate, our independent registered public accounting firm, and oversee the relationship, including monitoring the independent registered public accounting firm’s independence and reviewing the scope of the independent registered public accounting firm’s work, including preapproval of audit and non-audit services;

•	review reports and recommendations of our independent registered public accounting firm;

•	review accounting principles and financial statement presentation;

•	oversee our internal audit function, including review of the scope of all internal audits and related reports and recommendations;

•	review management’s assessment of the effectiveness of our internal control over financial reporting and the independent registered public accounting firm’s related attestation;

•	monitor the integrity of our financial statements;

•	monitor compliance with financial reporting requirements;

•	monitor compliance with internal control over financial reporting;

•	evaluate the performance of our independent registered public accounting firm, including the lead partner, and the performance of our internal auditors;

•	discuss our financial statements and our quarterly and annual reports to be filed with the SEC with management and the independent registered public accounting firm;

•	review our policies regarding the assessment of financial risk;

•	review our compliance programs;

•	review and approve related person transactions and conflicts of interest involving directors and executive officers;

•	review our procedures for receiving and responding to concerns regarding accounting and auditing matters; and

•	review and approve the Audit Committee report to be included in the proxy statement.

Each member of the Audit Committee is financially literate and has accounting or financial management expertise. The Board has determined that Mr. Becker has financial management expertise and, based upon his education and experience as a public accountant and experience in advising, auditing and reporting on the financial statements and on internal control over financial reporting of large publicly held companies, including retail companies, the Board has determined that Mr. Becker is an audit committee financial expert as defined in Item 407(d)(5)(ii) and (iii) of Regulation S-K. The Board has also determined that each Audit Committee member is independent under the listing standards of the NYSE, the Corporate Governance Guidelines and Rule 10A-3 under the Securities Exchange Act of 1934 (the “Exchange Act”).

Compensation Committee

The Compensation Committee held eight (8) meetings in 2016. The Compensation Committee annually reviews and reassesses the adequacy of its charter. In December 2016, the Compensation Committee reviewed and approved the Compensation Committee Charter and determined that no changes need to be made. The Compensation Committee’s primary functions are to:

•

develop and approve the Company’s executive compensation philosophy and strategy, including the balance between or mix of base salaries, cash and equity-based incentive compensation and other compensation components for our Chief Executive Officer, other executive officers and the Board;

•	review and approve compensation and goals for our Chief Executive Officer and evaluate his or her performance;

•	review and approve compensation and goals for our other executive officers and review our Chief Executive Officer’s evaluation of the performance of those executive officers;

•	approve the Company’s cash-based incentive plans for executive officers, including the performance measures to be applied in determining incentive awards;

•

review and make recommendations to the Board for approval with respect to the types and structures of employee retirement plans for our Chief Executive Officer, other executive officers and other employees;

•	establish and periodically review Company policies with respect to perquisites and other non-cash benefits for executive officers;

•	periodically review the operation of the Company’s broad-based programs and overall compensation programs for key employees;

•	designate key employees who may be granted stock options, performance awards and other stock based awards, and determine the number of shares that are granted to such key employees;

•	determine stock ownership guidelines and monitor compliance with such guidelines;

•	review the annual Compensation Committee report on executive compensation and the compensation discussion and analysis section included in the proxy statement;

•

review the Company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking, review and discuss at least annually the relationship between risk management policies and practices and compensation and evaluate compensation policies and practices that could mitigate any such risk;

•	work with our Chief Executive Officer and our Non-Executive Chairman to develop succession plans for our Chief Executive Officer for an emergency situation and over the longer term; and

•	recommend to the full Board for its approval the amount and form of compensation to be paid to Company non-employee directors.

The Board has determined that each Compensation Committee member is (i) independent under the listing standards of the NYSE, the Corporate Governance Guidelines and Rule 10C-1 under the Exchange Act, (ii) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and (iii) an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986 (the “Internal Revenue Code”).

Compensation Committee Procedures

The Compensation Committee directs management to prepare financial data used by the Compensation Committee in determining executive compensation. In addition, members of our human resources department assist in providing historical information on compensation paid to executives. Management provides recommendations to the Compensation Committee regarding the level and type of compensation to provide to officers who hold the office of Vice President or higher. Members of our legal department provide the Compensation Committee with general advice on laws applicable to executive compensation and the directors’ fiduciary duties in setting compensation, and the Compensation Committee may from time to time consult with outside legal counsel.

In accordance with its charter, the Compensation Committee has the authority to engage, retain and terminate a compensation consultant. In 2016, the Compensation Committee retained Frederic W. Cook & Co, Inc., (“FW Cook”), as an independent consultant with respect to executive and director compensation matters. FW Cook focuses on advising boards on executive compensation and provides executive compensation advisory services. The Compensation Committee assesses the independence of a consultant from management, taking into consideration all factors relevant to the advisor’s independence, including the factors specified in the listing standards of the NYSE and Rule 10C-1 under the Exchange Act. The Compensation Committee believes that FW Cook has been independent throughout its service to the Compensation Committee and there is no conflict of interest between FW Cook and the Compensation Committee. Additional information regarding the Compensation Committee’s engagement of FW Cook can be found in the section below entitled Compensation Discussion and Analysis – Compensation Determinations and the Role of Consultants.

Our Chief Executive Officer, Executive Vice President, Chief Financial Officer, Senior Vice President, General Counsel/Corporate Secretary, Senior Vice President, Human Resources and other officers have attended Compensation Committee meetings from time to time as the Compensation Committee deems appropriate. Our Chief Executive Officer’s feedback about each officer’s performance is considered by the Compensation Committee in their determination of the officer’s salary and incentive compensation.

The Compensation Committee may delegate all or any part of its authority and powers under the Vitamin Shoppe 2009 Equity Incentive Plan to one or more members of the Board and/or our officers, except that the Compensation Committee may not delegate its authority or power if prohibited by law, or if the delegation would cause the awards or other transactions under the plan to cease to be exempt from Section 16(b) of the Exchange Act or not qualify for, or cease to qualify for, exemption under Internal Revenue Code Section 162(m).

Compensation Committee Interlocks and Insider Participation

Catherine E. Buggeln, Deborah M. Derby, Beth M. Pritchard, David H. Edwab and B. Michael Becker each served as a member of the Compensation Committee during 2016. No person who served as a member of the Compensation Committee during the last fiscal year has served as one of our officers or employees. No person who served as a member of the Compensation Committee during the fiscal year has any relationship requiring disclosure under Item 404 of Regulation S-K, and none of our executive officers serves as a member of the board of directors or as a member of a compensation committee of any other company that has an executive officer serving as a member of the Board or the Compensation Committee.

Nomination and Governance Committee

The Nomination and Governance Committee met five (5) times in 2016. The Nomination and Governance Committee annually reviews and reassesses the adequacy of its charter. In December 2016, the Nomination and Governance Committee reviewed and approved the Nomination and Governance Committee Charter and determined that no changes need to be made. The Nomination and Governance Committee’s primary functions are to:

•	identify, recruit and screen potential director nominees and recommend such nominees for election as members of the Board;

•	review criteria and policies relating to director independence, service and tenure;

•	review any director resignation letter tendered and evaluate and recommend to the Board whether such resignation shall be accepted;

•	recommend directors for membership on the Audit, Compensation and Nomination and Governance Committees, including their Chairmen;

•	recommend directors and executive officers for membership on other committees established by the Board;

•	develop and recommend a set of corporate governance principles designed to foster an effective corporate governance environment;

•	review the Company’s charter, bylaws and charters of Board committees; and

•	manage the performance review process of the Board, its committees and our Chief Executive Officer.

The Board has determined that each Nomination and Governance Committee member is independent under the listing standards of the NYSE and the Corporate Governance Guidelines.

Other Corporate Governance Resources

The charters of each committee, the Corporate Governance Guidelines, our Standards of Business Conduct and our Code of Ethics for our Senior Financial Employees are available on the Investor Relations page of our website, www.vitaminshoppe.com.

DIRECTOR COMPENSATION

We had ten (10) directors on December 31, 2016, the last day of our 2016 fiscal year. During fiscal 2016, only non-management and independent directors received compensation for their services on the Board. Mr. Watts who served as our Chief Executive Officer and also as director during fiscal 2016, did not receive any compensation for his services on the Board.

In 2016, we paid the non-executive chairman a $200,000 annual cash retainer, and each non-management and independent member of the Board a $55,000 annual cash retainer, paid quarterly, and no meeting attendance fees. Each independent committee chairperson, the committee members and the Lead Director received additional annual cash retainers, paid in quarterly installments, as follows:

Committee Chair Retainers	Amount ($)

Audit	20,000
Compensation	15,000
Nomination and Governance	10,000
Committee Member Retainers
Audit	10,000
Compensation	7,500
Nomination and Governance	5,000
Lead Director Retainer
Mr. Bowlin (1)	8,500
Non-Executive Director Retainer
Mr. Bowlin (1)	100,000
Mr. Markee (2)	100,000

(1)	Mr. Bowlin served as Lead Director until June 2016, after which, he assumed the role of Non-Executive Chairman of the Board. The 2016 annual cash retainer received by Mr. Bowlin for acting as Lead Director represents the amount he earned based upon an annualized base retainer of $17,000. The 2016 annual cash retainer received by Mr. Bowlin for acting as Non-Executive Chairman represents the amount he earned based upon an annualized base retainer of $200,000.
(2)	Mr. Markee served as Non-Executive Chairman from January 2016 until June 2016. The 2016 annual cash retainer represents the amount he earned based upon an annualized base retainer of $200,000.

In 2016, each of the Company’s non-employee directors received an annual grant of restricted stock units. Each non-employee director has been granted an award of restricted stock units on July 1, 2016, with a grant date value of approximately $70,000 and with vesting in equal quarterly installments on October 3, 2016, January 3, 2017, April 3, 2017, and July 3, 2017, subject to the director’s continued service as a Board member, except that if the director is not nominated or re-elected to serve on the Board after the 2017 Annual Meeting, that director’s final quarterly vesting will be accelerated and will vest the day following the 2018 Annual Meeting. Each of the Company’s non-employee directors will have the option to defer receiving our common stock upon the vesting of the restricted stock units to three or five years after the vesting date or until the resignation of the Company’s non-employee director.

The following table provides information concerning the compensation of each director who served in fiscal 2016 other than Mr. Watts whose compensation is described elsewhere in this proxy statement and who did not receive any compensation for his services on the Board:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)(2)	All Other Compensation ($)	Total ($)
Richard L. Markee (3)(4)	127,500	69,988	—	197,488
B. Michael Becker	80,625	69,988	—	150,613
John D. Bowlin (3)	146,000	69,988	—	215,988
Catherine E. Buggeln (4)(5)	62,500	69,988	1,875	134,363
Deborah M. Derby	73,125	69,988	—	143,113
John H. Edmondson (6)	37,500	—	—	37,500
David H. Edwab	72,500	69,988	—	142,488
Guillermo G. Marmol (7)	45,000	84,079	—	129,079
Richard L. Perkal (6)	28,750	—	—	28,7500
Beth M. Pritchard	70,000	69,988	—	139,988
Timothy J. Theriault (7)	48,750	84,079	—	132,829

(1)	Compensation expense resulting from the grant of restricted stock units is based on the grant date fair value of those awards and is recognized over a one-year vesting period for the restricted stock units granted on July 1, 2016. The amounts reflected in this column were calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”).
(2)	No options were awarded in fiscal 2016.
(3)	Mr. Markee and Mr. Bowlin each received $100,000 for serving as the non-executive chairman of the board for six months.
(4)	Richard L. Markee and Catherine E. Buggeln, having decided to not stand for reelection, were not nominated to serve on the Board at the 2017 Annual Meeting.
(5)	A one-time payment of $1,875 was made to Ms. Buggeln to compensate her for Compensation Committee membership fees in the third quarter of 2015.
(6)	John H. Edmondson and Richard L. Perkal decided not to stand for reelection to serve on the Board at the 2016 Annual Meeting.
(7)	The amount reflected in the Stock Awards column for Mr. Marmol and Mr. Theriault includes 470 restricted stock units granted on March 28, 2016 which vested on July 2, 2016.

The table below shows the aggregate number of shares underlying stock options and the number of restricted stock units held by our non-employee directors as of December 31, 2016.

Name	Stock Options (#)	Unvested Restricted Stock Units (#)	Unvested Restricted Shares (#)	Deferred Restricted Stock Units (#)
Richard L. Markee	100,000	1,710	2,154	—
B. Michael Becker	27,742	1,710	—	—
John D. Bowlin	—	1,710	—	—
Catherine E. Buggeln	20,937	1,710	—	569
Deborah M. Derby	—	1,710	—	569
David H. Edwab	2,030	1,710	—	569
Guillermo G. Marmol	—	1,710	—	—
Beth M. Pritchard	28,742	1,710	—	569
Timothy J. Theriault	—	1,710	—	—

Stock Ownership Guidelines for Directors

Effective January 1, 2016, the Board approved new stock ownership guidelines for the non-management and independent members of the Board to continue to encourage significant ownership of our common stock and to further align the personal interests of the directors with the interests of our stockholders. Each covered director is prohibited from selling any shares of our common stock unless at the time of such sale, and on a pro forma basis giving effect to such sale, such director holds an aggregate value of five (5) times such director’s base retainer, or $275,000 in our common stock and/or deferred stock units.

SECURITY OWNERSHIP

The following table describes, as of March 31, 2017, the beneficial ownership of our common stock by:

•	each person we believe beneficially holds more than 5% of the outstanding shares of our common stock based solely on our review of SEC filings;

•	each of our named executive officers;

•	each of our directors and director nominees; and

•	all of our directors and executive officers as a group.

Beneficial Owner	Shares of Common Stock Beneficially Owned***	Percent of Common Stock Outstanding****
Beneficial Owners of More than 5% of Our Common Stock
Fuller & Thaler Asset Management, Inc. (1)	1,753,309	7.35%
Barrow, Hanley, Mewhinney & Strauss, LLC (2)	1,787,636	7.50%
The Vanguard Group, Inc. (3)	1,903,951	7.98%
Dimensional Fund Advisors LP (4)	2,024,819	8.50%
Carlson Capital, L.P. (5)	2,287,521	9.58%
Eagle Asset Management, Inc. (6)	2,481,562	10.40%
BlackRock Inc. (7)	2,837,932	11.90%

Named Executive Officers and Directors*:
Colin Watts (8)	26,577	**
Brenda Galgano (9)	28,272	**
Jason Reiser (10)	—	**
Michael J. Beardall (11)	2,671	**
David M. Kastin (12)	2,671	**
B. Michael Becker (13)	32,171	**
John D. Bowlin (13)	9,576	**
Catherine E. Buggeln (13)	26,320	**
Deborah M. Derby (13)	6,452	**
Tracy Dolgin (13)	—	**
David H. Edwab (13)	11,706	**
Guillermo G. Marmol (13).	3,179	**
Richard L. Markee (13)	60,420	**
Beth M. Pritchard (13)	36,558	**
Alexander W. Smith (13)	—	**
Timothy J. Theriault (13)	2,179	**
All directors and executive officers as a group (17 persons)	255,195	1.07%

*	The address of each stockholder is c/o Vitamin Shoppe, Inc., 300 Harmon Meadow Blvd., Secaucus, New Jersey 07094.

**	Represents less than 1%.

***	For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock with respect to which such person has (or has the right to acquire within 60 days) sole or shared voting power or investment power.

****	Percentage of beneficial ownership is based on 23,869,792 shares of common stock outstanding at March 31, 2017.

(1)	Based solely on a Schedule 13G filed with the SEC on February 23, 2017 by Fuller & Thaler Asset Management, Inc. (“Fuller & Thaler”). At that time, Fuller & Thaler reported sole voting power as to 1,721,959 and sole dispositive power as to 1,753,309 shares. Fuller & Thaler listed its address as 411 Borel Avenue, Suite 300, San Mateo, CA 34402.
(2)	Based solely on a Schedule 13G filed with the SEC on February 9, 2017 by Barrow, Hanley, Mewhinney & Strauss, LLC. At that time, Barrow, Hanley, Mewhinney & Strauss, LLC reported sole voting power as to 1,048,675 shares, shared voting power as to 738,961 shares and sole dispositive power as to 1,787,636 shares and listed its address as 2200 Ross Avenue, 31st Floor Dallas, TX 75201-2761.
(3)	Based solely on a Schedule 13G/A filed with the SEC on February 10, 2017 by The Vanguard Group, Inc. At that time, The Vanguard Group, Inc. reported sole voting power as to 29,748 shares, shared voting power as to 5,900 shares, sole dispositive power as to 1,869,307 shares and shared dispositive power as to 34,644 shares and listed its address as 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(4)	Based solely on a Schedule 13G filed with the SEC on February 9, 2017 by Dimensional Fund Advisors LP (“Dimensional”). Dimensional reported sole voting power as to 1,923,721 and sole dispositive power as to 2,024,819 shares, and Dimensional listed its address as Building One 6300 Bee Cave Road Austin, Texas, 78746.
(5)	Based solely on a Schedule 13D/A filed with the SEC on February 21, 2017 by (i) Double Black Diamond Offshore Ltd. (“DOF”); (ii) Black Diamond Relative Value Offshore Ltd. (“ROF”); (iii) Black Diamond Relative Value Cayman, L.P. (“RVC”); (iv) Black Diamond Offshore Ltd. (“OFF”); (v) Black Diamond Arbitrage Offshore Ltd. (“AOF” and together with DOF, ROF, RVC and OFF, the “Funds”); (vi) Carlson Capital, L.P. (“Carlson Capital”); (vii) Asgard Investment Corp. II, the general partner of Carlson Capital (“Asgard II”); (viii) Asgard Investment Corp., the sole stockholder of Asgard II (“Asgard I”); and (ix) Clint D. Carlson (“Mr. Carlson” and together with the Funds, Carlson Capital, Asgard II and Asgard I, the “Carlson Reporting Persons”). At that time, Carlson Capital, Asgard II, Asgard I and Mr. Carlson reported shared voting power and shared dispositive power as to (i) the 1,630,576 shares as owned by DOF, (ii) the 467,367 shares as owned by ROF, (iii) the 88,040 shares as owned by RVC, (iv) the 61,750 shares as owned by OFF and (v) the 39,788 shares as owned by AOF. The Carlson Reporting Persons listed their addresses as 2100 McKinney Avenue, Suite 1800, Dallas, TX 75201.
(6)	Based solely on a Schedule 13G/A filed with the SEC on December 16, 2016 by Eagle Asset Management, Inc. At that time, Eagle Asset Management, Inc. reported sole voting power as to 2,481,562 shares and sole dispositive power as to 2,481,562 shares and listed its address as 880 Carillon Parkway, St. Petersburg, Florida 33716.
(7)	Based solely on a Schedule 13G/A filed with the SEC on January 17, 2017 by BlackRock Inc. At that time, BlackRock Inc. reported sole voting power as to 2,778,272 shares and sole dispositive power as to 2,837,932 shares and listed its address as 55 East 52nd Street, New York, New York 10022.
(8)	The shares reported do not include 7,435 unvested restricted stock awards, which will vest March 8, 2018, 18,315 unvested restricted stock awards, which will vest on April 6, 2018, 7,436 unvested restricted stock awards, which will vest on March 8, 2019, 25,523 unvested restricted stock awards, which will vest on March 10, 2019, 25,524 unvested restricted stock awards which will vest on March 10, 2020, 29,742 unvested performance share units, which will vest on December 29, 2018, 51,047 unvested performance share units which will vest on December 28, 2019 and 36,144 shares of common stock issuable under options exercisable in two equal installments on March 8, 2018 and March 8, 2019.
(9)

The shares reported do not include 1,785 unvested restricted stock awards, which will vest on March 8, 2018, 6,227 unvested restricted stock awards, which will vest on April 6, 2018, 1,786 unvested restricted stock awards, which will vest on March 8, 2019, 6,380 unvested restricted stock awards, which will vest on March 10, 2019, 6,381 unvested restricted stock awards, which will vest on March 10, 2020, 7,142 unvested performance share units, which will vest on

December 29, 2018, 12,761 unvested performance share units, which will vest on December 28, 2019, and 8,679 shares of common stock issuable under options exercisable in two equal installments on March 8, 2018 and March 8, 2019.
(10)	The shares reported do not include 7,886 unvested restricted stock awards, which will vest on July 11, 2018, 9,816 unvested restricted stock awards, which will vest on March 10, 2019, 7,886 unvested restricted stock awards, which will vest on July 11, 2019, 9,817 unvested restricted stock awards, which will vest on March 10, 2020, 15,772 unvested performance share units, which will vest on December 29, 2018, and 19,633 unvested performance share units, which will vest on December 28, 2019.
(11)	The shares reported do not include 5,158 unvested restricted stock awards, which will vest on June 17, 2017, 1,098 unvested restricted stock awards, which will vest on March 8, 2018, 5,159 unvested restricted stock awards, which will vest on June 17, 2018, 1099 unvested restricted stock awards, which will vest on March 8, 2019, 3,926 unvested restricted stock awards, which will vest on March 10, 2019, 3,927 unvested restricted stock awards, which will vest on March 10, 2020, 4,395 unvested performance share units, which will vest on December 29, 2018, 7,853 unvested performance share units, which will vest on December 28, 2019, and 5,341 shares of common stock issuable under options exercisable in two equal installments on March 8, 2018 and March 8, 2019.
(12)	The shares reported do not include 3,514 unvested restricted stock awards, which will vest on August 20, 2017, 1,098 unvested restricted stock awards, which will vest on March 8, 2018, 3,514 unvested restricted stock awards, which will vest on August 20, 2018, 1099 unvested restricted stock awards, which will vest on March 8, 2019, 3,926 unvested restricted stock awards, which will vest on March 10, 2019, 3,927 unvested restricted stock awards, which will vest on March 10, 2020, 4,395 unvested performance share units, which will vest on December 29, 2018, 7,853 unvested performance share units, which will vest on December 28, 2019, and 5,341 shares of common stock issuable under options exercisable in two equal installments on March 8, 2018 and March 8, 2019.
(13)	The shares reported do not include 570 unvested restricted stock units, which will vest on July 1, 2017; provided, however, pursuant to the Company’s Director Compensation Plan, because Catherine E. Buggeln and Richard L. Markee were not nominated to serve on the Board, vesting for their respective 570 unvested restricted stock units will be accelerated and they will vest the day following the 2017 Annual Meeting.

Equity Compensation Plan Information

The following table sets forth, as of December 31, 2016, certain information related to our equity compensation plans.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	643,202	(1)	$25.30	2,091,144
Equity compensation plans not approved by security holders	—		—	—

Total	643,202		—	2,091,144

(1)	Consists solely of awards granted under our 2006 Stock Option Plan and our 2009 Equity Incentive Plan. Includes 125,015 shares of common stock underlying outstanding performance share units that have not vested and 15,390 shares of common stock underlying outstanding restricted stock units that have not vested, which shares are not included in the weighted average exercise price of outstanding options, warrants and rights column.

EXECUTIVE OFFICERS

The following table sets forth the name, age and principal position of each of our executive officers as of the date of this proxy statement:

Name	Age	Position
Colin Watts	51	Chief Executive Officer
Brenda Galgano	48	Executive Vice President and Chief Financial Officer
Jason Reiser	48	Executive Vice President and Chief Operating Officer
David M. Kastin	49	Senior Vice President, General Counsel and Corporate Secretary
Daniel Lamadrid	42	Senior Vice President, Chief Accounting Officer and Controller
Michael J. Beardall	48	President, Nutri-Force Nutrition

Colin Watts. We provide Mr. Watts’ biography above under Proposal One—Election of Directors—Nominees for Director.

Brenda Galgano, CPA, has served as our Executive Vice President and Chief Financial Officer since March 31, 2011. She previously served as Senior Vice President and Chief Financial Officer for The Great Atlantic & Pacific Tea Company, Inc. from November 2005 through March 2011, and from February 2010 was additionally appointed their Treasurer. Ms. Galgano served as Senior Vice President and Corporate Controller, from November 2004 to November 2005, Vice President, Corporate Controller from February 2002 to November 2004, Assistant Corporate Controller from July 2000 to February 2002 and Director of Corporate Accounting from October 1999 to July 2000. The Great Atlantic & Pacific Tea Company, Inc. filed for protection under chapter 11 of the United States Bankruptcy Code in December 2010. Prior to joining The Great Atlantic & Pacific Tea Company, Inc., Ms. Galgano was with PricewaterhouseCoopers LLP as Senior Manager, Assurance and Business Advisory Services.

Jason Reiser has served as our Executive Vice President and Chief Operating Officer since July 11, 2016. He previously served as Senior Vice President, Hardlines Merchandising for Dollar Tree, Inc. (successor to Family Dollar) from July 2013 to September 2013, and Executive Vice President, Chief Merchandising Officer from October 2013 until June 2016. Prior to his employment with Family Dollar, Mr. Reiser held a series of executive positions at Sam’s Club (Vice President, Merchandising, Health & Family Care 2010-2013; Vice President, Operations & Compliance, Health & Wellness 2010; Senior Buyer Pharmacy/OTC 2006-2009, Walmart (Divisional Merchandise Manager, Wellness 2009-2010; Director, Government Relations and Regulatory Affairs 2002-2006; Pharmacy District Manager 2000-2002; Pharmacy Manager 1995-2000), and Teva Pharmaceuticals USA (Director, State Government Relations 2005).

David M. Kastin has served as our Senior Vice President, General Counsel and Corporate Secretary since August 2015. Mr. Kastin previously served as the Senior Vice President, General Counsel and Corporate Secretary of Town Sports International Holdings, Inc. from August 2007 to July 2015. From March 2007 through July 2007, Mr. Kastin was Senior Associate General Counsel and Corporate Secretary of Sequa Corporation, a diversified manufacturer. From March 2003 through December 2006, Mr. Kastin was in-house counsel at Toys “R” Us, Inc., most recently as Vice President, Deputy General Counsel. From 1996 through 2003, Mr. Kastin was an associate in the corporate and securities departments at several prominent New York law firms, including Bryan Cave LLP. From September 1992 through October 1996, Mr. Kastin was a Staff Attorney in the Northeast Regional Office of the U.S. Securities and Exchange Commission.

Daniel Lamadrid has served as our Senior Vice President, Chief Accounting Officer and Controller since December 2015. Mr. Lamadrid joined the company in 2011 as our Vice President and

Controller, and from August, 2012 to December 2015 served as our Vice President, Chief Accounting Officer and Controller. Prior to joining Vitamin Shoppe, Mr. Lamadrid was the Vice President Controller for the Retail Divisions of Polo Ralph Lauren where he was responsible for the management of the retail accounting departments. Before joining Polo Ralph Lauren, Mr. Lamadrid was the Controller at Hartz Mountain Corporation and the Finance Director at the Babies “R” Us division of Toys “R” Us. Mr. Lamadrid began his career in public accounting.

Michael J. Beardall has served as President of Nutri-Force Nutrition, the Company’s manufacturing subsidiary based in Miami Lakes, FL since June 2015. From April 2014 to March 2015, Mr. Beardall served as President of Capstone Nutrition, a global contract manufacturer of nutritional supplements, which acquired Cornerstone Research & Development in 2014. Previously, Mr. Beardall served in several executive roles at Cornerstone Research & Development, including, Chief Executive Officer from April 2010 to April 2014, Chief Financial Officer from November 2004 to April 2010, Financial Controller from January 1999 to November 2004 and from April 2008 to March 2015, Mr. Beardall also assumed the role of Chief Operating Officer. Prior to joining Cornerstone Research & Development, Mr. Beardall was a senior accountant at Deloitte & Touche, LLP.

PROPOSAL TWO—ADVISORY AND NON-BINDING VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

General

In accordance with Section 14A of the Exchange Act, we are requesting stockholder approval of the compensation paid to our named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K (including in the Compensation Discussion and Analysis section (“CD&A”), compensation tables and accompanying narrative disclosures). In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related SEC rules, this is an advisory vote, which means that this proposal is not binding on us.

The Board recommends that you vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion in this proxy statement, is hereby APPROVED.”

As described in detail below under the headings Compensation Discussion and Analysis and Executive Compensation, our compensation arrangements are designed to:

•	attract and retain talent from within the highly competitive global marketplace;

•	ensure a performance-based delivery of pay that aligns, as much as possible, our named executive officers’ rewards with our stockholders’ interests;

•	compensate our named executive officers in a manner that incentivizes them to manage our business to meet our long-range objectives;

•	compensate our named executive officers in a manner commensurate with their and our performance; and

•	promote a long-term commitment to us.

Required Vote

Please consider whether you agree with the objectives and philosophy in the CD&A, as well as whether the amounts we pay as a result are appropriate. Because your vote is advisory, it will not be binding upon the Board or Compensation Committee.

The Board recommends that you vote “FOR” the advisory vote to approve named executive officer compensation as described in this proxy statement.

PROPOSAL THREE—ADVISORY AND NON-BINDING VOTE ON FREQUENCY OF VOTE REGARDING NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with the requirements of Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the regulations of the SEC thereunder, our stockholders have the opportunity to cast an advisory vote on how often we should include a “say-on-pay” proposal in our proxy materials for future annual stockholder meetings. Stockholders may vote to recommend having the say-on-pay vote every year, every two years, or every three years.

Our stockholders voted in 2011, in an advisory vote, in favor of the annual submission of the Company’s executive compensation to our stockholders for approval on a non-binding basis, and our Board adopted this approach. We continue to believe that say-on-pay votes should continue to be conducted every year so that our stockholders may annually express their views on our executive compensation program.

As an advisory vote, this proposal is not binding on the Company, the Board, or the Compensation Committee; however, the Compensation Committee and the Board value the opinions expressed by our stockholders in their votes on this proposal and will consider the outcome of the vote when making future decisions regarding the frequency of conducting a say-on-pay vote.

Stockholders may cast their advisory vote to recommend holding future advisory votes on executive compensation every “1 Year,” “2 Years,” or “3 Years,” or to “Abstain.”

Required Vote

A plurality of the votes cast on this proposal will determine the stockholders’ preferred frequency for holding future advisory votes on executive compensation, which means that the option for holding an advisory vote every 1 year, 2 years, or 3 years receiving the greatest number of votes will be considered the preferred frequency of the stockholders.

The Board recommends that you vote for “1 year” on the advisory vote on frequency of the say-on-pay vote on named executive officer compensation as described in this proxy statement.

PROPOSAL FOUR—VOTE ON THE AMENDMENT AND RESTATEMENT OF THE 2009 EQUITY INCENTIVE PLAN, AND 162(M) PERFORMANCE GOALS

General Background

On February 21, 2017, the Board approved, subject to shareholder approval, an amendment and restatement of the Amended 2009 Equity Incentive Plan (the “2009 Plan”). The 2009 Plan as amended is herein referred to as the “Amended 2009 Plan.” Such amendment and restatement was undertaken to reapprove the material terms of the performance goals set forth therein for purposes of Section 162(m) of the Internal Revenue Code (“Section 162(m)”). Such re-approval is required so that certain incentive awards granted under the Amended 2009 Plan to executive officers of the Company may qualify as exempt performance-based compensation under Section 162(m), which otherwise generally disallows the corporate tax deduction for certain compensation paid in excess of $1,000,000 annually to each of the chief executive officer and the three other most highly paid executive officers of publicly-held companies other than the chief financial officer. Section 162(m) requires us to seek approval of the terms of the Amended 2009 Plan every five years in order for us to continue to fully deduct for federal income tax purposes the compensation paid under the Amended 2009 Plan to such officers. In addition to the foregoing, the Amended 2009 Plan limits the amount of equity compensation that may be paid to a non-employee director in any one year under the Amended 2009 Plan to $500,000 and provides the Board discretion to amend the Amended 2009 Plan to exclude, or adjust to reflect, the impact of a change in tax law or accounting standards required by generally accepted accounting principles. We are not seeking to increase the number of shares reserved for issuance under the Amended 2009 Plan, and we are not seeking to make material amendments to the Amended 2009 Plan. We are primarily asking stockholders to reapprove the Amended 2009 Plan to satisfy the Section 162(m) requirements set forth above.

Description of the 2009 Amended Plan

The following description of the Amended 2009 Plan is a summary only and is qualified in its entirety by reference to the complete text of the Amended 2009 Plan that is included as Appendix A to this Proxy Statement.

Administration.

The Board has ultimate responsibility for administering the Amended 2009 Plan but may delegate this authority to a committee of the Board or an executive of the Company, subject to certain limitations. The Board has generally delegated responsibility to the Compensation Committee (the “Committee”) to administer the Amended 2009 Plan. The Committee has broad discretion to determine the amount and type of grants and their terms and conditions. Individual grants will generally be based on a person’s position and present and potential contributions to the Company.

Eligibility

Our employees, non-employee directors, consultants, and independent contractors may be granted awards under the Amended 2009 Plan. However, incentive stock options (as defined below) may only be granted to employees. As of December 31, 2016 there were approximately 156 employees and 9 non-employee directors of the Company and its subsidiaries and affiliates who would be eligible to receive awards under the Amended 2009 Plan. Under the Amended 2009 Plan, a total of 184 persons held outstanding awards as of March 31, 2017.

Shares

The shares issuable pursuant to awards granted under the Amended 2009 Plan will be shares of our common stock. The maximum number of shares that may be issued pursuant to awards granted under the Amended 2009 Plan is comprised of 3,645,816 previously authorized shares and, as of

March 31, 2017, there were 1,459,092 such shares remaining available for issuance under the Amended 2009 Plan. The total authorized shares are subject to adjustment as described below.

For newly authorized shares, each share issued pursuant to a stock option will reduce the total authorized shares by one share. Each share issued pursuant to restricted stock, an RSU, a performance award or another stock- based award and each share delivered upon the exercise of a stock appreciation right (that is the net number delivered to the grantee) will reduce the total authorized shares by one share.

If any outstanding shares subject to an award are forfeited, cancelled, exchanged, or surrendered, or if an award terminates or expires or is settled in cash or otherwise without a distribution of shares to the grantee, the applicable number of shares will again be available for awards. In addition, for awards other than options, if we withhold shares underlying such award to pay for mandatory tax withholding obligations upon the exercise, vesting, or settlement of the award, the number of shares withheld will again become available for awards under the Amended 2009 Plan. However, (i) shares previously owned or acquired by the participant that are delivered to the Company, or withheld from an award, to pay the exercise price, or (ii) shares of common stock reserved for issuance upon the grant of a SAR that exceed the number of shares actually issued upon exercise will not become available for purposes of the Amended 2009 Plan.

The Company has not specifically determined the nature and amount of any awards that will be granted in the future to any eligible individual or group of individuals, except that: (i) the maximum number of stock options and stock appreciation rights (“SARs”) that may be granted to any one participant during any calendar year to 500,000, and (ii) the maximum number of awards (other than stock options and SARs) that may be paid to any one participant for any calendar year based on the achievement of performance goals (as performance-based compensation under Section 162(m) ) is 500,000 shares, or if such award is payable in cash, the fair market equivalent thereof. The Amended 2009 Plan permits the grant of options, stock appreciation rights, restricted stock, RSUs, performance awards, and other stock-based awards (collectively “awards”). Awards may be denominated or paid in shares, cash or other property. Cash performance awards may be annual or long-term incentive awards.

At March 31, 2017, the closing price per share of our common stock on the NYSE was $20.15.

Types of Awards

The Committee is authorized to grant the following types of awards. Unless otherwise determined by the Committee, each award is evidenced by an award agreement containing the terms and conditions applicable to the award granted.

Options. The Committee may grant either incentive stock options (“ISOs”), which are intended to qualify for special tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or non-qualified stock options (“NQSOs”). Each option entitles the holder to purchase a number of shares of our common stock at a set exercise price, as specified in the award agreement. The exercise price for an option is determined by the Committee, but in no event will the exercise price be less than the fair market value of our common stock on the date of grant. Options are exercisable over an exercise period determined by the Committee, which will not exceed ten years from the date of grant.

Stock Appreciation Rights. The Committee may issue SARs either independently or in tandem with an option. SARs entitle the holder to the right to be paid an amount measured by the appreciation in fair market value of our common stock from the date of grant to the date of the exercise of the right. Payment of SARs may be made in cash, our common stock, or property, as determined at the discretion of the Committee. SARs are exercisable over an exercise period determined by the

Committee, which will not exceed ten years from the date of grant. The grant price of SARs (used in calculating appreciation at exercise) will be no less than the fair market value of a share of our common stock on the date of grant.

Restricted Stock. Restricted stock is an award of shares that may be conditioned upon satisfying certain vesting requirements and/or performance criteria, as well as, subject to certain restrictions, such as on transferability, and a risk of forfeiture in the event of certain types of termination of the grantee’s employment. Generally, the holder of restricted stock is entitled to the same rights as a shareholder, including the right to vote the restricted stock and the right to receive dividends.

Restricted Stock Unit. An RSU entitles the holder to the right to receive shares or cash at the end of a deferral period, and may be conditioned upon satisfying specified vesting requirements and/or performance criteria. The Committee may impose restrictions or conditions as to the vesting of an RSU, which may include the achievement of performance goals as set by the Committee or a risk of forfeiture in the event of certain types of termination of the grantee’s employment. Upon the vesting of an RSU, the grantee will become entitled to receive a number of shares of common stock equal to the number of vested RSUs. Shares generally will be delivered within 30 days of the date of vesting, unless the RSUs terms provide for a deferred delivery date or delivery is otherwise delayed under Section 409A of the Code.

Performance Awards. A performance award (“PA”) is a right or other interest granted to an individual that may be denominated in cash or shares and payable in shares, cash or in a combination of both. PAs are granted with value and payment contingent upon the achievement of performance goals relating to periods of performance specified by the Committee. Terms and conditions of a PA are determined by the Committee.

Other Stock-Based Awards. The Committee may grant awards in the form of other stock-based awards, which may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, our common stock. The terms and conditions of any other stock-based awards are determined by the Committee.

Performance Goals

Performance goals are pre-established by the Committee, in its sole discretion, based on one or more of the following criteria: (a) revenue, (b) earnings per Share, (c) net income per Share, (d) Share price, (e) pre-tax profits, (f) net earnings, (g) net income, (h) operating income, (i) cash flow, (j) earnings before interest, taxes, depreciation and amortization, (k) sales, (l) total stockholder return relative to assets, (m) total stockholder return relative to peers, (n) financial returns (including, without limitation, return on assets, return on equity and return on investment), (o) cost reduction targets, (p) customer satisfaction, (q) customer growth, (r) employee satisfaction, (s) gross margin, (t) revenue growth, (u) store openings, (v) any combination of the foregoing, or, (w) such other criteria as the Committee may determine. Performance goals may be based upon the attainment of specified levels of performance by the Company, or a business unit, division, subsidiary, or affiliate of the Company. In addition, performance goals may be based upon the attainment of specified levels of performance under one or more of the measures described above relative to the performance of other entities.

Measurement of performance relative to performance goals generally will exclude the impact of losses or charges in connection with restructurings or discontinued operations. In addition, the Committee, in its sole discretion, will have the authority to make equitable adjustments to the performance goals in recognition of unusual or non-recurring events affecting the Company or any subsidiary or the financial statements of the Company or any subsidiary in response to changes in applicable laws or regulations, including changes in generally accepted accounting principles or practices, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles, subject to applicable limitations under Section 162(m) to ensure the performance awards are fully tax deductible by the Company.

Per Person Limitations

The Amended 2009 Plan limits the: (i) number of stock options and SARS that may be granted to any one participant other than non-employee directors during any calendar year to 500,000 shares, (ii) number of awards (other than stock options and SARs) that may be paid to any one participant other than non-employee directors based on the achievement of performance goals intended to qualify as performance-based compensation under Section 162(m) in any calendar year to 500,000 shares, or if such award is payable in cash, the fair market equivalent thereof, and (iii) amount of equity compensation that may be paid to a non-employee director in any one-year under the amended 2009 Plan to $500,000. In the case of multi-year performance periods, the amount which is paid for any one calendar year of the performance period is the amount paid for the performance period divided by the number of calendar years in the period.

Adjustment to Shares

In the event that any dividend or other distribution, recapitalization, common stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects our common stock such that an adjustment is appropriate to prevent dilution or enlargement of the rights of award grantees, the Committee will make equitable changes or adjustments to outstanding awards to prevent such dilution or enlargement of rights, and adjustments to the number of shares reserved under the Amended 2009 Plan and the per-person limits relating to shares. The changes may include the number and kind of shares of common stock or other property, the exercise price, grant price, or purchase price and terms relating to performance goals (such as share price targets).

Change-in-Control Provisions

For awards made pursuant to the Amended 2009 Plan, in the event of a change in control, the Amended 2009 Plan does not generally provide for automatic vesting. Instead, for future awards the Amended 2009 Plan utilizes “double-trigger” vesting, under which awards vest if the participant’s employment is terminated by the Company without cause within twenty-four months of the change in control or by the participant due to an adverse change in status. If a change in control occurs prior to the end of a specified performance period, in the case of awards subject to performance goals, such performance goals and other conditions pertaining to awards under which payments shall be deemed to be achieved or fulfilled on a pro-rata basis for (i) the number of whole months elapsed from the commencement of the relevant performance period through the change in control over (ii) the number of whole months included in the original performance period, measured at the actual performance level achieved, and are waived by the Company.

Non-transferability

Awards granted generally are not transferable except by will or the laws of descent and distribution and are only exercisable during the lifetime of the recipient of the award or the recipient’s guardian or legal representative. The Committee can permit transfers of certain awards for estate planning purposes, but transfers to third parties for value are not permitted.

Amendment and Termination

The Board may alter, amend, suspend or terminate the Amended 2009 Plan in whole or in part. Shareholder approval would generally be required for an amendment increasing the shares reserved for the Amended 2009 Plan, expanding eligibility, or increasing benefits to participants. Shareholder approval also is required for any Amended 2009 Plan amendment or other action that would constitute a repricing of outstanding options or SARs.

However, not all amendments that would have the effect of increasing the cost of the Amended 2009 Plan or increasing the value of outstanding awards would require shareholder approval. No amendment or termination of the Amended 2009 Plan may materially adversely affect the rights of the holder of any award previously granted without the holder’s consent. Unless earlier terminated by the Board, the Amended 2009 Plan will expire on the tenth anniversary of its effective date.

New Plan Benefits Table

Awards that will be made to the executive officers and directors pursuant to the Amended 2009 Plan are within the discretion of the Committee, and the Committee has not yet made a determination of the amounts and/or types of such awards that will be granted going forward. Therefore, it is not possible to determine the benefits that will be received by executive officers and directors if the Amended 2009 Plan is reapproved by the stockholders. However, the following table sets forth the benefits or amounts which would have been received by or allocated to each of the executive officers named below, all current executive officers as a group, all non-employee directors as a group, and all other employees, in each case, for the last completed fiscal year if the Amended 2009 Plan had been in effect.

		Number of Shares
Name	Dollar Value ($)	Restricted Stock	Performance Share Units	Restricted Stock Units
Colin Watts, Chief Executive Officer	1,349,989	14,871	29,742	—
Jason Reiser, Chief Operating Officer	999,945	15,772	15,772	—
Brenda Galgano, Chief Financial Officer	324,175	3,571	7,142	—
Michael Beardall, President, Nutri-Force Nutrition	199,474	2,197	4,395	—
David Kastin, General Counsel and Corporate Secretary	199,474	2,197	4,395	—
All Executive Officers as a Group (6 people)	3,272,531	40,805	65,841	—
All Non-Employee Directors as a Group (9 people)	658,074	—	—	21,451
All Other Employees	6,143,666	139,321	69,086	—

In accordance with SEC rules, the following table lists all options granted to the individuals and groups indicated below since the adoption of the 2009 Plan in 2009.

Name	Options
Colin Watts, Chief Executive Officer	54,216
Jason Reiser, Chief Operating Officer	—
Brenda Galgano, Chief Financial Officer	13,019
Michael Beardall, President, Nutri-Force Nutrition	8,012
David Kastin, General Counsel and Corporate Secretary	8,012
All Executive Officers as a Group (6 people)	96,271
All Non-Employee Directors as a Group (9 people)	35,334
Each other person who received or is to receive 5% of such options, warrants or rights	—
All Other Employees, including all current officers who are not executive officers as a group	733,865

Equity Compensation Plan Information

The following table sets forth, as of March 31, 2017, certain information related to the Company’s equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column
Equity compensation plans approved by security holders	759,597	(1)	$27.75	1,526,732

(1)	Consists solely of awards granted under our 2006 Stock Option Plan and our 2009 Equity Incentive Plan. Includes 358,801 shares of common stock underlying outstanding performance share units that have not vested and 10,260 shares of common stock underlying outstanding restricted stock units that have not vested, which shares are not included in the weighted average exercise price of outstanding options, warrants and rights column.

The Company does not have any equity compensation plans not approved by security holders.

Federal Income Tax Consequences

The following is a brief, general summary of certain federal income tax consequences applicable to awards based on current federal income tax laws, regulations (including proposed regulations), and judicial and administrative interpretations. Federal income tax laws and regulations are amended frequently, and such amendments may or may not be retroactive. Individual circumstances may vary these results. Further, employees and other award recipients may be subject to taxes other than federal income taxes, such as federal employment taxes, state and local income taxes and estate or inheritance taxes. This summary is intended for the information of stockholders in connection with the proposal to reapprove the Amended 2009 Plan and not as tax advice to plan participants.

NQSOs. An individual is not subject to any federal income tax upon the grant of an NQSO. Upon exercise of an NQSO, however, he or she generally will recognize ordinary income in an amount equal to the excess of the fair market value of the shares transferred to him or her over the exercise price for the shares, with such fair market value generally determined on the date the shares are transferred pursuant to the exercise. If shares acquired upon exercise of an NQSO are later sold by the individual, then the difference between the sales price and the fair market value of the shares on the date that ordinary income previously was recognized on the shares generally will be taxable as long-term or short-term capital gain or loss (depending upon whether the shares have been held for more than one year). We normally will be entitled to a federal income tax deduction equal to the amount of ordinary income recognized by the individual in the year the income is recognized.

ISOs. An associate is not subject to any federal income tax upon the grant of an ISO. In addition, normally he or she will not recognize income for federal income tax purposes as the result of the exercise of an ISO and the related transfer of shares of our common stock to him or her. However, the excess of the fair market value of the shares transferred upon exercise of the ISO over the exercise price will constitute an adjustment to income for purposes of calculating alternative minimum tax for the year in which the ISO is exercised, and an employees’ federal income tax liability may be increased as a result under the alternative minimum tax rules of the Code.

If an associate holds the shares acquired upon exercise of an ISO for at least two years following grant of the option and at least one year following exercise, he or she generally will recognize long-term capital gain or loss upon the disposition of the shares equal to the difference between the amount realized on the disposition and the exercise price for the shares. If an associate disposes of shares acquired upon exercise of an ISO before satisfying the one- and two-year holding periods described above, he or she may recognize both ordinary income and capital gain in the year of disposition. The amount of the ordinary income generally will be the lesser of (i) the amount realized on disposition less the exercise price for the shares, and (ii) the amount by which the fair market value of the shares transferred to the employees upon exercise exceeded the exercise price for the shares. The balance, if any, of the gain recognized on the disposition will be taxable as long-term or short-term capital gain (depending upon whether the shares have been held for more than one year).

We generally are not entitled to any federal income tax deduction on the grant or the exercise of an ISO or upon an employees’ disposition of the shares acquired after satisfying the holding periods described above. If the holding periods are not satisfied, we may be entitled to a federal income tax deduction in the year the shares are disposed of in an amount equal to any ordinary income recognized by an associate.

Stock Appreciation Rights. An associate or other individual will recognize ordinary income for federal income tax purposes upon the exercise of a SAR for cash, our common stock, property, or a combination thereof, and the amount of income that the associate or other individual will recognize will equal the amount of cash and the fair market value of our common stock or other property that he or she receives as a result of the exercise. We generally will be entitled to a federal income tax deduction in an amount equal to the ordinary income recognized by the employees or other individual in the same taxable year in which the income is recognized.

Restricted Stock. An associate or other individual is not subject to any federal income tax upon the grant of restricted stock, nor does the grant of restricted stock result in an income tax deduction for us, unless generally the restrictions on the stock do not present a substantial risk of forfeiture under Section 83 of the Code. In the year that the restricted stock is no longer subject to a substantial risk of forfeiture, the associate or other individual will recognize ordinary income in an amount equal to the fair market value of the shares of our common stock transferred to him or her, generally determined on the date the restricted stock is no longer subject to a substantial risk of forfeiture. If the restricted stock is forfeited, the employees or other individual will recognize no income. An associate or other individual may elect under Section 83(b) of the Code to recognize the fair market value of our common stock as ordinary income at the time of grant of the restricted stock. If the employees or individual so elects, (i) he or she will not otherwise be taxed in the year that the restricted stock is no longer subject to a substantial risk of forfeiture (unless such stock is then sold), and (ii) if the restricted stock is subsequently forfeited, he or she will be allowed no deduction for the forfeiture.

We generally will be entitled to a federal income tax deduction equal to the amount of ordinary income recognized by the associate or other individual when such ordinary income is recognized by him or her, subject in certain cases to a $1 million annual deduction limitation under Section 162(m) of the Code with respect to certain officers.

Restricted Stock Units. An associate or other individual generally is not subject to any federal income tax upon the grant of an RSU, nor does the grant of an RSU result in an income tax deduction for us. In the year that the RSU is paid in shares of our common stock, the associate or other individual generally will recognize ordinary income in an amount equal to the fair market value of the shares of our common stock paid under the RSU, determined at the time of payment. If the RSU is forfeited, the associate or other individual will recognize no gain.

We normally will be entitled to a deduction at the time when, and in the amount that, the associate or other individual recognizes ordinary income, subject in certain cases to a $1 million annual deduction limitation under Section 162(m)with respect to certain officers.

Performance Awards. An associate or other individual generally will not be subject to any federal income tax upon the grant of a PA. In the year that the PA is paid in cash or shares of our common stock, the associate or other individual generally will recognize ordinary income in an amount equal to the cash and the fair market value of the shares of our common stock paid, determined at the time of such payment, provided that, if the shares are subject to a substantial risk of forfeiture, income with respect to the shares will not be recognized until generally the shares are no longer subject to a substantial risk of forfeiture. We normally will be entitled to a deduction at the time when, and in the amount that, the associate or other PA holder recognizes ordinary income.

Other Stock-Based Awards. The taxation of an associate or other individual who receives another stock-based award will depend on the form and terms and conditions of the award. We normally will be entitled to a deduction at the time when, and in the amount that, the employees or other individual recognizes ordinary income from another stock-based award, subject in certain cases to a $1 million annual deduction limitation under Section 162(m)with respect to certain officers.

Effect of Code Section 409A. Depending on the terms of a grant of RSUs, performance awards, other stock-based awards, and other awards, the award may be treated as deferred compensation subject to the rules under.

Section 409A of the Code. In that case, and if the award fails to satisfy applicable requirements under such rules, an associate or other award recipient may be subject to additional taxes and interest.

Deductibility of Awards. Section 162(m) places an annual $1 million per person limit on the deductibility of compensation paid by us to certain executives. The limit, however, does not apply to “qualified performance-based compensation.” We believe that awards of options, SARs and certain other “performance-based compensation” awards under the Amended 2009 Plan will qualify for the performance-based compensation exception to the deductibility limit. Other awards, such as restricted stock and RSUs, if not subject to an achievement of a performance goal, may not be deductible by us under Section 162(m), depending on the circumstances of the employees in the year the award becomes subject to federal income tax.

Certain Other Tax Issues. In addition to the matters described above, (i) any entitlement to a tax deduction on the part of the Company is subject to applicable federal tax rules, (ii) the exercise of an incentive stock option may have implications in the computation of alternative minimum taxable income, and (iii) if the exercisability or vesting of an award is accelerated because of a change in control, such award (or a portion thereof), either alone or together with certain other payments, may constitute parachute payments under Section 280G of the Internal Revenue Code, which excess amounts may be subject to excise taxes. Officers and directors of the Company subject to Section 16(b) of the Exchange Act, may be subject to special tax rules regarding the income tax consequences concerning their awards. The Amended 2009 Plan is not, nor is it intended to be, qualified under Section 401(a) of the Internal Revenue Code, and is not subject to any of the requirements of the Employee Retirement Income Security Act of 1974, as amended.

The Board requests that stockholders approve the following resolution.

RESOLVED, that the Vitamin Shoppe 2009 Equity Incentive Plan, as amended, is hereby reapproved.

The Board recommends that stockholders vote “FOR” this proposal.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis explains the compensation principles under which our executive compensation program operates and the key actions taken by the Compensation Committee for fiscal 2016 with respect to the compensation of our named executive officers included in the compensation tables that follow. Under applicable SEC rules, our named executive officers for 2016 are as follows:

Named Executive Officers

Name	Title
Colin Watts	Chief Executive Officer
Michael J. Beardall	President, Nutri-Force Nutrition
Brenda Galgano	Executive Vice President and Chief Financial Officer
David M. Kastin	Senior Vice President, General Counsel and Corporate Secretary
Jason Reiser	Executive Vice President and Chief Operating Officer

Executive Summary

In 2015, we conducted a strategic review of the Company’s direction. Our review resulted in the development of a strategy focused on certain specific strategic initiatives that would modify how our Company operates, how success is measured and how to motivate, compensate and retain our named executive officers, in each case with the ultimate goal of driving profitable growth and shareholder value creation over the next several years (“Reinvention Strategy”). Fiscal 2016 was our first full year implementing our Reinvention Strategy. Although fiscal 2016 was challenging from a financial perspective, we took significant steps in implementing our Reinvention Strategy, which yielded some promising results. For example:

•	Strengthened the framework of the senior leadership team by adding the role of Chief Operating Officer;

•	Successfully transitioned our loyalty program from annual to quarterly;

•	Began the rollout of our new “Brand Defining Store” format, and introduced new products and services such as a Kombucha bar and on-site nutritionist;

•	Completed a complete redesign of our ecommerce site and introduced new technology, including a consumer app; and

•	Increased our private brand penetration, which accounted for approximately 21.0% of our net sales in fiscal 2016 compared to 19.9% in fiscal 2015.

Shareholder Outreach

We believe that regular, transparent communications, along with a proactive shareholder outreach program is essential to our commitment to maintaining good governance. During 2016, our management team engaged with institutional investors representing more than 50% of our outstanding shares to discuss our long-term business strategy, financial and operating performance, capital allocation, executive compensation and other issues specific to our industry. Although shareholder outreach is primarily a management function, members of our Board also participated when appropriate.

During early 2017, in an effort to gain feedback on a variety of corporate governance topics, we extended our shareholder outreach program to include the corporate governance teams of our top twenty stockholders. Investors’ feedback was generally positive with respect to our corporate governance practices and the structure of our executive compensation plan.

As a result of stockholder feedback and an analysis of industry trends and best practices, we took several important actions to enhance the Company’s corporate governance practices.

What We Heard from Investors	How We Responded
Board Composition: Concern that certain members have been on the Board since prior to the Company’s shares being publicly traded in 2009. Positive feedback regarding the addition of several new independent directors in recent years and the Board’s overall diversity

In 2016, named a new non-Executive Chairman, and two long-term Board members did not stand for re-election and were replaced with two new independent board members

In 2017, two new independent directors were added to the Board, and two long-term Board members are not standing for re-election at the 2017 Annual Meeting

Executive Compensation: Concern that the named executive officer compensation was not closely aligned with business performance

In 2016, made changes to the performance goals used in our Management Incentive Plan (“MIP”) and our performance share unit (“Performance Share Units”) awards. Refer to discussion below under Say on Pay for full description of changes

Capital Allocation: The Company has not optimized its capital structure, and excess capital should be returned to Stockholders given the significant amount of free cash flow generated by the Company	In December 2015, the Company issued $144 million of convertible senior notes, of which proceeds were used to buyback shares. In 2016, the Company repurchased 2.6 million shares

Say on Pay

At our 2016 Annual Meeting of Stockholders, 92.4% of the votes cast were in favor of our 2015 executive compensation program. Although investors provided us with their overwhelming approval of our compensation program, some investors we spoke to asked us to consider selecting alternative performance measures for our Performance Share Units, such as Return on Invested Capital (“ROIC”), which we added as one of the performance metrics used to calculate awards under the Long Term Incentive Plan (“LTIP”).

In order to support the Reinvention Strategy and achieve our goals, the Compensation Committee determined that the incentive compensation program should be modified to include key strategic initiatives and designed to align the focus of senior management toward the execution of the Reinvention Strategy, which process was advanced in fiscal 2016 and is continuing into fiscal 2017. Stockholder feedback and recommendations from our compensation consultant were also considered by our Compensation Committee in setting named executive officer compensation for fiscal 2016 and 2017. Important changes were as follows:

Fiscal Year 2016 Changes
Compensation Program Changes—Plan	Specific Change	Rationale
MIP	Reduced payout based on financial objectives from 75% to 70%	Enhance focus on the Reinvention Strategy, while continuing to fund the majority of MIP on financial performance to ensure affordability
	Introduced objective Key Performance Indicators (“KPIs”) to account for 30% of MIP payout instead of individual objectives. All named executive officers have the same KPIs	Encourages cross-functional teamwork and successful implementation of future business drivers, such as growth of private brands and an enhanced loyalty program
	Short term incentive compensation financial objectives based upon Adjusted Operating Income, not EBITDA	Focusing on operating income targets encourages disciplined capital investment to fuel profitable growth
	Adjusted Operating Income goals based on fiscal 2016 budget	Targets designed to be challenging, yet achievable
LTIP	Equity award allocation: 25% time-vesting restricted stock (“Time Vesting Restricted Stock”), 25% stock options (“Stock Options”) and 50% Performance Share Units

Added stock option component to align executive and shareholder interest and directly link a portion of realized compensation to successful execution of the Reinvention Strategy as measured by increase in stock price

Added ROIC to the performance metrics

Focuses on key drivers (growth of operating income, management of capital expenditures and improvements in working capital efficiency) and excludes items not within management control (debt financing, deferred tax accounting, share repurchase amounts)

	Payout range of 25% minimum to 150% maximum	Aligns with our pay for performance strategy and allows for a partial payout for performance that is somewhat below target and provides an incentive for over-achievement of performance goals

Fiscal Year 2017 Changes
Compensation Program Changes—Plan	Specific Change	Rationale
MIP	Adjusted KPI metrics to align with 2017 key initiatives	Incent senior management to achieve objectives critical to the execution of our Reinvention Strategy
LTIP	Adjusted equity award allocation: Time Vesting Restricted Stock increased to 50% and eliminated Stock Options; Performance Share Units remain at 50%	Support executive retention and stability of management as we execute on our multi-year Reinvention Strategy and to limit potential shareholder dilution

Key Elements of Executive Compensation Program

In 2016, our compensation program was comprised of the following:

•

Base Salary: Our named executive officers’ salaries generally increased with our preference to provide yearly merit increases in 2016, with the exception of Colin Watts, who received an increase of $100,000 to bring his salary in line with other chief executive officers in similar industries.

•

Annual Cash Incentive: Short-term incentive compensation opportunities were provided to our named executive officers in 2016 through our MIP, pursuant to which annual cash bonuses may be earned based on achievement of certain Adjusted Operating Income and KPI goals. The Company did not achieve the minimum Adjusted Operating Income threshold, which resulted in the named executive officers being ineligible for the portion of annual bonus under the MIP related to corporate financial objectives. However, the named executive officers achieved a portion of the KPIs established by the Compensation Committee, which, except for Mr. Reiser, resulted in a payout to each named executive officer equal to 18% of their target bonus. Mr. Reiser was guaranteed a minimum bonus of $195,000 under his offer letter dated June 6, 2016.

•

Long-term Equity Incentives: We granted long-term equity incentives to our named executive officers in 2016 comprised of 25% Stock Options, 25% Time Vesting Restricted Stock and 50% Performance Share Units. The Stock Options vest on an equal pro rata basis on each of the first three anniversaries of the grant date. The Time Vesting Restricted Stock will vest 50% on each of the second and third anniversaries of the grant date. The Performance Share Units have a three-year performance period and will vest at the end of the performance period based on the achievement of equally-weighted Adjusted Operating Income growth and ROIC goals.

•

Executive Severance Pay Policy: We maintain a uniform policy on severance applicable to executive officers, including our named executive offices (unless otherwise provided in an individual agreement).

•

Other: We maintain stock ownership guidelines, certain forfeiture and clawback policies that provide for the cancellation or clawback of amounts or awards from our named executive officers upon specified circumstances (e.g., fraud or restatement of our financial statements), and an insider trading policy, which contains anti-hedging and anti-pledging provisions.

General Compensation Philosophy and Objectives

We work to attract and retain proven and talented industry executives who we believe will help to place us in the best position for continued growth and to meet our objectives. We seek to recruit executives with retail or other experience that we believe is transferable to our business with the expectation that they will share their knowledge to develop and manage a large and successful retail organization. We seek to provide our named executive officers with a compensation package that is competitive for a given position in our industry and geographic region. In establishing executive compensation, we believe each of the following:

•	Compensation and benefits should be competitive with peer companies that compete with us for business opportunities and/or executive talent.

•	Annual cash incentive and equity awards should (i) reflect progress toward Company-wide financial and strategic objectives and (ii) balance rewards for short-term and long-term performance.

•	Our policies should encourage executives to hold stock through long-term equity awards and stock ownership guidelines, which aligns our executives’ interests with those of our other stockholders.

We believe our compensation objectives are best pursued through a combination of base salary, annual bonus, equity compensation and other benefits.

We offer a market-competitive base salary that is intended to attract and retain executives and recognize each executive’s position, role, responsibility and experience. We also use long-term equity awards that encourage our executives to stay committed to the Company, and, in addition, we maintain minimum stock ownership guidelines and a general insider trading policy that includes various prohibitions that could otherwise misalign the mutual interests of our executives and our stockholders.

Executive Compensation Practices

Summarized below are some of the key executive compensation practices we believe promote good governance and best serve the interest of our stockholders, alongside those practices we do not employ.

What We Do	What We Don’t Do
Pay for Performance: A majority of our named executive officer’s compensation is tied to our financial performance.	No Excise Tax Gross-Ups Upon Change-In-Control. Stock Options: No stock options granted below fair market value and no repricing of underwater stock options.
Double Trigger Equity Acceleration Upon a Change-in-Control: LTIP awards provide for accelerated vesting upon a change-in-control only if the executive is terminated without cause within two years of that change-in-control.

Employment Agreements: Limited use of employment agreements. Severance benefits provided under a standardized Company policy.

No Guaranteed Salary Increases or Guaranteed Annual Incentive Bonuses Under The MIP.

Independent Executive Compensation Consultant: The Compensation Committee is advised by an independent executive compensation consultant on matters surrounding executive pay and governance. The consultant provides no other services to the Company.

Stock Ownership Policy: Named executive officers are expected to hold Company stock worth two to four times their base salary, and are not permitted to sell any shares received pursuant to grants in 2017 and beyond until the required level of ownership has been achieved. There is no set deadline to achieve this requirement; however,

What We Do	What We Don’t Do

named executive officers are expected to retain a percentage of the net after-tax shares realized upon the vesting/earn-out of awards or exercise of stock options received in 2017 or thereafter (“Retention Ratio”). The Retention Ratio for the CEO is 75% and for other named executive officers is 50% of the after-tax shares.

Insider Trading: Prohibit named executive officers from pledging of Company stock, short sales and entering into any derivative transaction on Company stock.
Shareholder Outreach: Maintain ongoing dialogue with our stockholders and incorporate their feedback in our compensation programs.

Compensation Committee Process

The Compensation Committee approves all compensation and awards to our named executive officers. Annually, the Compensation Committee reviews the performance and compensation of our Chief Executive Officer and establishes our Chief Executive Officer’s compensation for the subsequent year. Our Non-Executive Chairman and our Chief Executive Officer review with the Compensation Committee the performance of our other named executive officers, but no other named executive officer has any input in executive compensation decisions. Our Chief Executive Officer does not, and in fiscal 2016 did not, participate in the Compensation Committee’s deliberations with regard to his own compensation. The Compensation Committee gives substantial weight to our Non-Executive Chairman’s and our Chief Executive Officer’s evaluations and recommendations because they are particularly able to assess our other named executive officers’ performance and contributions.

The Compensation Committee evaluates all elements of named executive officer compensation each year after a review of achievement of financial and other strategic, non-financial and corporate objectives with respect to the prior year’s results. Additionally, following discussions with our Non-Executive Chairman and our Chief Executive Officer and, when the Compensation Committee determines that it is appropriate, with input from other advisors, the Compensation Committee establishes the compensation for our other named executives for the subsequent year. Early in the calendar year, the Compensation Committee determines the performance objectives for the Company and each named executive officer for that year. The Compensation Committee may, however, review and adjust compensation at other times as the result of new appointments or promotions during the year. In addition to the Compensation Committee members, our Chief Executive Officer, our Non-Executive Chairman, our Chief Financial Officer, our General Counsel/Corporate Secretary, our Senior Vice President of Human Resources and other officers and Board members have provided input to the Compensation Committee from time to time.

Compensation Determinations and the Role of Consultants

Compensation Consultants

The Compensation Committee has the authority to engage, retain and terminate one or more compensation consultants. Any such compensation consultant (including any applicable affiliates) is precluded from simultaneously performing other services for the Company unless the Compensation Committee pre-approves those services, and, if applicable, the Compensation Committee is updated regularly regarding the status of those services. Management may use, as needed, other outside consultants to assist with the day-to-day management of our programs and in the development of proposals for review by the Compensation Committee and its independent consultant. In fiscal 2016, management did not engage a separate consultant.

In 2015, the Compensation Committee retained Hay Group as independent consultants with respect to certain 2016 executive and director compensation matters. In particular, the Compensation Committee asked Hay Group:

(i)  to prepare compensation analyses for review by the Compensation Committee in advance of the annual executive officer compensation reviews that occurred in the first quarter of 2016; and

(ii)  to analyze and summarize peer group proxies with respect to executive compensation, with a particular focus on Chief Executive Officer pay.

In November 2015, the Company retained Frederic W. Cook & Co., Inc. (“FW Cook”) to assist with a review of certain executive compensation matters with a primary focus on fiscal 2016 and thereafter. In particular, the Compensation Committee asked FW Cook:

(i)  to assist with a competitive review of non-employee director compensation levels and program structure and setting compensation for the new role of non-executive chairman;

(ii)  to discuss with the Compensation Committee the design of our MIP for 2016 and the awards granted pursuant to our LTIP;

(iii)  to assist with the design of our MIP and LTIP for fiscal 2017; and

(iv)  to perform a peer group analysis to benchmark the compensation for our non-executive directors and named executive officers.

Hay Group and FW Cook report only to, and act solely at the direction of, the Compensation Committee. Our management does not direct or oversee the activities of Hay Group and FW Cook with respect to our executive compensation program.

Selection of Peer Group

The Compensation Committee recognizes the value of using a peer group to further its understanding of the competitive market for setting executive compensation levels, although we do not attempt to link any single element of compensation to specific peer company percentiles. In 2015, Hay Group reviewed the peer group to be used by the Company as guidance for establishing senior executive and non-employee director compensation levels for fiscal 2016, which resulted in their recommendation to the Compensation Committee that Rue21 be removed from the peer group because it was acquired by Apex Partners in October 2013 and compensation data is no longer available. In response to Hay Group’s recommendation, Rue21 was removed from the Company’s peer group, resulting in a “Peer Group” consisting of 14 retail companies that generally have revenues between one-half and two times our revenue, have a market capitalization between one-half and two times our market capitalization, operate in the retail sector, and compete with us for executive talent.

Company Name	Revenue (1)$	Market Valuation (2)$
Big 5 Sporting Goods Corporation	1,021	382.15
The Buckle, Inc.	1,119	1,108.60
The Cato Corporation	947	664.53
Finish Line, Inc.	1,888	762.94
The Fresh Market, Inc.	1,857	—
GNC Holdings, Inc.	2,540	755.17
Hibbett Sports, Inc.	943	819.19
Tailored Brands, Inc.	3,378	1,245.41
lululemon athletica inc.	2,060	8,272.96
Lumber Liquidators Holdings, Inc.	960	444.63
Pier 1 Imports Inc.	1,892	709.11
Ulta Salon, Cosmetics & Fragrance, Inc.	3,924	15,865.63
Village Super Market, Inc.	1,634	304.17
Zumiez, Inc.	836	544.00
Vitamin Shoppe, Inc.	1,289	556.32
Vitamin Shoppe, Inc. Percentile Rank (3)	42.8	28.5

(1)	As reported in the annual report on Form 10-K for the most recent fiscal year available (in millions of US dollars).
(2)	Based on the closing stock price as of December 30, 2016 and the number of shares of outstanding common stock reported in the latest Form 10-K or, if the fiscal year of a company does not end in December or January, the latest Form 10-Q. (in millions of US dollars).
(3)	The percentage of scores that fall at or below the score of the Company.

For guidance in establishing senior executive and non-employee director compensation levels for fiscal 2017, the Compensation Committee asked FW Cook to review our peer group to ensure that it continues to serve as an appropriate benchmark and, if appropriate, recommend changes for the Compensation Committee’s consideration. FW Cook applied the following criteria to the Company’s existing peer group and to other companies considered for inclusion: revenue between 0.4 and two and one-half times the Company’s and market capitalization between one-fifth and five times the Company, similar business models, including manufacturing and presence in health and wellness space, companies that current peers are using for comparison and companies that consider the Company a peer.

Based upon FW Cook’s analysis, they recommended we remove companies whose business characteristics, product mix and revenue/market capitalization were materially different from the Company. For example, FW Cook recommended the Company remove ULTA Salon, Cosmetics and Fragrance, Inc. from the peer group due to its larger size.

As a result of FW Cook’s review, the following companies were removed from the peer group:

Company	Rationale for Removal
The Fresh Market, Inc.	Acquired by Apollo Global Management in April 2016 and not publically listed

Lumber Liquidators Holdings, Inc.	Weak fit in terms of industry and business characteristics

Tailored Brands, Inc.	Weak fit in terms of industry and business characteristics

Ulta Salon, Cosmetics & Fragrance, Inc.	Larger in terms of revenue and market capitalization

In addition, in accordance with FW Cook’s recommendation, the following companies have been added to the peer group that will be used or guidance in establishing senior executive and non-employee director compensation levels for fiscal 2017:

Company	Rationale for Addition
Nutrisystem, Inc.	Comparable market capitalization and has a presence in the health and wellness space

Sprouts Farmers Market, Inc.	Comparable market capitalization and is a retailer with a presence in the health and wellness space

Stein Mart, Inc.	Appropriate size with respect to revenue and market capitalization, considers the Company a compensation peer and three current companies in the peer group consider Stein Mart, Inc. a peer

Weight Watchers International, Inc.	Comparable revenue and market capitalization and has a presence in the health and wellness space

Weis Markets, Inc.	Comparable revenue and market capitalization and similar business characteristics—retailer with manufacturing operations

The revised peer group has been approved by the Compensation Committee and was used in establishing senior executive and non-employee director compensation levels for fiscal 2017.

Review of External Data

The Compensation Committee may also consider other data, including trends and best practices in executive compensation, proxy data from our peer group and legal and regulatory changes to assess our compensation practices in the businesses and markets in which we compete for executive talent. We have determined, and continue to believe, that our compensation levels should be competitive in our market and that compensation packages should be aligned with our business goals and objectives. However, we strongly believe in engaging the best talent in critical functions, and this can entail negotiations with individual executives who have significant compensation and/or retention packages in place with other employers. As a result, the Compensation Committee may determine to provide compensation outside of our normal practices to certain individuals to achieve attraction and retention objectives. For example, as an inducement to join the Company as Executive Vice President and Chief Operating Officer, the Compensation Committee provided Mr. Reiser with a $400,000 sign-on bonus and guaranteed him a minimum bonus for fiscal 2016 of $195,000.

Elements of Total Compensation

The Compensation Committee utilized five main components of compensation during 2016: base salary, annual cash incentives, long-term equity incentives, the Executive Severance Pay Policy, and certain additional benefits and perquisites described below.

Base Salary

Base salaries for our named executive officers are determined based on the specific level of the executive, the responsibilities of his or her position, and certain peer group data and labor market factors. Generally, our goal is to provide a salary that is competitive with the salary for similar positions in similar industries. Salaries are reviewed annually to determine whether any change is appropriate. Any increase in salary for our named executive officers is subject to Compensation Committee approval. In addition, base salaries may be adjusted on occasion at the Compensation Committee’s discretion to realign a particular executive’s salary with those prevailing in the market.

The following table provides information concerning the annual base salaries of our named executive officers for the periods specified. The amounts represent the salaries approved by the Compensation Committee.

Base Salaries

Name	2015 Rate ($)	2016 Rate ($)	Increase (Decrease) (%)
Colin Watts (1)	700,000	800,000	14.3%
Jason Reiser (2)	—	600,000	—
Brenda Galgano	484,100	500,000	3.3%
Michael Beardall	350,000	361,000	3.1%
David Kastin	350,000	357,000	2.0%

(1)	Effective beginning February 28, 2016, Mr. Watts’ base salary was increased to $800,000, an increase designed to bring Mr. Watts’ base salary in line with other chief executive officers in similar industries.
(2)	Mr. Reiser joined the Company in July 2016.

In fiscal 2016, FW Cook completed an assessment of each component of compensation for our named executive officers, including base salary, annual cash bonus and annual long-term incentive equity grants, which included an analysis of compensation within our peer group. FW Cook’s analysis revealed that Mr. Watts’ and Mr. Kastin’s base salary were below market. In light of Mr. Watts’ maturation as a chief executive officer and the critical nature of his role in the execution of our Reinvention Strategy, the Compensation Committee increased Mr. Watts’ base salary by 10% to bring it closer to the median of the Company’s peer group. In addition, the Compensation Committee reviewed Mr. Kastin’s contributions to the Company, not only as head of the Company’s legal and regulatory function but as a strategic advisor to senior management, and determined that it would be appropriate to raise Mr. Kastin base salary by 7.8%, which brings it closer to the median of the Company’s peer group.

The following table provides information concerning the fiscal 2017 annual base salaries for our named executive officers:

Name	2017 Rate ($)	Increase (%)
Colin Watts	880,000	10%
Jason Reiser	618,000	3%
Brenda Galgano	515,000	3%
Michael Beardall	371,000	2.8%
David Kastin	385,000	7.8%

Annual Bonus – Management Incentive Program

Our philosophy is that annual bonuses are to be used to incent achievement of short-term objectives. Our MIP is our cash-based, pay-for-performance annual incentive plan. The MIP allows for a range of cash awards based on the named executive officer’s base salary and level of employment, and our operating results and/or achievement of KPI goals.

Annual bonuses under the 2016 MIP are based upon a combination of corporate financial targets and KPIs. The Compensation Committee approves the structure of the MIP including the corporate financial targets and the KPI goals. The Committee also retains the discretion to award lesser amounts under the MIP to individuals based upon Company or individual performance, the recommendation of our Chief Executive Officer or such other factors that the Committee deems appropriate. The Chairman of the Compensation Committee, the Chairman of the Audit Committee and our outside auditors generally discuss our audited financial results in connection with the determination of MIP payouts.

Each named executive officer has a target bonus, which is expressed as a percentage of eligible earnings in the fiscal year. The participant’s target bonus is divided into two components: corporate financial objectives, which make up 70% of the named executive officer’s target bonus, and KPIs, which make up 30% of the participant’s target bonus. The corporate objectives component is subject to a multiplier based on a Performance Achievement Percentage, which range from 25% to 200%, based on the level of Adjusted Operating Income the Company achieved in the fiscal year and the KPI component is subject to a multiplier based on Strategic Performance Percentage, which range from 25% to 150% based upon the named executive officer’s performance against the KPIs.

The following formula provides an illustration of how annual bonus awards pursuant to the MIP are calculated:

Step 1: Participant’s eligible earnings x Participant’s Target Bonus % = Target Bonus Amount.

Step 2:

•	Target Bonus Amount x 70% = Corporate Objectives Component.

•	Target Bonus Amount x 30% = KPI Component.

Step 3: (Corporate Objectives Component x Performance Achievement Percentage Multiplier, capped at 200%) + (KPI Component x Strategic Performance Achievement Percentage Multiplier, capped at 150%) = MIP Award.

Achievement of less than the threshold level of Adjusted Operating Income results in a multiplier of 0%. In addition, achievement of less than the threshold Adjusted Operating Income results in the maximum award under the KPI component being reduced from 150% to 100%.

Participants’ 2016 Target Bonus

The Compensation Committee set the individual target bonuses for fiscal 2016, in part, based on a Hay Group comparative study of bonus arrangements that were used by a group of approximately 70 retailers. The individual target bonuses were:

100% of eligible earnings for Mr. Watts, our Chief Executive Officer;

65% of eligible earnings for Mr. Reiser, our Executive Vice President and Chief Operating Officer (1);

50% of eligible earnings for Ms. Galgano, our Executive Vice President and Chief Financial Officer;

45% of eligible earnings for Michael Beardall, our President of Nutri-Force Nutrition;

45% of eligible earnings for Mr. Kastin, our Senior Vice President, General Counsel, and Corporate Secretary

(1)	Pursuant to Mr. Reiser’s offer letter, his annual cash bonus for the 2016 fiscal year was guaranteed to be not less than $195,000.

Performance Achievement Percentage Multiplier

Each year, corporate objectives are reviewed by the Compensation Committee and approved by the Board as part of the budgeting process.

Under the 2016 MIP, achievement of less than threshold amount results in a Performance Achievement Percentage of zero. Adjusted Operating Income represents the Company’s reported operating income, along with adjustments for extraordinary, unusual or non-recurring items during the year as determined by the Compensation Committee.

For 2016, the Performance Achievement Percentage was computed in accordance with the table below.

Adjusted Operating Income	Threshold $97.5 million*	Target $102.6 million	Maximum $112.9 million
Performance Achievement Percentage	25%	100%	200%

*	Achievement of less than the threshold amount results in an applicable Performance Achievement Percentage of 0%. Achievement of Adjusted Operating Income between the threshold amount and the maximum amount results in a Performance Achievement Percentage between 25% to 200% based on a straight line interpolation.

In determining the Company’s Adjusted Operating Income for purposes of the 2016 MIP, the Compensation Committee considered the Company’s Operating Income as set forth in the Company’s audited financial statements and made adjustments for certain extraordinary, unusual and non-recurring items, including the costs associated with the Reinvention Strategy and the impairment of Nutri-Force’s goodwill in each case as permitted under the terms of the MIP.

Key Performance Indicators

For 2016, the Compensation Committee wanted to design an incentive compensation plan that focused our named executive officer’s on achieving the Reinvention Strategy. To accomplish this goal, rather than setting distinct individual objectives for each of the named executive officers, the Compensation Committee established certain KPIs based on key aspects of our Reinvention Strategy that would be applicable to all of the named executive officers. The Compensation Committee determined that applying the same KPIs to each named executive officer would foster strong cross-functional support and better align our senior management team with our Reinvention Strategy. The KPIs consist of five (5) initiatives: (i) Personalized Lifetime Relationships, (ii) Most Engaging Health Enthusiasts, (iii) Famous for Private Brands, (iv) Most Inspiring & Experiential Spaces, and (v) Improve Nutri Force Performance, each of which contain measurable performance metrics which were used to calculate the KPI portion of the MIP bonus for each named executive officer.

MIP Payouts

For fiscal 2016, we did not achieve our minimum threshold Adjusted Operating Income of $97.5 million, and therefore the Performance Achievement Percentage was 0%. However, our named executive officers achieved a portion of the KPIs established by the Compensation Committee, which except with respect to Mr. Reiser, resulted in a payout to each of the named executive officers equal to 18% of their target bonus. We note, however, that pursuant to his offer letter, for 2016 only, Mr. Reiser received a bonus of $195,000, which was agreed to when we hired him as Chief Operating Officer.

The following table shows targeted and actual bonus amounts calculated as described above for our named executive officers for 2016.

2016 MIP Bonuses

Name	2016 Target % Salary	Threshold Payment $ (1)	2016 Target Payment $ (2)	Maximum Payment $ (3)	Actual Bonus $	Actual Bonus as a % of Target Payment
Colin Watts	100%	370,866	780,769	1,444,423	140,538	18%
Jason Reiser (4)	65%	81,938	172,500	319,125	195,000	113%
Brenda Galgano	50%	118,023	248,471	459,672	44,725	18%
Michael Beardall	45%	76,711	161,498	298,772	29,070	18%
David Kastin	45%	76,021	160,044	296,082	28,808	18%

(1)	The amounts reflected in the chart are based on the assumption that the Company achieved at least the threshold level of Adjusted Operating Income, and that the individual received 100% of the KPI component of the bonus.
(2)	The amounts reflected in the chart are based on the assumption that the Company achieved at least the target level of Adjusted Operating Income, and that the individual received 100% of the KPI component of the bonus.
(3)	The amounts reflected in the chart are based on the assumption that the Company achieved at least the maximum level of Adjusted Operating Income, and that the individual received 150% of the KPI component of the bonus.
(4)	Mr. Reiser was guaranteed a minimum annual bonus of $195,000 pursuant to his offer letter. Had the Company achieved an Adjusted Operating Income in excess of the target level of Adjusted Operating Income, Mr. Reiser may have been eligible to receive an annual bonus under the MIP in excess of $195,000.

The 2016 MIP provides corporate performance goals based on adjusted operating income (rather than adjusted EBITDA) to incent our named executive officers to effectively manage capital expenditures. We believe that focusing on operating income targets, which include depreciation and amortization expense, will encourage disciplined capital investment to fuel profitable growth. While individual goals were used in the past, the Compensation Committee replaced such goals with certain KPIs shared by the named executive officers that were linked to the Reinvention Strategy and that will encourage cross-functional teamwork and successful implementation of future business drivers, such as growth of private brands and an enhanced loyalty program.

Individual Bonus Plans

From time to time, we may offer individualized bonuses in connection with the attraction and/or retention of executive officers. Mr. Reiser is a party to an offer letter with the Company, which is described in greater detail below, pursuant to which he received a one-time cash, sign-on bonus in the amount of $400,000 upon joining the Company in July 2016. This amount was meant both to induce Mr. Reiser to join the Company and to replace certain benefits that he forfeited when he left his previous employment. In addition, pursuant to his offer letter, Mr. Reiser received a guaranteed minimum annual bonus for fiscal 2016 of $195,000.

Long-Term Incentive Compensation

We believe that granting equity that vests over an extended period of time encourages our named executive officers to focus on our future success and aligns their interests with the interests of our stockholders. In addition, we typically employ (x) time-based vesting to retain our named executive officers and (y) performance-based metrics to incentivize them to accomplish our goals. In certain instances, we also use time-based awards as a means for inducing potential employees to join us, as a means of rewarding current employees in connection with a promotion, for taking on new responsibilities, or for retention purposes. All such equity awards are granted under the Vitamin Shoppe 2009 Equity Incentive Plan. The total equity granted to recipients is based in part on their position with us and the reason for the grants. All grants to named executive officers require the approval of the Board.

In 2016, we provided our named executive officers, excluding Mr. Reiser, with annual grants comprised of 25% Time Vesting Restricted Stock, 25% Stock Options and 50% Performance Share Units to directly tie compensation to achievement of multi-year financial performance and increases in stock price, while supporting our retention objective during execution of the Reinvention Strategy. We believe this mix of equity increases accountability for results and total upside earnings potential. At the time of the foregoing annual award, Mr. Reiser had not yet joined the Company as Executive Vice President and Chief Operating Officer, and, therefore, was not eligible to receive an annual grant. However, as an inducement to join the Company, Mr. Reiser received an award comprised of 50% Time Vesting Restricted Stock and 50% Performance Share Units.

The Stock Options vest ratably on a pro-rata basis on each of the first three anniversaries of the grant date. The Performance Share Units have a three-year performance period (“Performance Period”) and 50% of the Performance Stock Units shall be eligible to vest at the end of the Performance Period based on the achievement of adjusted operating income growth targets (the “Adjusted Operating Income Units”) and 50% of the Performance Stock Units shall be eligible to vest at the end of the Performance Period based on the achievement of return on invested capital targets (the “ROIC Units”). Performance goals for the Adjusted Operating Income Units and ROIC Units are established at the beginning of the Performance Period. The number of Adjusted Operating Income Units that vest is equal to the target number of Adjusted Operating Income Units multiplied by the Adjusted Operating Income Applicable Percentage. The “Adjusted Operating Income Applicable Percentage” is equal to the average of the Adjusted Operating Income Vesting Percentages, which range from 0% (below threshold) to 150% (outstanding) determined for each year during the Performance Period. The “Adjusted Operating Income Vesting Percentage” for a particular year will be determined based on the percentage growth in adjusted operating income achieved for such year as compared to the immediately preceding fiscal year. Specifically, (i) the 2016 Adjusted Operating Income Vesting Percentage will be determined based on the percentage growth in fiscal 2016 adjusted operating income as compared to fiscal 2015 adjusted operating income, (ii) the 2017 adjusted Operating Income Vesting Percentage will be determined based on the percentage growth in fiscal 2017 adjusted operating income as compared to fiscal 2016 adjusted operating income and (iii) the 2018 Adjusted Operating Income Vesting Percentage will be determined based on the percentage growth in fiscal 2018 adjusted operating income as compared to fiscal 2017 adjusted operating income. If the percentage growth in adjusted operating income for a particular fiscal year falls between the indicated performance levels, the Adjusted Operating Income Vesting Percentage will be determined based on straight-line interpolation. For performance levels below the threshold level, straight-line interpolation will not be applied and the Adjusted Operating Income Vesting Percentage will be 0%.

The number of ROIC Units that performance vest as of the end of the Performance Period is equal to the target number of ROIC Units multiplied by the ROIC Applicable Percentage. The “ROIC Applicable Percentage” is equal to the average of the ROIC Vesting Percentages, which range from 0% (below threshold) to 150% (outstanding) determined for each year during the Performance Period. The “ROIC Vesting Percentage” for a particular year will be determined based on the return on invested capital through the end of the applicable year. Specifically, (i) the 2016 ROIC Vesting Percentage will be determined based on the return on invested capital for fiscal 2016, (ii) the 2017 ROIC Vesting Percentage will be determined based on the return on invested capital for fiscal 2017 and (iii) the 2018 ROIC Vesting Percentage will be determined based on the return on invested capital for fiscal 2018. For return on invested capital performance levels that fall between the indicated

performance levels, the Vesting Percentage will be determined based on straight-line interpolation. For performance levels below the threshold level, straight-line interpolation will not be applied and the ROIC Vesting Percentage will be 0%.

In the event the participant’s employment with the Company is terminated before the end of the Performance Period due to the participant’s death, disability or retirement, the participant shall be entitled to a pro-rata portion of the Performance Stock Units equal to (x) the percentage of the Performance Period that the Participant was employed by the Company (calculated using the number of days employed during the Performance Period) multiplied by (y) the number of Performance Stock Units that would otherwise have performance vested as of the end of the Performance Period.

Other Benefits and Perquisites

Our named executive officers are provided with basic health and welfare insurance coverage, life insurance, and are eligible to participate in our 401(k) plan. Perquisites may be awarded to our named executive officers on a limited case-by-case basis, subject to Board and/or Compensation Committee approval. The Compensation Committee approved an annual car allowance for Mr. Watts of $20,000 effective March 17, 2017. Except for Mr. Watts’ car allowance, no additional material perquisites are being provided to our named executive officers.

Equity Award Grant Date Policy

We do not time or select the grant dates of any stock options or other stock-based awards in coordination with our release of material non-public information, nor do we have any program, plan or practice to do so.

Executive Severance Pay Policy; Change in Control Benefits

Our named executive officers are generally provided severance protection under our Executive Severance Pay Policy. We believe that the Executive Severance Pay Policy and the severance protection provided in the employment agreements of our named executive officers, as applicable, provide a reasonable level of protection in the event of change in control-related terminations and help ensure continuity of management under circumstances that reduce or eliminate job security and might otherwise lead to accelerated departures. The Compensation Committee believes that the aggregate value of benefits, covenants and other terms and conditions under the severance arrangements covering our executive management are market-competitive for a company of our size. In the Compensation Committee’s view, severance benefits, including in the event of a change in control, are event-contingent and operate as a form of insurance rather than as a principal component of our compensation strategy. The Compensation Committee does not, therefore, take severance benefits into account when setting the other elements of compensation. The table in the Potential Payments Upon Termination or Change in Control section and the accompanying narrative below provide the estimated values and details of the termination benefits under various scenarios for each of our named executive officers as of December 31, 2016.

Nonqualified Deferred Compensation

We do not have a nonqualified deferred compensation plan or program for our employees, officers or directors.

Stock Ownership Guidelines for Officers

We believe that our named executive officers should be subject to certain stock ownership guidelines to encourage significant ownership of our common stock and to further align the personal interests of our named executive officers with the interests of our stockholders. Under these guidelines, our named executive officers are required to accumulate and hold an aggregate market value of our common stock, restricted stock awards or units, and/or vested stock options equal to a multiple of annual base salary. Applicable multiples are:

•	Chief Executive Officer – 4x

•	Other named executive officers and senior vice presidents – 2x

Officers who were in our employment on April 1, 2012 generally have a four-year period from that date to comply with these guidelines, and officers who have joined us since that date or who join us in the future will have a four-year period from the start of their service as an officer to achieve and then hold the required level of stock ownership value. If an officer or other employee who is subject to the stock ownership guidelines is promoted to a position that requires a higher level of stock ownership, the officer or employee will have a four-year period from the date of promotion to achieve that higher level.

Effective February 21, 2017, we have revised our Stock Ownership Guidelines to further align the interest of our named executive officers with our stockholders. Under the Revised Stock Ownership Guidelines, the level of ownership set forth above remains unchanged, however, there is no deadline for the required level of ownership to be reached. Our named executive officers are not permitted to sell any shares received pursuant to grants in 2017 and beyond until they have achieved the required level of ownership. In addition, after any sale of shares received upon vesting of any Time Vesting Restricted Stock or Performance Share Units granted in 2017 and thereafter, named executive officers are expected to retain a certain ratio of the net after tax shares (“Retention Ratio”). The Retention Ratio for the chief executive officer is 75% and 50% for all other named executive officers. Ownership includes shares owned, deferred stock units and unvested restricted stock. The Compensation Committee will evaluate compliance with this policy on an annual basis.

Compensation Recovery Policies

In 2010, the Compensation Committee began adding clawback language into equity grants, giving the Board the discretion to seek recoupment of the incentive-based compensation paid or granted to certain executive officers in the event of a material restatement of our financial statements (other than to comply with changes in applicable accounting principles). Provisions for recoupment of incentive-based compensation are included in the employment agreements and equity award agreements with each of our named executive officers. The Compensation Committee will re-evaluate and, if necessary, revise our clawback policy to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act once the SEC adopts final rules implementing the clawback requirements.

Insider Trading Policy

Our insider trading policy prohibits certain employees, directors and service providers (including our named executive officers) from trading and/or tipping while aware of material, non-public information, restricts the disclosure of certain non-public information, and includes certain periods subject to black-out and other limitations regarding trading of our stock. Our insider trading policy also prohibits certain aggressive and speculative trading in our stock, including the trading of options, short sales, or engaging in hedging transactions (including the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds). Similarly, our insider trading policy generally prohibits pledging shares of the Company’s common stock as collateral for a loan or other financial arrangement. Company employees are prohibited from trading in Company shares during certain prescribed blackout periods, typically beginning fifteen (15) calendar days prior to the end of each fiscal quarter and ending two full trading days after the public release of our quarterly earnings announcement.

Tax and Accounting Treatment

Section 162(m) limits the tax deductibility of compensation paid by a public company to its Chief Executive Officer and certain other highly compensated executive officers (excluding the Chief Financial Officer) to $1 million annually. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements. The Compensation Committee considers the impact of this rule when developing and implementing our executive compensation program and generally designs the annual incentive and equity awards to meet the deductibility requirements. However, the Compensation Committee also believes that it is important to preserve flexibility in administering compensation programs in a manner designed to promote varying corporate goals, and accordingly, it has not adopted a policy that all compensation must qualify as deductible under Section 162(m). Amounts awarded or paid under any of our compensation programs, including salaries, annual incentive awards and equity awards, may not qualify as performance-based compensation that is excluded from the limitation on deductibility.

There are different means by which the Company may pay executives. The 2009 Equity Incentive Plan has been established to allow for the payment of equity awards that are designed to be deductible under Section 162(m). Similarly, the Covered Employee Performance-Based Compensation Plan has been established to allow for the payment of annual incentive awards that are designed to be deductible under Section 162(m).

However, these plans are not the exclusive means by which annual or long-term incentive payments may be made to covered employees. The Compensation Committee, at its discretion, may make such awards.

We follow FASB ASC Topic 718 for our stock-based compensation awards. FASB ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. FASB ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.

Compensation Risks

The Compensation Committee has conducted a risk assessment of our compensation policies and practices, and it believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks. All aspects of our compensation programs, including base salary, annual incentive compensation, long-term incentive compensation, and benefits, including severance benefits, have been reviewed in terms of the long-term best interests of stockholders. The Compensation Committee believes that our executive pay practices provide adequate financial security and incentives for executive officers to achieve the optimal short-term and long-term objectives of the Company. The Compensation Committee believes that our executive pay does not promote unreasonableness in risk-taking behavior. The value of short-term incentives is counterbalanced by long-term incentives and stock ownership guidelines, which the Compensation Committee believes reward sustained performance that is aligned with stockholder interests. The Compensation Committee has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

B. Michael Becker

Catherine E. Buggeln

Deborah M. Derby – Chair

Beth M. Pritchard

The Compensation Committee Report on Executive Compensation set forth in this proxy statement shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C under the Exchange Act or to the liabilities of Section 18 of the Exchange Act. In addition, it shall not be deemed incorporated by reference by any statement that incorporates this proxy statement by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate this information by reference.

EXECUTIVE COMPENSATION

The following table sets forth the compensation earned by our named executive officers for all services rendered to us in all capacities in the fiscal years ended December 31, 2016, December 26, 2015, and December 27, 2014.

Name and Principal Position	Fiscal Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Colin Watts	2016	780,769	—	1,349,989	450,139	140,538	10,930	2,282,226
Chief Executive Officer	2015	498,077	—	999,999	—	230,000	193	1,728,269

Jason Reiser (5)	2016	265,385	400,000	999,944	—	195,000	89	1,860,418
Executive Vice President and Chief operating Officer

Brenda Galgano	2016	496,942	—	324,175	108,093	44,275	10,930	984,415
Executive Vice President and	2015	472,621	—	339,967	—		10,930	823,518
Chief Financial Officer	2014	470,000	—	324,936	—	81,662	10,760	887,358

Michael J. Beardall	2016	358,885	—	199,474	66,521	29,070	1,966	655,916
President, Nutri-Force Nutrition

David M. Kastin	2016	355,654	—	199,474	66,521	28,808	5,273	655,730
Senior Vice President, General Counsel and Corporate Secretary

(1)	Salary reported includes only compensation actually earned in the reported fiscal years, not base salary. Base salaries for our named executive officers for the fiscal year ended December 31, 2016 were: Mr. Watts ($800,000), Mr. Reiser ($600,000), Ms. Galgano ($500,000), Mr. Beardall ($361,000) and Mr. Kastin ($357,000).
(2)	These amounts were calculated in accordance with FASB ASC Topic 718. The values for the Performance Stock Units in the table assume 100% of the target performance goals will be achieved. If we assumed the maximum 150% of the target performance goals that could be achieved, the value of the Performance Stock Units granted to Mr. Watts, Mr. Reiser, Ms. Galgano, Mr. Beardall and Mr. Kastin would be $1,349,990, $749,958, $324,176, $199,490, and $199,490, respectively. The amounts may not correspond to the actual value that may be realized by such persons with respect to these awards.
(3)	These amounts reflect bonuses earned under the MIP during the applicable year, which are typically paid in the year following the applicable performance year.
(4)	The amounts reflected in the All Other Compensation column for fiscal years ended December 31, 2016, December 26, 2015 and December 27, 2014 represent the following:

		Mr. Watts ($)	Mr. Reiser ($)	Ms. Galgano ($)	Mr. Beardall ($)	Mr. Kastin ($)
Life Insurance Premiums	2016	360	89	360	360	360
	2015	193	—	330	—	—
	2014	—	—	360	—	—
401(k) Company Contributions	2016	10,600	—	10,600	1,666	4,943
	2015	—	—	10,600	—	—
	2014	—	—	10,400	—	—
Total	2016	10,930	89	10,930	1,966	5,273
Total	2015	193	—	10,930	—	—
Total	2014	—	—	10,760	—	—

(5)	Mr. Reiser became our Executive Vice President and Chief Operating Officer on July 18, 2016. Mr. Reiser received a $400,000 sign on bonus and was guaranteed a $195,000 bonus for fiscal 2016.

Grants of Plan-Based Awards

The following table shows plan-based awards granted in fiscal 2016 to our named executive officers:

			Estimated future payouts under non-equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards (2)			Stock Option Exercise Price ($)	Grant date fair value of stock and option awards ($) (3)
Name	Grant Date	Type of Equity	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Colin Watts	—	—	370,866	780,769	1,444,423	—	—	—	—	—
	3/8/2016	Stock Options	—	—	—	54,216	54,216	54,216	30.26	450,139
	3/8/2016	Time Vesting Restricted Stock	—	—	—	14,871	14,871	14,871	—	449,996
	3/8/2016	Performance Share Unit	—	—	—	7,436	29,742	44,613	—	899,993
Jason Reiser	—	—	81,938	172,500	319,125	—	—	—	—	—
	7/11/2016	Time Vesting Restricted Stock	—	—	—	15,772	15,772	15,772	—	499,972
	7/11/2016	Performance Share Unit	—	—	—	3,943	15,772	23,658	—	499,972
Brenda Galgano	—	—	118,023	248,471	459,672	—	—	—	—	—
	3/8/2016	Stock Options	—	—	—	13,019	13,019	13,019	30.26	108,093
	3/8/2016	Time Vesting Restricted Stock	—	—	—	3,571	3,571	3,571	—	108,058
	3/8/2016	Performance Share Unit	—	—	—	1,786	7,142	10,713	—	216,117
Michael J. Beardall	—	—	76,711	161,498	298,772	—	—	—	—	—
	3/8/2016	Stock Options	—	—	—	8,012	8,012	8,012	30.26	66,521
	3/8/2016	Time Vesting Restricted Stock	—	—	—	2,197	2,197	2,197	—	66,481
	3/8/2016	Performance Share Unit	—	—	—	1,099	4,395	6,593	—	132,993
David M. Kastin	—	—	76,021	160,044	296,082	—	—	—	—	—
	3/8/2016	Stock Options	—	—	—	8,012	8,012	8,012	30.26	66,521
	3/8/2016	Time Vesting Restricted Stock	—	—	—	2,197	2,197	2,197	—	66,481
	3/8/2016	Performance Share Unit	—	—	—	1,099	4,395	6,593	—	132,993

(1)	These amounts reflect threshold, target, and maximum amounts for MIP awards for the 2016 fiscal year performance period. See the Non-Equity Incentive Compensation Plan column of the Summary Compensation Table for actual amounts received by the officers in connection with MIP awards for 2016. See the section of the CD&A entitled Annual Bonus—Management Incentive Program for further information regarding MIP awards for 2016.
(2)	These amounts reflect threshold, target, and maximum equity awards for the 2016 fiscal year performance period under the Vitamin Shoppe 2009 Equity Incentive Plan. See the Stock Awards and

Option Awards columns of the Summary Compensation for amounts received by officers in connection with LTIP awards for 2016. In addition, see section of the CD&A entitled Annual Bonus—Long Term Incentive Compensation for further information regarding equity awards for 2016.
(3)	These amounts reflect the FASB ASC Topic 718 grant date fair values of equity awards granted in 2016 under the Vitamin Shoppe 2009 Equity Incentive Plan.

Outstanding Equity Awards at Fiscal Year-End

The table below describes the outstanding equity awards held by our named executive officers as of December 31, 2016. The stock options reflected in the table below have a maximum term of 10 years. Vested stock options under the Vitamin Shoppe, Inc. 2006 Stock Option Plan and the Vitamin Shoppe 2009 Equity Incentive Plan generally remain exercisable for 30 days and 90 days, respectively, from the date of termination of employment without cause.

	Option Awards						Restricted Stock Awards and Performance Share Units Awards
Name	Option Grant Date	Number of Shares Underlying Unexercised Options Exercisable (#)	Number of Shares Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares of Stock Not Yet Vested (#)		Market Value of Shares or Units of Stock Not Yet Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares or Rights That Have Not Vested (#)		Equity Incentive Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Colin Watts	—	—	—		—	—	4/6/2015	12,210	(2)	289,988	12,210	(9)	289,988
	—	—	—		—	—	3/8/2016	14,871	(3)	353,186	—		—
	—	—	—		—	—	3/8/2016	—		—	29,742	(10)	706,373
	3/8/2016	—	54,216	(1)	30.26	3/8/2026	—	—		—	—		—
Jason Reiser	—	—	—		—	—	7/11/2016	15,772	(4)	374,585	—		—
	—	—	—		—	—	7/11/2016	—		—	15,772	(11)	374,585
Brenda Galgano	—	—	—		—	—	4/7/2014	1,750	(7)	41,563	—		—
	—	—	—		—	—	11/10/2014	1,715	(8)	40,731	—		—
	—	—	—		—	—	4/6/2015	4,150	(2)	98,563	4,152	(9)	98,610
	—	—	—		—	—	3/8/2016	3,571	(3)	84,811	—		—
	—	—	—		—	—	3/8/2016	—		—	7,142	(10)	169,623
	3/8/2016	—	13,019	(1)	30.26	3/8/2026	—	—		—	—		—
Michael J. Beardall	—	—	—		—	—	6/17/2015	10,317	(5)	245,029	—		—
	—	—	—		—	—	3/8/2016	2,197	(3)	52,179	—		—
	—	—	—		—	—	3/8/2016	—		—	4,395	(10)	104,381
	3/8/2016	—	8,012	(1)	30.26	3/8/2026	—	—		—	—		—
David M. Kastin	—	—	—		—	—	8/20/2015	7,028	(6)	166,915	—		—
	—	—	—		—	—	3/8/2016	2,197	(3)	52,179	—		—
	—	—	—		—	—	3/8/2016	—		—	4,395	(10)	104,381
	3/8/2016	—	8,012	(1)	30.26	3/8/2026	—	—		—	—		—

(1)	Annual Grant (Stock Options): 33% vested on 3/8/2017, 33% vests on 3/8/2018 and 34% vests on 3/8/2019.
(2)	Annual Grant (Time Vesting Restricted Stock): 50% vested on 4/6/2017 and 50% vests on 4/6/2018.
(3)	Annual Grant (Time Vesting Restricted Stock): vests 50% on 3/8/2018 and 50% on 3/8/2019.
(4)	New Hire Grant (Time Vesting Restricted Stock): vests 50% on 7/11/2018 and 50% on 7/11/2019
(5)	New Hire Grant (Time Vesting Restricted Stock): vests 50% on 6/17/2017 and 50% on 6/17/2018.
(6)	New Hire Grant (Time Vesting Restricted Stock): vests 50% on 8/20/2017 and 50% on 8/20/2018.
(7)	Annual Grant (Time Vesting Restricted Stock): vested on 4/7/2017.
(8)	Annual Grant (Time Vesting Restricted Stock): vested on 4/7/2017.
(9)

Annual Grant (Time and Performance Vesting Restricted Stock): 50% time vested on 4/6/2017, 50% time vests on 4/6/2018, and becomes fully vested based on the achievement of certain adjusted EBIT targets in fiscal 2015, 2016 and 2017. If adjusted EBIT targets are missed in 2015 and 2016, may still fully vest if adjusted EBIT target is achieved for fiscal 2017.
(10)	Annual Grant (Performance Stock Units): vests on 12/29/2018 based upon the achievement of certain adjusted operating income and ROIC goals.
(11)	New Hire Grant (Performance Stock Units): vests on 12/29/2018 based upon the achievement of certain adjusted operating income and ROIC goals.

Option Exercises and Stock Vested

Our named executive officers exercised no stock options during fiscal 2016, and 5,168 shares of restricted stock vested during fiscal 2016. The following table provides information concerning aggregate exercises of stock options and vesting of stock awards during fiscal 2016 for each of our named executive officers.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Colin Watts	—	—	—	—
Jason Reiser	—	—	—	—
Brenda Galgano	—	—	5,168	151,727
Michael J. Beardall	—	—	—	—
David M. Kastin	—	—	—	—

Nonqualified Deferred Compensation

We do not have a deferred compensation program for our employees, officers or directors.

Pension Benefits

We do not have a pension program for our employees, officers or directors.

Employment Agreements

As of December 26, 2016, Mr. Watts was employed with us and our subsidiary, Vitamin Shoppe Industries, Inc., pursuant to a written employment agreement and Mr. Reiser, Ms. Galgano, Mr. Beardall and Mr. Kastin were employed pursuant to offer letter(s). Mr. Watts’ employment agreement and the offer letters for Mr. Reiser, Ms. Galgano, Mr. Beardall and Mr. Kastin are described below.

Colin Watts. Mr. Watts became our Chief Executive Officer on April 6, 2015. Mr. Watts’ employment agreement, dated March 3, 2015, provided that Mr. Watts would serve as the Chief Executive Officer and his annual base salary would be $700,000. The agreement provided a sign-on bonus of $500,000 and an annual target bonus of 100% of his then current base salary, based upon the Company’s satisfaction of operating objectives specified by the Board each year at its sole discretion, and individual members of management’s satisfaction of certain individual operating objectives based upon their area of responsibility as specified by the Board in its sole discretion.

If we terminate Mr. Watts’ employment “without cause,” or Mr. Watts terminates his employment for “good reason,” he would be entitled to two years base salary, payment of any unpaid annual bonus for the year preceding the year in which his employment terminates, and twelve months coverage under COBRA. If the Company terminates Mr. Watts without cause upon the occurrence of a change in control, or within two years after a change in control, the Company will provide a lump sum cash payment equal to the result of multiplying the sum of Mr. Watts’ base salary plus his target annual bonus by two. In addition, Mr. Watts would receive health benefits for him and his family and be eligible for an additional payment of up to 100% of his annual bonus if the Company meets certain performance measures.

Jason Reiser. Mr. Reiser became our Executive Vice President and Chief Operating Officer on July 18, 2016. Mr. Reiser’s offer letter, dated June 6, 2016, provided that Mr. Reiser would serve as Executive Vice President and Chief Operating Officer and his annual base salary would be $600,000. The offer letter provided a sign-on bonus of $400,000 and an annual target bonus of 65% of his then current base salary, based on the Company’s performance against certain targets specified by the Board each year at its sole discretion, and Mr. Reiser’s individual performance toward mutually acceptable objectives. In addition, the offer letter provided a guaranteed minimum bonus of $195,000 for fiscal 2016.

If we terminate Mr. Reiser’s employment “without cause,” or upon or within two years following a “change in control,” or Mr. Reiser terminates his employment due to an “adverse change in status,” as defined under our Executive Severance Pay Policy, then he is entitled to payments under the Executive Severance Pay Policy, as described below.

Brenda Galgano. Ms. Galgano’s offer letter, originally dated March 29, 2012, as amended March 27, 2015, provides that Ms. Galgano will serve as our Executive Vice President, Chief Financial Officer, and her annual base salary will be $470,000. The agreement sets forth a term ending March 31, 2016 (prior to amendment in 2015, the term of the employment agreement was to end March 31, 2015). The offer letter provided that Ms. Galgano will be eligible for an annual cash bonus with a target amount of 50% of her base salary. Such annual bonus was based on both our satisfaction of certain operating objectives and Ms. Galgano’s satisfaction of certain individual operating objectives, each as specified by the Board.

If we terminate Ms. Galgano’s employment “without cause,” for “good reason” or upon or within two years following a “change in control,” or Ms. Galgano terminates her employment due to an “adverse change in status,” as defined under our Executive Severance Pay Policy, then she is entitled to payments under the Executive Severance Pay Policy, as described below.

Upon expiration of Ms. Galgano’s employment agreement on March 31, 2016, we entered into a letter agreement that will continue to provide her with substantially similar benefits and compensation, provided that her termination rights will be governed by the Executive Severance Pay Policy, unless she is terminated due to death or disability. If Ms. Galgano is terminated due to death or disability, the letter agreement provides that she is entitled to receive the full amount of any unpaid annual cash bonus for the year prior to the termination, and if such termination occurs on July 1 or later of the calendar year, Ms. Galgano is entitled to a pro-rated annual cash bonus that she would have received based on the performance of the Company, but no portion of the bonus will be attributable to her individual performance.

Michael J. Beardall. Mr. Beardall became our President, Nutri-Force Nutrition in June 2015. Mr. Beardall’s offer letter, dated June 3, 2015, provided that Mr. Beardall would serve as President, Nutri-Force Nutrition and his annual base salary would be $350,000. The offer letter provided a sign-on bonus of $50,000 and an annual target bonus of 45% of his then current base salary, in accordance with the MIP.

If we terminate Mr. Beardall’s employment “without cause,” or upon or within two years following a “change in control,” or Mr. Beardall terminates his employment due to an “adverse change in status,” as defined under our Executive Severance Pay Policy, then he is entitled to payments under the Executive Severance Pay Policy, as described below.

David M. Kastin. Mr. Kastin became our Senior Vice President, General Counsel and Corporate Secretary on August 17, 2015. Mr. Kastin’s offer letter, dated July 14, 2015, provided that Mr. Kastin would serve as Senior Vice President, General Counsel and Corporate Secretary and his annual base salary would be $350,000. The agreement provided a sign-on bonus of $50,000 and an annual target bonus of 45% of his then current base salary, in accordance with the MIP.

If we terminate Mr. Kastin’s employment “without cause,” or upon or within two years following a “change in control,” or Mr. Kastin terminates his employment due to an “adverse change in status,” as defined under our Executive Severance Pay Policy, then he is entitled to payments under the Executive Severance Pay Policy, as described below.

Potential Payments Upon Termination or Change in Control

Except as described herein, our named executive officers are generally entitled to severance and change in control protection under our Executive Severance Pay Policy, which provides severance if a change in control occurs and a named executive officer’s employment is terminated within 24 months thereafter, either by the Company without “cause” or by the executive due to “an adverse change in status,” both as defined in the policy. This “double trigger” benefit generally consists of (i) a cash severance benefit of two times base salary plus two times target annual bonus and (ii) continued benefits for a two-year period. In addition, our named executive officers, are entitled to receive a pro rata target bonus for the year of termination of employment if the Company’s performance for the year equals or exceeds its business plan, based on the number of full months employed. Our named executive officers are also entitled to certain outplacement services for a one-year period following termination.

Severance is also payable under our Executive Severance Pay Policy to our named executive officers in the event of a termination without cause prior to a change in control. This severance generally consists of either (i) a cash amount equal to 26 weeks of the executive’s annual base salary if the termination occurs within the first year of employment, or (ii) a cash amount equal to 52 weeks of the executive’s annual base salary if the termination occurs after the first year of employment. In addition, if the named executive officer is terminated after June 30th in any year, he or she will receive a bonus based on Company performance, if and to the extent earned that fiscal year under any bonus plan of the Company, prorated to the date of termination.

If any payment under our Executive Severance Pay Policy would cause a participant to become subject to the excise tax imposed under section 4999 of the Internal Revenue Code, then payments and benefits will be reduced to the amount that would not cause the participant to be subject to the excise tax if such a reduction would put the participant in a better after tax position than if the participant were to pay the tax. No tax gross ups are provided under our Executive Severance Pay Policy or under any other Company plan.

Payment of severance benefits under the Executive Severance Pay Policy requires acceptance of, and adherence to, restrictive covenants protective of our interests, including (unless the executive is otherwise bound by separate restrictive covenant agreements with us) non-compete and non-solicitation obligations lasting for 12 months following the termination of the executive, a perpetual confidentiality provision as well as the execution of a release of claims against the Company.

To the extent our named executive officers have employment agreements, the severance protection provided therein generally mirrors the treatment provided under the Executive Severance Pay Policy; provided, for the avoidance of doubt, that in the event of a qualifying termination, our named executive officers would be provided severance under the terms of his or her employment agreement or, if no such agreement exists, the Executive Severance Pay Policy (but not both). Substantively, Mr. Watts is the only named executive officer that would generally receive treatment that differs from the foregoing, as he would receive, in lieu of the benefits described above, (i) upon a termination without cause, continued base salary payments for 104 weeks and (ii) COBRA benefits for 12 months (which coverage shall cease if he becomes eligible for insurance coverage with a new employer). If such termination occurs upon or during the 24 month period following a change in control, Mr. Watts would receive substantially similar treatment to the severance benefits provided under the Executive Severance Pay Policy. For additional information on the employment agreements, see Employment Agreements above.

The following table summarizes potential payments upon the termination of each of our named executive officers or in the event of a change in control of the Company on December 31, 2016, the end of our most recent fiscal year.

2016 Potential Payments Upon Change in Control

Name	Benefit	Qualifying Termination before Change in Control	Qualifying Termination within 24 months after Change in Control	Termination for Cause	Voluntary Termination	Death	Disability
Colin Watts	Stock Awards (1)	—	1,639,534	—	—	1,639,534	1,639,534
	Severance Pay (2)	1,600,000	3,161,138	—	—	—	—
	Plan Benefits (3)		18,126			—	—
	Pro-rata Bonus (4)	—	—	—	—	800,000	800,000
	Executive Outplacement (5)	—	1,500	—	—	—	—
	Total	1,600,000	4,821,288			2,439,534	2,439,534

Jason Reiser	Stock Awards (1)	—	749,170	—	—	749,170	749,170
	Severance Pay (2)	300,000	1,567,500	—	—	—	—
	Plan Benefits (3)	—	18,126	—	—	—	—
	Pro-rata Bonus (4)	195,000	—	—	—	390,000	390,000
	Executive Outplacement (5)	—	1,500	—	—	—	—
	Total	495,000	2,339,196			1,141,170	1,141,170

Brenda Galgano	Stock Awards (1)	—	533,901	—	—	533,901	533,901
	Severance Pay (2)	500,000	1,496,942	—	—	—	—
	Plan Benefits (3)	—	18,126	—	—	—	—
	Pro-rata Bonus (4)	—	—	—	—	250,000	250,000
	Executive Outplacement (5)	—	1,500	—	—	—	—
	Total	500,000	2,051,459			783,901	783,901

Michael J. Beardall	Stock Awards (1)	—	401,589	—	—	401,589	401,589
	Severance Pay (2)	361,000	1,044,996	—	—	—	—
	Plan Benefits (3)	—	18,126	—	—	—	—
	Pro-rata Bonus (4)	—	—	—	—	162,450	162,450
	Executive Outplacement (5)	—	1,500	—	—	—	—
	Total	361,000	1,467,233			564,039	564,039

David M. Kastin	Stock Awards (1)	—	323,475	—	—	323,475	323,475
	Severance Pay (2)	357,000	1,034,088	—	—	—	—
	Plan Benefits (3)	—	18,126	—	—	—	—
	Pro-rata Bonus (4)	—	—	—	—	160,650	160,650
	Executive Outplacement (5)	—	1,500	—	—	—	—
	Total	357,000	1,378,089			484,125	484,125

(1)	In the event of a termination for cause or in the event of a voluntary termination, stock awards will cease to vest. In addition, all options (including vested options) will be forfeited immediately. In the event of a termination without cause or for good reason, in each case, within two years of a change in control or in the event of a termination due to death or disability, in each case, all Stock Options and Time Vesting Restricted Stock awards would become fully vested. In addition, Performance Share Units would be converted into common stock which would also become fully vested. The number of shares of common stock received upon conversion depends upon the timing of the change in control. If the change-in-control occurs in: (i) year 1 of the grant, Performance Share Units are converted at 100%, (ii) in year 2 of the grant, Performance Share Units are converted at the actual percent for year 1 and 100% for years 2 and 3, and (iii) in year 3 of the grant, Performance Share Units are converted at the actual percent for years one and two and 100% for year 3. The amounts assume all Performance Share Units were converted to common stock at 100% and reflect the value of all unvested stock awards as of December 31, 2016.
(2)

Per the severance terms of each executive’s employment agreement and the terms of our Executive Severance Pay Policy, in each case as in effect December 31, 2016, except with respect to Mr. Watts and Mr. Reiser, the “Before CIC—Termination without Cause” column reflects one year of annual base salary and the “After CIC—Termination without Cause or for Good Reason” column reflects two times the sum of the executive’s base salary plus the executive’s target bonus. Per the severance terms of Mr. Watts’ employment agreement, as in effect December 31, 2016, the “Before CIC—Termination without Cause” column reflects two times the sum of his annual base salary and the “After CIC—

Termination without Cause or for Good Reason” column reflects two times the sum of the executive’s base salary plus the executive’s target bonus. Per Mr. Reiser’s employment agreement, as in effect on December 31, 2016, and the Executive Severance Pay Policy, the “Before CIC—Termination without Cause” column for Mr. Reiser reflects ½ his annual base salary and the “After CIC—Termination without Cause or for Good Reason” column for Mr. Reiser reflects two times his annual base salary plus his target bonus plus a guaranteed bonus for 2016 of $195,000.
(3)	If the named executive officer elects COBRA coverage, we will pay the same amount for each applicable sub-category of coverage as we paid for such sub-category for the named executive officer before the executive’s termination for the duration of the executive’s severance pay stated above in footnote (2). Our payment obligations include the payment of dependent coverage if the named executive officer maintained dependent coverage before termination.
(4)	Named executive officers are entitled to pro rata bonus payments under their respective employment agreements or our Executive Severance Pay Policy, in each case as in effect December 31, 2016.
(5)	Under our Executive Severance Pay Policy, our named executive officers may be eligible to receive reasonable, executive-level outplacement services for a period of up to one year in the event of termination without cause or for good reason after a change in control. The cost to the Company for such outplacement services is expected to vary depending on the facts and circumstances of the termination.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Pre-Approval of Services

The Audit Committee annually engages our independent registered public accounting firm and pre-approves, for the following fiscal year, their services related to the annual audit and interim quarterly reviews of our financial statements and all reasonably-related assurance services. All non-audit services are considered for pre-approval by the Audit Committee as our management requests.

The Audit Committee may delegate to one or more designated members of the Audit Committee who are independent, as defined by SEC rules, the authority to grant pre-approvals, provided those pre-approvals are presented to the Audit Committee at a subsequent meeting.

Audit Committee pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Audit Committee regarding our engagement of the independent registered public accounting firm, provided the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service provided and those policies and procedures do not include delegation of the Audit Committee’s responsibilities under the Exchange Act to our management.

Pre-approval of a non-audit service to be performed by our independent registered public accounting firm shall be disclosed to investors in periodic reports required by Section 13(a) of the Exchange Act.

Audit Fees

Our principal independent registered public accounting firm during the fiscal year ended December 31, 2016 was Deloitte & Touche LLP. Our Audit Committee approved in advance all Deloitte & Touche LLP services. The aggregate fees billed by Deloitte & Touche LLP during the fiscal years 2016 and 2015 are described in the table below:

Fee Type	2016 ($)	2015 ($)
Audit fees (1)	975,000	1,080,000
Audit-related fees	—	—
Tax fees (2)	—	100,000
All other fees (3)	—	315,000

Total	975,000	1,495,000

(1)	Audit fees consist of audit work performed in connection with the annual financial statements, the reviews of unaudited quarterly financial statements, and work generally only the independent registered public accounting firm can reasonably provide, such as consents, comfort letters and review of documents filed with the SEC.
(2)	Tax fees in 2015 consist of tax consulting services.
(3)	All other fees in 2015 consists of fees for the convertible debt offering.

AUDIT COMMITTEE REPORT

The Company’s Audit Committee acting with respect to the financial statements for the 2016 Fiscal Year (the “2016 Audit Committee”) is composed entirely of non-management directors. The members of the 2016 Audit Committee meet the independence and financial literacy and experience requirements contained in the corporate governance listing standards of the NYSE and additional, heightened independence criteria applicable to members of the 2016 Audit Committee under SEC and NYSE rules. The Board of Directors has determined that B. Michael Becker qualifies as an “audit committee financial expert” as defined by the SEC. In 2016, the 2016 Audit Committee held five meetings. The 2016 Audit Committee has adopted, and annually reviews, a charter, which describes the 2016 Audit Committee’s responsibilities and the practices it follows. The charter, which complies with all current regulatory requirements, can be viewed on the Company’s website on the Investor Relations page, http://vitaminshoppe.investorroom.com/.

The role of the 2016 Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to the accounting and financial reporting processes of the Company, including its internal control over financial reporting. The 2016 Audit Committee also oversees (a) the integrity of our financial statements; (b) compliance with legal and regulatory requirements, and our ethical standards; (c) the performance of our independent registered public accounting firm and our internal auditors; (d) the qualifications and independence of the independent registered public accounting firm and our internal auditors; (e) the risk management process; and (f) procedures to receive, retain, and address complaints regarding accounting, internal controls, and auditing matters. In fulfilling its role, the 2016 Audit Committee relies on the work and assurances of the Company’s management, internal audit and the independent registered public accounting firm. Management is responsible for the financial statements and the reporting process, the system of internal controls, including internal control over financial reporting, risk management, and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for auditing the consolidated financial statements and expressing an opinion on the fair presentation of those financial statements in conformity with accounting principles generally accepted in the United States, performing reviews of the unaudited quarterly financial statements and auditing and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

During fiscal year 2016, the 2016 Audit Committee met and held discussions with management, internal audit and the independent registered public accounting firm and independently as a committee. The 2016 Audit Committee discussed with the Company’s independent registered public accounting firm and internal audit the overall audit strategy, scope, timing and plans for their respective audits, the nature and extent of specialized skills used in their audits, and issues encountered in their audits. In addition, the 2016 Audit Committee met with the independent registered public accounting firm and internal audit with and without management present to discuss the results of their examinations. The 2016 Audit Committee also reviewed with management and the independent registered public accounting firm significant risks and exposures identified by management, the overall adequacy of the Company’s legal, regulatory and ethical compliance programs, including the Company’s Standards of Business Conduct and Code of Ethics for our Senior Financial Employees, and the Company’s information technology security programs.

Management represented to the 2016 Audit Committee that the Company’s consolidated financial statements included in the Company’s 2016 Quarterly Reports on Form 10-Q and Annual Report on Form 10-K for the fiscal year ended December 31, 2016, were prepared in accordance with accounting principles generally accepted in the United States and prior to their issuance the 2016 Audit Committee reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm, including a discussion of the quality, not just the acceptability, of the accounting principles, significant financial reporting risks, the reasonableness of significant accounting judgments and critical accounting policies and estimates, the clarity of disclosures in the financial statements, and the overall quality of the Company’s financial reporting. Prior to their issuance, the 2016 Audit Committee also reviewed and discussed the quarterly and annual earnings press releases, including the presentation of non-GAAP financial information, and disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with management, the Company’s internal auditors and the independent registered public accounting firm. The 2016 Audit Committee also reviewed the Company’s policies and practices with respect to financial risk assessment, as well as its processes and practices with respect to enterprise risk assessment.

In addition, the 2016 Audit Committee reviewed and discussed with management and the independent registered public accounting firm their evaluation of the adequacy and effectiveness of the Company’s financial reporting procedures, disclosure controls and procedures, and internal control over financial reporting, including the respective reports of management and the independent registered public accounting firm on the effectiveness of the Company’s internal control over financial reporting. The 2016 Audit Committee also discussed with our Chief Executive Officer and our Chief Financial Officer their respective certifications with respect to the Company’s Quarterly Reports on Form 10-Q and Annual Report on Form 10-K for the fiscal year ended December 31, 2016. The 2016 Audit Committee discussed with the independent registered public accounting firm all matters required to be discussed under the standards of the Public Company Accounting Oversight Board (“PCAOB”), including those matters required to be discussed by Auditing Standard No. 16 Communication with Audit Committees and Rule 2-07 of Regulation S-X.

In addition, the 2016 Audit Committee has discussed with the independent registered public accounting firm the auditor’s independence from the Company and its management, including the matters in the written disclosures required by applicable requirements of the PCAOB regarding the firm’s communications with the 2016 Audit Committee concerning independence. The 2016 Audit Committee pre-approved the audit and non-audit services provided by the independent registered public accounting firm and reviewed and approved the independent registered public accounting firm’s fees for services rendered for the year ended December 31, 2016. The Company considered with the independent registered public accounting firm whether the provision of non-audit services to the Company by them and the related fees was compatible with the auditor’s independence. The 2016 Audit Committee has concluded that the independent registered public accounting firm, Deloitte & Touche LLP, is independent from the Company and its management.

The 2016 Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm, Deloitte & Touche LLP. The 2016 Audit Committee evaluates the qualifications and historical and recent performance of the Company’s independent registered public accounting firm, including the lead engagement partner and the engagement team, each year and determines whether to reengage the current independent registered public accounting firm or consider other audit firms. In doing so, the 2016 Audit Committee considers the quality and efficiency of the services provided by the auditors, including input from management and how effectively Deloitte & Touche LLP demonstrated its independent judgment, objectivity, and professional skepticism, and the auditors’ resources, capabilities, technical expertise and knowledge of the Company’s operations, personnel, culture, accounting policies and practices, and internal control over financial reporting. The 2016 Audit Committee also considers the quality and candor of communications and the working relationship with the 2016 Audit Committee and our management and internal auditors,, the ability of the auditors to remain independent, the auditors industry and sector specific experience, external data relating to audit quality and performance, including recent PCAOB reports on Deloitte & Touche LLP and its peer firms, the results of internal surveys of Deloitte & Touche LLP’s service and quality by our management and internal auditors, the appropriateness of fees charged for audit and non-audit services the impact of changing auditors, and the length of time that Deloitte & Touche LLP has served in the role, including the benefits of having a longer tenure, and the controls and processes in place (such as mandatory rotation of key partners) that help Deloitte &

Touche LLP to maintain its independence in the face of such tenure. Deloitte & Touche LLP has been the Company’s independent registered public accounting firm since 1997. Considered together, these factors enable the 2016 Audit Committee to evaluate whether the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm and the retention of Deloitte & Touche LLP to perform other services will contribute to and enhance audit quality. Based on this evaluation, the 2016 Audit Committee decided that it was in the best interests of the Company and its stockholders to continue the retention of Deloitte & Touche LLP as our independent registered public accounting firm for the year ended December 31, 2016. Although the 2016 Audit Committee has the sole authority to appoint the

Independent registered public accounting firm, the 2016 Audit Committee will continue its practice of recommending that the Board ask our stockholders, at their annual meeting, to ratify the appointment of the independent registered public accounting firm.

The lead engagement partner from Deloitte & Touche LLP is required to be rotated every five years. The process for selection of a new lead engagement partner includes meetings between the candidates for that role and senior management and then with the Chair of the 2016 Audit Committee, as well as discussion with the full 2016 Audit Committee.

In reliance on the reviews and discussions referred to above, and the receipt of the unqualified opinions from Deloitte & Touche LLP dated March 1, 2017, with respect to the consolidated financial statements of the Company as of and for the year ended December 31, 2016, and with respect to the effectiveness of the Company’s internal control over financial reporting, the 2016 Audit Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the Securities and Exchange Commission.

2016 Audit Committee

B. Michael Becker—Chairman

John D. Bowlin

David H. Edwab

Tim Theriault

PROPOSAL FIVE—RATIFICATION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Board, upon the recommendation of its Audit Committee, has appointed Deloitte & Touche LLP to serve as our independent registered public accounting firm for fiscal year 2017.

Representatives of Deloitte & Touche LLP are expected to be present at the 2017 Annual Meeting and are expected to be available to respond to appropriate questions. They also will have the opportunity to make a statement if they desire to do so.

We are asking our stockholders to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification as our Audit Committee has recommended because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. If our stockholders fail to ratify the selection, we will consider that failure as a direction to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm, at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

The Board unanimously recommends that stockholders vote “FOR” the ratification of Deloitte

&Touche LLP as our independent registered public accounting firm for fiscal year 2017.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Although the Board has not adopted a written policy or procedure for the review, approval and ratification of related person transactions, the Audit Committee charter requires the Audit Committee to review all relationships and transactions in which we and our employees, directors, officers and beneficial owners of more than 5% of our common stock or their immediate family members are participants to determine whether those persons have a direct or indirect material interest. Based on all the relevant facts and circumstances, the Audit Committee will decide whether the related-person transaction is appropriate and will approve only those transactions that are in our best interests.

We require our directors and executive officers to complete annually a directors’ and officers’ questionnaire that requires disclosure of any related-person transactions. As required under SEC rules, transactions that are determined to be directly or indirectly material to us or a related person are disclosed in our periodic filings, as appropriate. In 2016, we did not participate in any transactions involving an amount in excess of $120,000 in which any related person (as defined in Instruction 1 to Item 404(a) of Regulation S-K) has or will have a direct or indirect material interest.

On January 12, 2016, the Company entered into the Original Agreement with Carlson Capital regarding, among other things, the membership and composition of the Board, pursuant to which Carlson Capital recommended Guillermo G. Marmol for appointment to the Board and the Board so appointed him. In addition, pursuant to the Original Agreement, the Company also appointed one additional independent director, Timothy J. Theriault.

On February 21, 2017, the Company entered into the Agreement with Carlson Capital regarding, among other things, the membership and composition of the Board, which amends and restates the Original Agreement. Pursuant to the Agreement, Carlson Capital was entitled to propose the Initial Independent Appointee, reasonably acceptable to the Board, for appointment as a director of the Company. Carlson Capital recommended Mr. Tracy Dolgin as a director and the Board determined that Mr. Dolgin’s previous experience as a senior executive officer and his broad general management experience would provide valuable knowledge and expertise to the Board. To that end, on April 4,

2017, the Board appointed Mr. Dolgin as a director. In the Agreement, the Company also agreed to appoint the Subsequent Independent Appointee as a director of the Company. The Nomination and Governance Committeee recommended Mr. Alexander W. Smith as a director and the Board determined that Mr. Smith’s extensive experience in retailing and brand management, including public company experience as a senior executive and director would provide valuable knowledge and insight to the Board. Therefore, on April 4, 2017, the Board appointed Mr. Smith as a director. The Agreement provides that the Board was required to be expanded by two members (from ten (10) members to twelve (12) members) in order to appoint the two New Independent Directors, and the Board size was increased from ten (10) to twelve (12) on April 4, 2017. The Company agreed to nominate the New Independent Directors and the 2016 Director for election as directors at the 2017 Annual Meeting, and as a result Mr. Dolgin, Mr. Smith and Mr. Marmol are nominated above. The Agreement further provides that immediately after the 2017 Annual Meeting, the size of the Board will be ten (10) members and, from the 2017 Annual Meeting through the 2018 Annual Meeting, the size of the Board will be no more than ten (10) directors, except that during such period the Company may increase the size of the Board in order to appoint additional highly qualified independent directors, recommended by the Nomination and Governance Committee and approved by the Board, so long as no more than ten (10) directors will stand for re-election at the 2018 Annual Meeting.

Pursuant to the Agreement, Carlson Capital may replace the Initial Independent Appointee and the 2016 Director in the event he or she resigns or can no longer serve on the board due to death, disability or other reasons before the 2018 Annual Meeting, subject to such candidate being reasonably satisfactory to the Board. In connection with their appointments as directors, the New Independent Directors will receive the same compensation as the Company’s other non-employee directors.

In the Standstill Period, for so long as the Company remains in material compliance with certain of its obligations under the Agreement, Carlson Capital has agreed not to, among other things, (a) acquire beneficial ownership of any additional shares of the Company if doing so would cause Carlson Capital to own more than 15% of the Company’s common stock, (b) solicit proxies of stockholders or conduct any other type of referendum or become a “participant” in or assist any third party in any “solicitation” of proxies to vote any shares of the Company’s common stock, (c) join or form a group with respect to the Company’s common stock, (d) present any proposal for consideration for action at any stockholders’ meeting or seek the removal of any board member or propose any nominee for election to the Board, or (e) institute, solicit or join any litigation against the Company or its present or former directors, officers or employees (other than an action to enforce the Agreement). Carlson Capital and the Company each also agreed not to make any statement that constitutes an ad hominem attack on, or otherwise disparage, the other party or its respective business, officers or directors during the Standstill Period. Carlson Capital has also generally agreed to vote all shares of our common stock beneficially owned by Carlson Capital in favor of the Company’s director nominees, the Company’s auditor ratification and “say-on-pay” proposals and, provided that such recommendation is unanimous and includes the affirmative vote of the New Independent Directors (and any Replacement), any other recommendations at the 2017 Annual Meeting (subject to certain exceptions).

Under the terms of the Agreement, if at any time Carlson Capital’s aggregate net long position in the Company’s common stock is less than the Minimum Ownership Level, the Company will not be obligated to appoint either of the New Independent Directors (if either of the New Independent Directors has not yet been appointed), or appoint any Replacement, or to nominate either of the New Independent Directors or the 2016 Director or any Replacement for election at any meeting of stockholders which occurs after the time at which Carlson Capital no longer satisfies the Minimum Ownership Level.

The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached as Exhibit 10.1 to our Form 8-K filed with the SEC on February 21, 2017.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

We believe that all reports for our executive officers and directors that were required to be filed under Section 16 of the Exchange Act during 2016 were timely filed.

STOCKHOLDER PROPOSALS FOR THE 2018 ANNUAL MEETING

Requirements for Stockholder Proposals to Be Considered for Inclusion in the 2018 Proxy Materials

We must receive any stockholder proposal to be considered for inclusion in the proxy statement and form of proxy relating to the 2018 Annual Meeting of stockholders no later than December 28, 2017. In addition, all proposals must comply with Rule 14a-8 under the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored Proxy Materials. Stockholder proposals must be delivered to the Chairman of the Nomination and Governance Committee at Vitamin Shoppe, Inc., 300 Harmon Meadow Blvd, Secaucus, New Jersey 07094.

Requirements for Stockholder Proposals to Be Brought Before the 2018 Annual Meeting of Stockholders and Director Nominations

Notice of any proposal that a stockholder intends to present at the 2018 Annual Meeting of stockholders, but does not intend to have included in the proxy statement and form of proxy relating to the 2018 Annual Meeting of stockholders, as well as any director nominations, must be delivered to the Chairman of the Nomination and Governance Committee at Vitamin Shoppe, Inc., 300 Harmon Meadow Blvd. Secaucus, New Jersey 07094, not earlier than February 7, 2018 and not later than March 9, 2018, except that if the 2018 Annual Meeting of our stockholders is not within 30 days before or after the anniversary date, we must receive notice by the stockholder not later than the close of business on the 10th day following the date on which the notice of the date of the annual meeting was mailed or the public announcement was made. In addition, the notice must provide the information required by our bylaws with respect to each director nomination or other proposal that the stockholder intends to present at the 2018 Annual Meeting of stockholders.

We have established an advance notice procedure with regard to certain matters, including stockholder proposals not included in our proxy statement, to be brought before an annual meeting of stockholders.

A stockholder’s notice with respect to a proposed item of business must include:

(a)  a brief description of the substance of, and the reasons for conducting, such business at the annual meeting;

(b)  the name and address of the stockholder proposing such business;

(c)  the number of our shares which are beneficially owned by the stockholder, any person controlling, directly or indirectly, or acting in concert with, such stockholder and any person controlling, controlled by or under common control with such stockholder; and

(d)  any material interest of the stockholder in such business.

A stockholder’s notice with respect to a director nomination must include:

(a)  name, address and number of shares of the Company which are beneficially owned by the nominating stockholder, any person controlling, directly or indirectly, or acting in concert with, such nominating stockholder and any person controlling, controlled by or under common control with such nominating stockholder;

(b)  name, address and number of shares of the Company which are beneficially owned by the candidate;

(c)  a detailed biography outlining the candidate’s relevant background;

(d)  professional and business experience and other significant accomplishments of the candidate;

(e)  an acknowledgement from the candidate that he or she would be willing to serve on the Board, if elected;

(f)  a statement by the stockholder outlining the reasons why this candidate’s skills, experience and background would make a valuable contribution to the Board; and

(g)  a minimum of two references who have either worked with the candidate, served on a board of directors or board of trustees with such candidate, or can otherwise provide relevant perspective on the candidate’s capabilities as a potential Board member.

2016 ANNUAL REPORT ON FORM 10-K

Included with these Proxy Materials is a copy of our 2016 Annual Report on Form 10-K without exhibits, as filed with the SEC. We will furnish to each person whose proxy is solicited, on the written request of that person, a copy of the exhibits to that annual report for a charge of ten cents per page. We will also mail to you without charge, upon request, a copy of any document specifically referenced or incorporated by reference in this proxy statement. Please direct your request to Corporate Secretary at Vitamin Shoppe, Inc., 300 Harmon Meadow Blvd. Secaucus, New Jersey 07094.

OTHER MATTERS

We know of no other matters to be submitted to our stockholders at the 2017 Annual Meeting. If any other matters are properly brought before the 2017 Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

Appendix A

VITAMIN SHOPPE

2009 EQUITY INCENTIVE PLAN

AMENDED AND RESTATED THROUGH FEBRUARY 22, 2017

ARTICLE I

PURPOSE

1.1 Effective Date. The Plan shall be known as the Vitamin Shoppe 2009 Equity Incentive Plan (the “Plan”), as amended and restated through February 22, 2017 (the “Effective Date”), subject to the approval of the Plan by the shareholders of Vitamin Shoppe Inc. (the “Company”) within 12 months of the Effective Date in accordance with Section 422 of the Code.

1.2 Purpose of the Plan. The Plan is intended to further the growth and profitability of the Company by increasing incentives and encouraging Share ownership on the part of the Employees, Members of the Board, and Independent Contractors of the Company and its Subsidiaries. The Plan is intended to permit the grant of Awards that constitute Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Other Stock Awards.

ARTICLE II

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

“1934 Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the 1934 Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

“Affiliate” means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) directly or indirectly controlled by the Company.

“Award” means, individually or collectively, a grant under the Plan of Non-Qualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, or Other Stock Awards.

“Award Agreement” means the written agreement setting forth the terms and conditions applicable to an Award.

“Base Price” means the price at which a SAR may be exercised with respect to a Share.

“Board” means the Company’s Board of Directors, as constituted from time to time.

“Change in Control” shall mean the first (and only the first) to occur of the following:

(a) any “person” as such term is used in Sections 13(d) and 14(d) of the 1934 Act (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company), becoming the beneficial owner (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities; or

(b) consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than those covered by the exceptions in paragraph (a) of this definition) acquires more than 50% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control of the Company; or

(c) The sale of all or substantially all of the Company’s assets other than the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale.

“Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation or other guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

“Committee” means the committee of the Board described in ARTICLE III.

“Employee” means an employee of the Company, a Related Company, an Affiliate or a Subsidiary designated by the Committee. Notwithstanding anything to the contrary contained herein, the Committee may grant Awards to an individual who has been extended an offer of employment by the Company, a Related Company or a Subsidiary; provided that any such Award shall be subject to forfeiture if such individual does not commence employment by a date established by the Committee.

“Exercise Price” means the price at which a Share subject to an Option may be purchased upon the exercise of the Option.

“Fair Market Value” means, except as otherwise specified in a particular Award Agreement, (a) while the Shares are readily traded on an established national or regional securities exchange, the closing transaction price of such a Share as reported by the principal exchange on which such Shares are traded on the date as of which such value is being determined or, if there were no reported transaction for such date, the opening transaction price as reported by the exchange for the first trading date following the date by which such value is being determined on the next preceding date for which a transaction was reported, (b) if the Shares are not readily traded on an established national or regional securities exchange, the average of the bid and ask prices for such a Share on the date as of which such value is being determined, where quoted for such Shares, or (c) if Fair Market Value cannot be determined under clause (a) or clause (b) above, or if the Committee determines in its sole discretion that the Shares are too thinly traded for Fair Market Value to be determined pursuant to clause (a) or clause (b), the value as determined by the Committee, in its sole discretion, on a good faith basis.

“Grant Date” means the date that the Award is granted.

“Immediate Family” means the Participant’s children, stepchildren, grandchildren, parents, stepparents, grandparents, spouse, siblings (including half-brothers and half-sisters), in-laws (including all such relationships arising because of legal adoption) and any other person required under applicable law to be accorded a status identical to any of the foregoing.

“Incentive Stock Option” means an Option that is designated as an Incentive Stock Option and is intended by the Committee to meet the requirements of Section 422 of the Code.

“Independent Contractor” means an independent contractor or consultant of the Company, a Related Company or a Subsidiary designated by the Committee. Notwithstanding anything to the contrary contained herein, the Committee may grant Awards to an individual who has been extended an offer to become an independent contractor or consultant by the Company, a Related Company or a Subsidiary; provided that any such Award shall be subject to forfeiture if such individual does not commence employment by a date established by the Committee.

“Member of the Board” means an individual who is a member of the Board or of the board of directors of a Related Company or a Subsidiary.

“Non-Qualified Stock Option” means an Option that is not an Incentive Stock Option.

“Option” means an option to purchase Shares granted pursuant to ARTICLE V.

“Other Stock Award” means an Award granted pursuant to ARTICLE VIII to receive Shares on the terms specified in any applicable Award Agreement.

“Participant” means an Employee, Independent Contractor, or Member of the Board with respect to whom an Award has been granted and remains outstanding.

“Performance Goals” means goals established by the Committee as contingencies for Awards to vest and/or become exercisable or distributable.

“Performance Period” means the designated period during which the Performance Goals must be satisfied with respect to the Award to which the Performance Goals relate.

“Period of Restriction” means the period during which Restricted Stock or an RSU is subject to forfeiture and/or restrictions on transferability.

“Plan” means this Vitamin Shoppe 2009 Equity Incentive Plan, as set forth in this instrument and as hereafter amended from time to time.

“Related Company” means any person or entity that would be considered a single employee with the Company under Section 414(b) or (c) of the Code if the language “at least 80 percent” as used in connection with the application of these provisions were replaced by “at least 50%.”

“Restricted Stock” means a Stock Award granted pursuant to ARTICLE VI under which the Shares are subject to forfeiture upon such terms and conditions as specified in the relevant Award Agreement.

“Restricted Stock Unit” or “RSU” means a Stock Award granted pursuant to ARTICLE VI subject to a period or periods of time after which the Participant will receive Shares if the conditions contained in such Stock Award have been met.

“Rule 16b-3” means Rule 16b-3 promulgated under the 1934 Act, as amended, and any future regulation amending, supplementing or superseding such regulation.

“Share” means the Company’s common stock, par value $.01 per share, or any security issued by the Company or any successor in exchange or in substitution therefor.

“Stock Appreciation Right” or “SAR” means an Award granted pursuant to ARTICLE VII, granted alone or in tandem with a related Option which is designated by the Committee as an SAR.

“Stock Award” means an Award of Restricted Stock or an RSU pursuant to ARTICLE VI.

“Subsidiary(ies)” means any corporation (other than the Company) in an unbroken chain of corporations, including and beginning with the Company, if each of such corporations, other than the last corporation in the unbroken chain, owns, directly or indirectly, more than fifty percent (50%) of the voting stock in one of the other corporations in such chain.

“Ten Percent Holder” means an Employee (together with persons whose stock ownership is attributed to the Employee pursuant to Section 424(d) of the Code) who, at the time an Option is granted, owns stock representing more than ten percent of the voting power of all classes of stock of the Company.

ARTICLE III

ADMINISTRATION

3.1 The Committee. The Plan shall be administered by the compensation committee of the Board (the “Committee”). To the extent advisable or otherwise required by applicable law, regulation or rule, it is intended that each member of the Committee shall qualify as (a) a “non-employee director” under Rule 16b-3, (b) an “outside director” under Section 162(m) of the Code and (c) an “independent director” under the rules of any national securities exchange or national securities association, as applicable. If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination shall be valid despite such failure to qualify.

Reference to the Committee shall refer to the Board if the Committee ceases to exist and the Board does not appoint a successor Committee.

3.2 Authority and Action of the Committee. It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which Employees, Members of the Board and Independent Contractors shall be eligible to receive Awards and to grant Awards, (b) prescribe the form, amount, timing and other terms and conditions of each Award, (c) interpret the Plan and the Award Agreements, (d) adopt such procedures as it deems necessary or appropriate to permit participation in the Plan by eligible Employees, Members of the Board and Independent Contractors, (e) adopt such rules as it deems necessary or appropriate for the administration, interpretation and application of the Plan, (f) interpret, amend or revoke any such procedures or rules, (g) correct any technical defect(s) or technical omission(s), or reconcile any technical inconsistency(ies), in the Plan and/or any Award Agreement, (h) accelerate the vesting of any award, (i) extend the period during which an Option may be exercisable, and (j) make all other decisions and determinations that may be required pursuant to the Plan and/or any Award Agreement or as the Committee deems necessary or advisable to administer the Plan.

The acts of the Committee shall be either (i) acts of a majority of the members of the Committee present at any meeting at which a quorum is present or (ii) acts approved in writing by all of the members of the Committee without a meeting. A majority of the Committee shall constitute a quorum. The Committee’s determinations under the Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any Employee of the Company or any of its Subsidiaries or Affiliates, the Company’s independent certified public accountants or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

The Company shall effect the granting of Awards under the Plan, in accordance with the determinations made by the Committee, by execution of written agreements and/or other instruments in such form as is approved by the Committee.

3.3 Delegation by the Committee. The Committee in its sole discretion and on such terms and conditions as it may provide may delegate all or any part of its authority and powers under the Plan to one or more Members of the Board of the Company and/or officers of the Company; provided, however, that the Committee may not delegate its authority or power if prohibited by law, or if such delegation would cause the Awards or other transactions under the Plan to cease to be exempt from Section 16(b) of the 1934 Act or not to qualify for, or cease to qualify for, exemption under Code § 162(m).

3.4 Decisions Binding. All determinations, decisions and interpretations of the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan or any Award Agreement shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

3.5 Performance Goals. The Committee shall have the authority to grant Awards under this Plan that are contingent upon the achievement of Performance Goals. Such Performance Goals are to be specified in the relevant Award Agreement and may be based on such factors including, but not limited to: (a) revenue, (b) earnings per Share, (c) net income per Share, (d) Share price, (e) pre-tax profits, (f) net earnings, (g) net income, (h) operating income, (i) cash flow, (j) earnings before interest, taxes, depreciation and amortization, (k) sales, (l) total stockholder return relative to assets, (m) total stockholder return relative to peers, (n) financial returns (including, without limitation, return on assets, return on equity and return on investment), (o) cost reduction targets, (p) customer satisfaction, (q) customer growth, (r) employee satisfaction, (s) gross margin, (t) revenue growth, (u) store openings, (v) any combination of the foregoing, or, (w) such other criteria as the Committee may determine. Performance Goals may be in respect of the performance of the Company, any of its Subsidiaries or Affiliates or any combination thereof on either a consolidated, business unit or divisional level. Performance Goals may be absolute or relative (to prior performance of the Company or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range. The foregoing criteria shall have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items, as the Committee may specify: extraordinary, unusual or non-recurring items; effects of accounting changes; effects of currency fluctuations; effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); expenses for restructuring, productivity initiatives or new business initiatives; non-operating items; acquisition expenses; and effects of divestitures. Any such performance criterion or combination of such criteria may apply to the participant’s award opportunity in its entirety or to any designated portion or portions of the award opportunity, as the Committee may specify.

ARTICLE IV

SHARES SUBJECT TO THE PLAN

4.1 Number of Shares. Subject to adjustment and substitution as provided in Section 10.13, the number of Shares available for grants of Awards under the Plan shall be the sum of (a) 546,492 Shares, which were available under the Plan immediately prior to shareholder approval of this amendment and restatement, plus (b) 2,250,000 additional shares. Shares awarded under the Plan may be either authorized but unissued Shares, authorized and issued Shares reacquired (including Shares reacquired under any prior plan) and held as treasury Shares or a combination thereof. To the extent permitted by applicable law or exchange rules, Shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Subsidiary or Affiliate shall not reduce the Shares available for grants of Awards under this Section. The maximum number of shares with respect to which Incentive Stock Options may be granted shall be 500,000.

4.2 Limit on Individual Awards. The maximum number of Shares subject to Awards granted during a single fiscal year to any non-employee director, taken together with any cash fees paid to such non-employee director during the fiscal year, shall not exceed $500,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes). The Committee may make exceptions to this limit for a non-executive chair of the Board or, in extraordinary circumstances, for other non-employee directors, as the Committee may determine in its discretion, provided, however, if an exception is made for a non-employee director, then the non-employee director receiving such additional compensation may not participate in the decision to award such compensation. Subject to adjustment as provided in Section 10.13, the maximum aggregate number of Shares which shall be available for the grant of Options and SARs to any one individual (other than a non-employee director) under the Plan during any calendar year shall be limited to 500,000 Shares. Subject to adjustment as provided in Section 10.13, the maximum number of Shares subject to awards (other than Options and SARs) that are intended to qualify as performance-based compensation under Section 162(m) of the Code and may be paid to any one individual (other than non-employee directors) based on the achievement of Performance Goals established by the Committee for any calendar year is 500,000 Shares, or if such award is payable in cash, the Fair Market Value equivalent thereof. In the case of multi-year Performance Periods, the amount which is paid for any one calendar year of the Performance Period is the amount paid for the Performance Period divided by the number of calendar years in the period. The limitations in this Section 4.2 shall be interpreted and applied in a manner consistent with Section 162(m) of the Code.

4.3 Lapsed Awards. To the extent that Shares subject to an outstanding Option (except to the extent Shares are issued or delivered by the Company in connection with the exercise of a tandem SAR) or other Award are not issued or delivered by reason of (i) the expiration, cancellation, forfeiture or other termination of such Award, (ii) the settlement of all or a portion of such Award in cash, or (iii) Shares that are delivered or withheld for purposes of satisfying a tax withholding obligation, then such Shares shall again be available under this Plan. Notwithstanding the foregoing, the following Shares shall not become available for purposes of the Plan: (i) Shares previously owned or acquired by the Participant that are delivered to the Company, or withheld from an Award, to pay the exercise price, or (ii) shares of Common Stock reserved for issuance upon the grant of a SAR Award that exceed the number of shares actually issued upon exercise.

ARTICLE V

STOCK OPTIONS

5.1 Grant of Options. Subject to the provisions of the Plan, Options may be granted to Participants at such times, and subject to such terms and conditions, as determined by the Committee in its sole discretion. An Award of Options may include Incentive Stock Options, Non-Qualified Stock Options, or a combination thereof; provided, however, that an Incentive Stock Option may only be granted to an Employee of the Company or a Subsidiary and no Incentive Stock Option shall be granted more than ten years after the earlier of (i) the date this Plan is adopted by the Board or (ii) the date this Plan is approved by the Company’s shareholders.

5.2 Award Agreement. Each Option shall be evidenced by an Award Agreement that shall specify the Exercise Price, the expiration date of the Option, the number of Shares to which the Option pertains, any conditions to the exercise of all or a portion of the Option, and such other terms and conditions as the Committee, in its discretion, shall determine. The Award Agreement pertaining to an Option shall designate such Option as an Incentive Stock Option or a Non-Qualified Stock Option. Notwithstanding any such designation, to the extent that the aggregate Fair Market Value (determined as of the Grant Date) of Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under this Plan or any other plan of the Company, or any parent or subsidiary as defined in Section 424 of the Code) exceeds $100,000, such Options shall constitute Non-Qualified Stock Options. For purposes of the preceding sentence, Incentive Stock Options shall be taken into account in the order in which they are granted.

5.3 Exercise Price. Subject to the other provisions of this Section, the Exercise Price with respect to Shares subject to an Option shall be determined by the Committee in its sole discretion; provided, however, that the Exercise Price shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date; and provided further, that the Exercise Price with respect to an Incentive Stock Option granted to a Ten Percent Holder shall not be less than one hundred and ten percent (110%) of the Fair Market Value of a Share on the Grant Date.

5.4 Expiration Dates. Each Option shall terminate not later than the expiration date specified in the Award Agreement pertaining to such Option; provided, however, that the expiration date with respect to an Option shall not be later than the tenth anniversary of its Grant Date and the expiration date with respect to an Incentive Stock Option granted to a Ten Percent Holder shall not be later than the fifth anniversary of its Grant Date.

5.5 Exercisability of Options. Subject to Section 5.4, Options granted under the Plan shall be exercisable at such times, and shall be subject to such restrictions and conditions, as the Committee shall determine in its sole discretion. The exercise of an Option is contingent upon payment by the Optionee of the amount sufficient to pay all taxes required to be withheld by any governmental agency. Such payment may be in any form approved by the Committee.

5.6 Method of Exercise. Options shall be exercised by the Participant’s delivery of a written notice of exercise to the Corporate Secretary of the Company (or his or her designee), setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment of the Exercise Price with respect to each such Share and an amount sufficient to pay all taxes required to be withheld by any governmental agency. The Exercise Price shall be payable to the Company in full in cash or its equivalent. The Committee, in its sole discretion, also may permit exercise (a) by tendering previously acquired Shares which have been held by the Optionee for at least six months having an aggregate Fair Market Value at the time of exercise equal to the aggregate Exercise Price of the Shares with respect to which the Option is to be exercised, or (b) by any other means which the Committee, in its sole discretion, determines to both provide legal consideration for the Shares, and to be consistent with the purposes of the Plan. As soon as practicable after receipt of a written notification of exercise and full payment for the Shares with respect to which the Option is exercised, the Company shall deliver to the Participant Share certificates (which may be in book entry form) for such Shares with respect to which the Option is exercised.

5.7 Restrictions on Share Transferability. Incentive Stock Options are not transferable, except by will or the laws of descent. The Committee may impose such additional restrictions on any Shares acquired pursuant to the exercise of an Option as it may deem advisable, including, but not limited to, restrictions related to applicable federal securities laws, the requirements of any national securities exchange or system upon which Shares are then listed or traded, or any blue sky or state securities laws.

5.8 Cashing Out of Option. On receipt of written notice of exercise, the Committee may elect to cash out all or part of the portion of the Shares for which an Option is being exercised by paying the optionee an amount, in cash or Shares, equal to the excess of the Fair Market Value of the Shares over the option price times the number of Shares for which the Option is being exercised on the effective date of such cash-out.

ARTICLE VI

STOCK AWARDS

6.1 Grant of Stock Awards. Subject to the provisions of the Plan, Stock Awards may be granted to such Participants at such times, and subject to such terms and conditions, as determined by the Committee in its sole discretion.

6.2 Stock Award Agreement. Each Stock Award shall be evidenced by an Award Agreement that shall specify the number of Shares granted, the price, if any, to be paid for the Shares and the Period of Restriction applicable to a Restricted Stock Award or RSU Award and such other terms and conditions as the Committee, in its sole discretion, shall determine.

6.3 Transferability/Share Certificates. Shares subject to an Award of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated during a Period of Restriction. During the Period of Restriction, a Restricted Stock Award may be registered in the holder’s name or a nominee’s name at the discretion of the Company and may bear a legend as described in Section 6.4.2. Unless the Committee determines otherwise, shares of Restricted Stock shall be held by the Company as escrow agent during the applicable Period of Restriction, together with stock powers or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate by the Company, which would permit transfer to the Company of all or a portion of the Shares subject to the Restricted Stock Award in the event such Award is forfeited in whole or part.

6.4 Other Restrictions. The Committee, in its sole discretion, may impose such other restrictions on Shares subject to an Award of Restricted Stock as it may deem advisable or appropriate.

6.4.1 General Restrictions. The Committee may set restrictions based upon applicable federal or state securities laws, or any other basis determined by the Committee in its discretion.

6.4.2 Legend on Certificates. The Committee, in its sole discretion, may legend the certificates representing Restricted Stock during the Period of Restriction to give appropriate notice of such restrictions. For example, the Committee may determine that some or all certificates representing Shares of Restricted Stock shall bear the following legend: “The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Vitamin Shoppe 2009 Equity Incentive Plan (the “Plan”), and in a Restricted Stock Award Agreement (as defined by the Plan). A copy of the Plan and such Restricted Stock Award Agreement may be obtained from the Vitamin Shoppe Corporate Secretary.”

6.5 Removal of Restrictions. Shares of Restricted Stock covered by a Restricted Stock Award made under the Plan shall be released from escrow as soon as practicable after the termination of the Period of Restriction and, subject to the Company’s right to require payment of any taxes, a certificate or certificates evidencing ownership of the requisite number of Shares shall be delivered to the Participant.

6.6 Voting Rights. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless otherwise provided in the Award Agreement.

6.7 Dividends and Other Distributions. During the Period of Restriction, Participants holding shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, the Shares shall be deposited with the Company and shall be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

6.8 Performance Goals and Performance Periods. The Committee may grant Stock Awards that become earned if the Participant achieves the applicable Performance Goals during and in respect of the designated Performance Period. The Performance Goals and the Performance Period shall be established by the Committee, in its sole discretion. The Committee shall establish Performance Goals for each Performance Period prior to, or as soon as practicable after, the commencement of such

Performance Period. The Committee shall also establish a schedule or schedules for the Stock Awards setting forth the portion of the Award which will be earned or forfeited based on the degree of achievement, or lack thereof, of the Performance Goals at the end of the relevant Performance Period. The Performance Goals shall be defined as to their respective components and meaning by the Committee (in its sole discretion). During any Performance Period, the Committee shall have the authority to adjust the Performance Goals and/or the Performance Period in such manner as the Committee, in its sole discretion, deems appropriate at any time and from time to time. The payout of any such Award may be adjusted at the discretion of the Committee.

ARTICLE VII

STOCK APPRECIATION RIGHTS

7.1 Grant of SARs. Subject to the provisions of the Plan, SARs may be granted to such Participants at such times, and subject to such terms and conditions, as shall be determined by the Committee in its sole discretion; provided, however, that any tandem SAR (i.e., a SAR granted in tandem with an Option) related to an Incentive Stock Option shall be granted at the same time that such Incentive Stock Option is granted.

7.2 Base Price and Other Terms. The Committee, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan. Without limiting the foregoing, the Base Price with respect to Shares subject to a tandem SAR shall be the same as the Exercise Price with respect to the Shares subject to the related Option.

7.3 SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the Base Price (which shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date), the term of the SAR, the conditions of exercise, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

7.4 Expiration Dates. Each SAR shall terminate no later than the tenth anniversary of its Grant Date; provided, however, that the expiration date with respect to a tandem SAR shall not be later than the expiration date of the related Option.

7.5 Payment of SAR Amount. Unless otherwise specified in the Award Agreement pertaining to a SAR, a SAR may be exercised (a) by the Participant’s delivery of a written notice of exercise to the Corporate Secretary of the Company (or his or her designee) setting forth the number of whole SARs which are being exercised, (b) in the case of a tandem SAR, by surrendering to the Company any Options which are cancelled by reason of the exercise of such SAR, and (c) by executing such documents as the Company may reasonably request. Except as otherwise provided in the relevant Award Agreement, upon exercise of a SAR, the Participant shall be entitled to receive payment from the Company in an amount determined by multiplying: (i) the amount by which the Fair Market Value of a Share on the date of exercise exceeds the Base Price specified in the Award Agreement pertaining to such SAR; by (ii) the number of Shares with respect to which the SAR is exercised.

7.6 Payment Upon Exercise of SAR. Payment to a Participant upon the exercise of the SAR shall be made, as determined by the Committee in its sole discretion, either (a) in cash, (b) in Shares with a Fair Market Value equal to the amount of the payment or (c) in a combination thereof, as set forth in the applicable Award Agreement.

ARTICLE VIII

OTHER STOCK AWARDS

Subject to the provisions of the Plan, the Committee may develop sub-plans or grant other equity-based awards (“Other Stock Awards”) on such terms as it may determine, including, but not limited to, Awards designed to comply with or take advantage of applicable local laws of jurisdictions outside of the United States.

ARTICLE IX

CHANGE IN CONTROL

Unless otherwise provided in an Award Agreement:

(i) In the event the employment or service of a Participant is terminated by the Company without Cause within two years after the occurrence of a Change in Control following the date of grant, his or her Options and SARs shall fully vest and may be exercised within one year after the date such termination occurred;

(ii) In the event the employment or service of a Participant is terminated by the Company without Cause within two years after the occurrence of a Change in Control following the date of grants, his or her Restricted Stock, RSUs and Other Stock Awards shall fully vest and, to the extent subject to an exercise right, may be exercised within one year after the date such termination occurred; provided, however, that if the awards are subject to Section 409A of the Code and the Change in Control is not a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company under Section 409A of the Code (a “409A Change in Control”), any RSUs and other Awards consisting deferred compensation under Section 409A of the Code shall remain payable on the date(s) provided in the underlying Award Agreement and provisions of the Plan; and

(iii) If any Change in Control occurs prior to the end of any Performance Period, all Performance Goals and other conditions pertaining to Awards under which payments are subject to Performance Goals shall be deemed to be achieved or fulfilled on a pro-rata basis for (i) the number of whole months elapsed from the commencement of the Performance Period through the Change in Control over (ii) the number of whole months included in the original Performance Period, measured at the actual performance level achieved, and shall be waived by the Company. If the awards are subject to Section 409A of the Code and the Change in Control is not a 409A Change in Control, such Awards shall remain payable on the date(s) provided in the underlying Award Agreement and provisions of the Plan.

For purposes of this ARTICLE X, “Cause” means any termination of service where it can be shown that the Participant has (i) willfully failed to perform his or her duties for the Company or an Affiliate, (ii) willfully engaged in conduct that is materially injurious to the Company or an Affiliate, monetarily or otherwise, or (iii) committed acts that constitute a felony under applicable federal or state law or constitute common law fraud. For purposes of this definition, no act or failure to act on the Participant’s part shall be considered “willful” unless done, or omitted to be done, by him or her not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company or Affiliate.

In the event of a Change in Control, the Board can unilaterally implement or negotiate a procedure with any party to the Change in Control pursuant to which all Participants’ unexercised Options may be cashed out as part of the purchase transaction, without requiring exercise, for the difference between the purchase price and the Exercise Price.

ARTICLE X

MISCELLANEOUS

10.1 No Effect on Employment or Service. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, for any reason and with or without cause.

10.2 Participation. No person shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

10.3 Unfunded Status. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant by the Company, nothing set forth herein shall give any Participant any rights that are greater than those of a general creditor of the Company. In its sole and absolute discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Shares or payments in lieu of or with respect to Awards hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

10.4 Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any good faith action taken or good faith failure to act under the Plan or any Award Agreement, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or By-Laws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

10.5 Successors. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business or assets of the Company.

10.6 Beneficiary Designations. Subject to the restrictions in Section 10.7 below, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid Award shall be paid in the event of the Participant’s death. For purposes of this Section, a beneficiary may include a designated trust having as its primary beneficiary a family member of a Participant. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate and, subject to the terms of the Plan and of the applicable Award Agreement, any unexercised vested Award may be exercised by the administrator or executor of the Participant’s estate.

10.7 Non-transferability of Awards. No Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution; provided, however, that except as provided by in the relevant Award Agreement, a Participant may transfer, without consideration, an Award other than an Incentive Stock Option to one or more members of his or her Immediate Family, to a trust established for the exclusive benefit of one or more members of his or her Immediate Family, to a partnership in which all the partners are members of his or her Immediate Family, or to a limited liability company in which all the members are members of his or her Immediate Family; provided, further, that any such Immediate Family, and any such trust, partnership and limited liability company, shall agree to be and shall be bound by the terms of the Plan, and by the terms and provisions of the applicable Award Agreement and any other agreements covering the transferred Awards. All rights with respect to an Award granted to a Participant shall be available during his or her lifetime only to the Participant and may be exercised only by the Participant or the Participant’s legal representative.

10.8 No Rights as Stockholder. Except to the limited extent provided in Sections 6.6 and 6.7, no Participant (nor any beneficiary) shall have any of the rights or privileges of a stockholder of the Company with respect to any Shares issuable pursuant to an Award (or exercise thereof), unless and until certificates representing such Shares shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant (or beneficiary).

10.9 Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) which the Committee, in its sole discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation with respect to such Award (or exercise thereof).

10.10 Withholding Arrangements. The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit or require a Participant to satisfy all or part of the tax withholding obligations in connection with an Award by (a) having the Company withhold otherwise deliverable Shares, or (b) delivering to the Company already-owned Shares, in each case having a Fair Market Value equal to the amount sufficient to satisfy the minimum statutory tax withholding obligations, provided such Shares have been held by the Participant for at least six months.

10.11 No Corporate Action Restriction. The existence of the Plan, any Award Agreement and/or the Awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the shareholders of the Company to make or authorize (a) any adjustment, recapitalization, reorganization or other change in the Company’s or any Subsidiary’s or Affiliate’s capital structure or business, (b) any merger, consolidation or change in the ownership of the Company or any Subsidiary or Affiliate, (c) any issue of bonds, debentures, capital, preferred or prior preference stocks ahead of or affecting the Company’s or any Subsidiary’s or Affiliate’s capital stock or the rights thereof, (d) any dissolution or liquidation of the Company or any Subsidiary or Affiliate, (e) any sale or transfer of all or any part of the Company’s or any Subsidiary’s or Affiliate’s assets or business, or (f) any other corporate act or proceeding by the Company or any Subsidiary or Affiliate. No Participant, beneficiary or any other person shall have any claim against any Member of the Board or the Committee, the Company or any Subsidiary or Affiliate, or any employees, officers, shareholders or agents of the Company or any Subsidiary or Affiliate, as a result of any such action.

10.12 Restrictions on Shares. Each Award made hereunder shall be subject to the requirement that if at any time the Company determines that the listing, registration or qualification of the Shares subject to such Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the exercise or settlement of such Award or the delivery of Shares thereunder, such Award shall not be exercised or settled and such Shares shall not be delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company may require that certificates evidencing Shares delivered pursuant to any Award made hereunder bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder. Finally, no Shares shall be issued and delivered under the Plan, unless the issuance and delivery of those Shares shall comply with all relevant regulations and any registration, approval or action thereunder.

10.13 Changes in Capital Structure. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, change of control or exchange of Shares or other securities of the Company, or other corporate transaction or event (each a “Corporate Event”) affects the Shares, the Board shall, in such manner as it in good faith deems equitable, adjust any or all of (i) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted, (ii) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards, and (iii) the Exercise Price or Base Price with respect to any Award, or make provision for an immediate cash payment to the holder of an outstanding Award in consideration for the cancellation of such Award.

If the Company enters into or is involved in any Corporate Event, the Board may, prior to such Corporate Event and effective upon such Corporate Event, take such action as it deems appropriate, including, but not limited to, replacing Awards with substitute awards in respect of the Shares, other securities or other property of the surviving corporation or any affiliate of the surviving corporation on such terms and conditions, as to the number of shares, pricing and otherwise, which shall substantially preserve the value, rights and benefits of any affected Awards granted hereunder as of the date of the consummation of the Corporate Event. Notwithstanding anything to the contrary in the Plan, if any Corporate Event occurs, the Company shall have the right, but not the obligation, to cancel each Participant’s Awards immediately prior to such Corporate Event and to pay to each affected Participant in connection with the cancellation of such Participant’s Awards, an amount equal that the Committee, in its sole discretion, in good faith determines to be the equivalent value of such Award (e.g., in the case of an Option or SAR, the amount of the spread), it being understood that the equivalent value of an Option or SAR with an exercise price greater than or equal to the fair market value of the underlying stock shall be $0.

Upon receipt by any affected Participant of any such substitute awards (or payment) as a result of any such Corporate Event, such Participant’s affected Awards for which such substitute awards (or payment) were received shall be thereupon cancelled without the need for obtaining the consent of any such affected Participant. Any actions or determinations of the Committee under this Section 10.13 need not be uniform as to all outstanding Awards, nor treat all Participants identically.

10.14 Forfeiture and Repayment. Notwithstanding any other provision of the Plan, any incentive-based compensation otherwise payable or paid to a Participant (including a former Participant) shall be forfeited and/or repaid to the Company as may be required pursuant to applicable regulatory requirements in effect from time to time and the Committee may determine in its discretion that an Award shall be forfeited and/or shall be repaid to the Company (i) if during the course of employment the Participant engages in conduct that is (x) materially adverse to the interest of the Company or its Affiliates, which include failures to comply with the Company’s or an Affiliate’s rules or regulations and material violations of any agreement with the Company or an Affiliate, (y) fraud, or (z) conduct contributing to any financial restatements or irregularities; (ii) if during the course of employment, the Participant competes with, or engages in the solicitation and/or diversion of customers or employees of, the Company or an Affiliate; (iii) if following termination of employment, the Participant violates any post-termination obligations or duties owed to, or any agreement with, the Company or any Affiliate, which includes agreements restricting post-employment conduct, or (iv) upon such other terms specified.

ARTICLE XI

AMENDMENT, TERMINATION AND DURATION

11.1 Amendment, Suspension or Termination. The Board, in its sole discretion, may amend, suspend or terminate the Plan, or any part thereof, at any time and for any reason, subject to any requirement of stockholder approval required by applicable law, rule or regulation, including, without limitation, Section 422 of the Code, Section 162(m) of the Code and the rules of the New York Stock Exchange; provided, however, the Board may amend the Plan and any Award Agreement without shareholder approval as necessary to avoid the imposition of any taxes under Section 409A of the Code. Subject to the preceding sentence, the amendment, suspension or termination of the Plan shall not, without the consent of the Participant, materially adversely alter or impair any rights or obligations under any Award theretofore granted to such Participant. Notwithstanding the foregoing, the Committee may, but shall not be required to, amend or modify any Award to the extent necessary to avoid the imposition of taxes under Section 409A of the Code. The Company intends to administer the Plan and all Awards granted thereunder in a manner that complies with Code Section 409A, however, the Company shall not be responsible for any additional tax imposed pursuant to Code Section 409A, nor will the Company indemnify or otherwise reimburse Participant for any liability incurred as a result of Code Section 409A. No Award may be granted during any period of suspension or after termination of the Plan. Notwithstanding anything in this Plan to the contrary and subject to Section 10.13, without the approval of stockholders of the Company, no amendment and no substitution or exchange of an outstanding award, including any cancellation, buyout or surrender, shall reduce the exercise price of any outstanding Option, Base Price of any outstanding SAR, or purchase price of any other outstanding Award conferring a right to purchase Stock to an amount less than the Fair Market Value of a share at the date of grant of the outstanding award.

11.2 Duration of the Plan. The Plan shall, subject to Section 11.1, terminate on April 6, 2022, ten years after adoption by the Board, unless earlier terminated by the Board and no further Awards shall be granted under the Plan. The termination of the Plan shall not affect any Awards granted prior to the termination of the Plan.

ARTICLE XII

LEGAL CONSTRUCTION

12.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

12.2 Severability. In the event any provision of the Plan or of any Award Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan or the Award Agreement, and the Plan and/or the Award Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

12.3 Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

12.4 Governing Law; Waiver of Jury Trial. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Delaware, but without regard to its conflict of law provisions. Participant hereby agrees to waive all rights to trial by jury in any proceeding (whether based on contract, tort or otherwise) arising out of or relating to any Award Agreement.

12.5 Captions. Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

12.6 Incentive Stock Options. Should any Option granted under this Plan be designated an “Incentive Stock Option,” but fail, for any reason, to meet the requirements of the Code for such a designation, then such Option shall be deemed to be a Non-Qualified Stock Option and shall be valid as such according to its terms.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, June 6, 2017.

Vote by Internet
• Go to www.envisionreports.com/VSI
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals —	The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1, 1 YEAR on Proposal 3 and FOR Proposals 2, 4
and 5.

1.	Election of the ten (10) nominees named in the enclosed proxy statement to the board of directors.												+
		For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
	01 - B. Michael Becker	☐	☐	☐	02 - John D. Bowlin	☐	☐	☐	03 - Deborah M. Derby	☐	☐	☐

	04 - Tracy Dolgin	☐	☐	☐	05 - David H. Edwab	☐	☐	☐	06 - Guillermo Marmol	☐	☐	☐

	07 - Beth M. Pritchard	☐	☐	☐	08 - Timothy Theriault	☐	☐	☐	09 - Alexander W. Smith	☐	☐	☐

	10 - Colin Watts	☐	☐	☐

		For	Against	Abstain			1 Year	2 Years	3 Years	Abstain
2.	Advisory and non-binding vote to approve named executive officer compensation.	☐	☐	☐	3.	Advisory and non-binding vote on frequency of vote regarding named executive officer compensation.	☐	☐	☐	☐
								For	Against	Abstain
4.	Amendment and Restatement of the 2009 Equity Incentive Plan and 162(m) performance goals.	☐	☐	☐	5.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.		☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.

/ /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

⬛	1 U P X	+

02L6HE

Important notice regarding the internet availability of proxy materials for the Annual Meeting of Stockholders. The proxy statement and the 2016 annual report to stockholders are available at: www.envisionreports.com/VSI

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — VITAMIN SHOPPE, INC.

Annual Meeting of Stockholders – June 7, 2017

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Colin Watts, Brenda Galgano and David M. Kastin, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Vitamin Shoppe, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of Vitamin Shoppe, Inc. to be held Wednesday, June 7, 2017 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued and to be marked, dated and signed, on the other side)

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals —	The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1, 1 YEAR on Proposal 3 and FOR Proposals 2, 4
and 5.

1. Election of the ten (10) nominees named in the enclosed proxy statement to the board of directors.	+

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - B. Michael Becker	☐	☐	☐	02 - John D. Bowlin	☐	☐	☐	03 - Deborah M. Derby	☐	☐	☐

04 - Tracy Dolgin	☐	☐	☐	05 - David H. Edwab	☐	☐	☐	06 - Guillermo Marmol	☐	☐	☐

07 - Beth M. Pritchard	☐	☐	☐	08 - Timothy Theriault	☐	☐	☐	09 - Alexander W. Smith	☐	☐	☐

10 - Colin Watts	☐	☐	☐

		For	Against	Abstain			1 Year	2 Years	3 Years	Abstain
2.	Advisory and non-binding vote to approve named executive officer compensation.	☐	☐	☐	3.	Advisory and non-binding vote on frequency of vote regarding named executive officer compensation.	☐	☐	☐	☐

								For	Against	Abstain
4.	Amendment and Restatement of the 2009 Equity Incentive Plan and 162(m) performance goals.	☐	☐	☐	5.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.		☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.

/ /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

◾	1 U P X	+

02L6IE

Important notice regarding the internet availability of proxy materials for the Annual Meeting of Stockholders. The proxy statement and the 2016 annual report to stockholders are available at: www.edocumentview.com/VSI

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — VITAMIN SHOPPE, INC.

Annual Meeting of Stockholders – June 7, 2017

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Colin Watts, Brenda Galgano and David M. Kastin, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Vitamin Shoppe, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of Vitamin Shoppe, Inc. to be held Wednesday, June 7, 2017 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued and to be marked, dated and signed, on the other side)